As filed with the Securities and Exchange Commission on July 28, 2011

Registration No. 333-172770

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 4

to the

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Carroll Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	27-5463184
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1321 Liberty Road

Sykesville, Maryland 21784

(410) 795-1900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Russell J. Grimes

President and Chief Executive Officer

Carroll Community Bank

1321 Liberty Road

Sykesville, Maryland 21784

(410) 795-1900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Frank C. Bonaventure, Esq.

Ober, Kaler, Grimes & Shriver, P.C.

100 Light Street

Baltimore, Maryland 21202

(410) 685-1120

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	515,775 shares	$10.00	$5,157,750 (1)	$598.81 (2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

CARROLL BANCORP, INC.

(Proposed Holding Company for Carroll Community Bank)

Up to 448,500 Shares of Common Stock

Carroll Bancorp, Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Carroll Community Bank from a Maryland state-chartered mutual savings bank to a Maryland state-chartered commercial bank, a stock form of organization. All shares of common stock are being offered for sale at a price of $10.00 per share. There are currently no shares of our common stock outstanding. We expect that our common stock will be quoted on the Over-the-Counter Bulletin Board upon the conclusion of the offering.

We are offering up to 448,500 shares of common stock for sale on a best efforts basis. We may sell up to 515,775 shares of common stock because of demand for the shares in excess of 448,500 shares or changes in market conditions or regulatory conditions that would increase our pro forma market value in excess of $4.5 million (448,500 shares multiplied by the $10.00 purchase price per share) without resoliciting subscribers. We must sell a minimum of 331,500 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering” to eligible depositors and borrowers of Carroll Community Bank. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Stifel, Nicolaus & Company, Incorporated.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person is 5% of the shares of common stock sold in the offering, and no person, together with associates, or group of persons acting in concert, may purchase more than 5% of the shares of common stock sold in the offering. The offering is expected to expire at 2:00 p.m., Eastern Time, on [expiration date]. We may extend this expiration date without notice to you until [extension date]. The Maryland Office of the Commissioner of Financial Regulation and the Federal Deposit Insurance Corporation may approve further extensions. No single extension may exceed 90 days, and the offering may not conclude beyond [final expiration date]. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [extension date]. If the offering is extended beyond [extension date], we will resolicit subscribers and you will have the opportunity to maintain, change or cancel your order. If we intend to sell fewer than 331,500 shares or more than 515,775 shares, we will cancel stock orders and promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new stock order. Funds received during the offering will be held in a segregated account at Carroll Community Bank and will earn interest calculated at Carroll Community Bank’s statement savings rate, which is currently 0.15% per annum.

Stifel, Nicolaus & Company, Incorporated will assist us in selling our shares of common stock on a best efforts basis. Stifel, Nicolaus & Company, Incorporated is not required to purchase any shares of the common stock that are being offered for sale.

We expect our directors and executive officers and their associates to purchase an aggregate of 75,050 shares, or 22.6% of the shares at the minimum of the offering range. See “Summary—Purchases by Officers and Directors.”

This investment involves a degree of risk, including the possible loss of your investment. Please read “Risk Factors ” beginning on page 17.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	331,500	390,000	448,500	515,775
Gross offering proceeds	$3,315,000	$3,900,000	$4,485,000	$5,157,750
Estimated offering expenses (excluding marketing agent expenses)	420,000	420,000	420,000	420,000
Estimated marketing agent fees and expenses (1)	240,000	240,000	240,000	240,000

Estimated net proceeds	$2,655,000	$3,240,000	$3,825,000	$4,497,750
Estimated net proceeds per share	$8.01	$8.31	$8.53	$8.72

(1)	Includes a success fee of $175,000 and expenses of $65,000, assuming all shares of our common stock are sold in the subscription and community offerings. See “The Conversion and Offering - Marketing and Distribution; Compensation .

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, Maryland Office of the Commissioner of Financial Regulation, Federal Deposit Insurance Corporation, Board of Governors of the Federal Reserve System, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Stifel Nicolaus Weisel

For assistance, please call the Stock Information Center, toll free, at 1-(877) -

The date of this prospectus is [Prospectus Date].

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Financial Statements and the notes to the Financial Statements.

In this prospectus, the terms “we, “our,” and “us” refer to Carroll Bancorp, Inc. and Carroll Community Bank unless the context indicates another meaning.

Carroll Bancorp, Inc.

Carroll Bancorp, Inc. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Carroll Community Bank upon completion of the mutual-to-stock conversion and the offering. Other than matters of an organizational nature, Carroll Bancorp, Inc. has not engaged in any business to date.

Our executive offices are located at 1321 Liberty Road, Sykesville, Maryland 21784. Our telephone number at this address is (410) 795-1900.

Carroll Community Bank

Carroll Community Bank is a Maryland state-chartered mutual savings bank headquartered in Sykesville, Maryland. Carroll Community Bank was originally organized as the Sykesville Perpetual Building Association in 1870 to assist farmers from the surrounding county in borrowing money. In July 2010, Sykesville Federal Savings Association converted from a federal mutual savings association to a Maryland-chartered mutual savings bank and changed to its current name, Carroll Community Bank. We provide financial services to individuals, families and businesses through our two full service banking offices located in Carroll County, Maryland.

As of March 31, 2011, Carroll Community Bank had total assets of $95.8 million, total loans, net, of $60.7 million, total deposits of $84.9 million and equity of $5.8 million.

Our net income for the three months ended March 31, 2011 was $22,000 compared to a net loss of $44,000 for the same period in 2010. Net income increased during the first three months of 2011 primarily as a result of a reduction in the provision for loan losses and an increase in net interest income, partially offset by an increase in non-interest expenses.

Our net loss for the year ended December 31, 2010 was $135,670, compared to net income of $4,258 for the year ended December 31, 2009 and net income of $101,476 for the year ended December 31, 2008. Our net income declined during 2010 compared to 2009 primarily due to a decrease in gains on the sale/call of securities available for sale as a result of more securities being called in 2009 than in 2010 and the sale of higher-yielding securities during 2009. In addition, non-interest expense increased in 2010, primarily compensation and benefits due to the hiring of a new experienced management team throughout 2009. Net income declined during 2009 compared to 2008 primarily as a result of increases in non-interest expense, primarily in compensation expense as we hired a number of new experienced management personnel during 2009.

Beginning in 2007, Carroll Community Bank was operating under a cease and desist order issued by the Office of Thrift Supervision (“OTS”). The Cease and Desist order required Carroll Community Bank to take certain actions to address certain violations related to, among other matters, transaction reporting and interest rate risk management procedures. In 2008, a similar cease and desist order was issued in place of the 2007 order (which was rescinded). The 2008 cease and desist order was adopted by the Maryland Office of the Commissioner of Financial Regulation when Carroll Community Bank converted to a state-chartered mutual savings bank. The 2008 cease and desist order related to, among other matters, certain violations related to transaction reporting, interest rate risk management and lending standards.

In response to the cease and desist order, Carroll Community Bank’s Board of Directors was required to find a new president and chief executive officer. Russell J. Grimes, our current president and chief executive officer, was hired in October 2008. Since October 2008, Mr. Grimes brought in a new management team of experienced community banking professionals. The new management team worked diligently to address the violations in the cease and desist order. As a result of new management’s proactive approach to legacy issues, the cease and desist order was lifted by the Office of the Maryland Commissioner of Financial Regulation on September 30, 2010. Carroll Community Bank currently is not subject to any regulatory order or agreement.

We offer a variety of deposit accounts, including savings accounts, certificates of deposit, money market accounts, commercial and retail checking accounts, NOW accounts and individual retirement accounts. We have two full service branches that each provide a drive-through facility and automated teller machine, or ATM, for customers’ convenience. Our business has consisted primarily of attracting and accepting deposits from the general public in the areas surrounding our offices and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans and, to a lesser extent, in commercial real estate loans. Going forward, however, we intend to increase our focus on commercial real estate loans and related products to support the business community. Carroll Community Bank is committed to meeting the credit needs of the community, consistent with safe and sound operations.

Our executive offices are located at 1321 Liberty Road, Sykesville, Maryland 21784. Our telephone number at this address is (410) 795-1900. Our website address is www.carrollcobank.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Our Organizational Structure

Pursuant to the terms of our plan of conversion, Carroll Community Bank will convert from a Maryland-chartered mutual (meaning no stockholders) savings bank to a Maryland state-chartered commercial bank and will operate as a wholly owned subsidiary of Carroll Bancorp, Inc. As a part of the conversion, we are offering for sale in a subscription offering, and, possibly, a community offering and a syndicated community offering, shares of common stock of Carroll Bancorp, Inc.

Upon completion of the offering, Carroll Bancorp, Inc. will own 100% of the outstanding shares of common stock of Carroll Community Bank, and all of the common stock of Carroll Bancorp, Inc. will be owned by purchasers in the offering.

The following diagram depicts our corporate structure after the conversion and offering:

Our Business Strategy

Highlights of our business strategy are as follows:

•

Maintaining capital at “well capitalized” levels. Our policy has always been and will continue to be to protect the safety and soundness of Carroll Community Bank through conservative credit and operational risk management, balance sheet strength, and safe and sound operations. As a result, our capital ratios are in excess of the “well capitalized” standards set by the Federal Deposit Insurance Corporation. We have maintained and seek to maintain “well capitalized” levels of regulatory capital through balance sheet management and additions to capital from profits. The conversion and offering will further increase our capital levels and help allow us to maintain and exceed our “well capitalized” status.

•

Maintaining a Quality Loan Portfolio While Exercising Prudent Underwriting Standards. While the delinquencies in our loan portfolio have increased during the current economic downturn, we continue to emphasize maintaining strong asset quality by following conservative underwriting criteria, diligently applying our collection efforts, and originating loans secured primarily by real estate. We will continue to focus on asset quality as we seek to expand our commercial lending activities. The increase in our delinquencies was primarily due to the effects of weakened economic conditions on our borrowers. To address increased problem assets, we have placed more attention and resources on loan workouts and, in certain cases, have modified loans with delinquent borrowers. We attribute our low level of net-charge-offs, in part, to these workout efforts. Our net charge offs were 0.28% and 0.57% of our average loans outstanding for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively, while our nonperforming assets at March 31, 2011 and December 31, 2010 were $2.7 million, or 2.8% of total assets, and $3.1 million, or 3.3% of total assets, respectively. Of the $2.7 million of nonperforming assets at March 31, 2011, $1.8 million, or 68.7% of total nonperforming assets, are related to three borrower relationships that we believe are adequately collateralized and reserved against. Finally, we annually engage an outside loan review firm to perform a thorough review of our loan portfolio. This review involves analyzing all large borrowing relationships, delinquency trends and loan collateral valuation in order to identify impaired loans.

•	Improve Our Earnings and Diversify Our Loan Portfolio. We continue to seek ways of increasing our net interest income, net interest margin and other sources of non-interest income.

•

Emphasizing Origination of Commercial Real Estate Loans. Commercial real estate loans are attractive because they generally provide us with higher yields and less interest rate risk because they typically have adjustable rates of interest and/or shorter terms to maturity in comparison to traditional single-family residential mortgage loans. The net proceeds from the offering will increase our capital, although we currently maintain regulatory capital in excess of “well capitalized” standards, and will facilitate our ability to expand our loan relationships, consistent with our current underwriting guidelines. We intend to emphasize growth in our commercial real estate lending in a manner consistent with our loan underwriting policies and procedures while recognizing the increased risk inherent in commercial real estate loans.

•

Expanding Commercial Banking Operations. We hired an experienced commercial loan officer in October 2010 and plan to hire an additional commercial loan officer in 2011 to facilitate our loan origination efforts on local real estate investors, builders and other area businesses to capitalize on our commercial banking experience and to further penetrate the markets we serve. As a community-based bank, we believe that we offer high quality customer service by combining locally based management for fast decisions on loan applications and approvals with customized deposit services that are attractive to small and medium sized businesses.

•

Controlling Non-interest Expense. We monitor our expense ratios closely and strive to improve our efficiency ratio through expense control. Our largest non-interest expense is compensation. We work to limit growth of compensation expense by controlling increases in the number of employees to those needed to support our growth and by maximizing the use of technology to increase efficiency.

•

Offering Additional Products and Services. We intend to utilize technology to increase productivity and provide additional products and services, including but not limited to merchant services, online bill payment, ACH, and remote deposit capture. We continue to enhance the internet banking services platform currently offered to our business and retail customers. We expect that these new products and services will help to maintain and increase our deposit base and will attract business and retail customers. We analyze the profitability of products and services and allocate our resources to those areas we believe offer the greatest future potential.

•

Continuing Residential Mortgage Lending. As a community bank we continue our mission of supporting the communities we serve by offering a strong line of traditional single-family residential mortgage products. We offer first and second mortgages of various terms using fixed or adjustable rate products. In addition, we offer home equity loans and lines of credit to support short term financing needs. At March 31, 2011, our loans secured by residential properties amounted to $53.0 million or 86.4% of our total loan portfolio. This includes $4.2 million in second lien loans, including home equity loans and lines of credit. In order to manage our interest rate risk it is our policy to sell all loans with terms of more than 15 years, which improves our interest rate risk position and non-interest income.

•

Improve our Funding Mix and Increase Core Deposits. We are continuing our efforts to increase our core deposits in order to help reduce and control our cost of funds. We value core deposits because they represent longer-term customer relationships and lower costs of funds. As part of our strategy to expand our commercial real estate portfolio, we expect to attract lower cost core deposits as part of these borrower relationships. We offer competitive rates on a wide variety of deposit products to meet the individual needs of our customers. We also promote longer term deposits where possible, consistent with our asset liability management goals.

•

Expand Our Market Presence and Geographic Reach Through De Novo Branching and Complementary Branch Acquisitions. We continue to seek ways to increase our market penetration to grow our business and expand our geographic reach. The net proceeds from the offering will facilitate our ability to add new branch locations, either on a de novo basis or through acquisitions to provide our customers with better access and service in addition to filling any gaps in our footprint. While our business plan indicates our intention to open a new de novo branch office by 2014, any such openings will be subject to, among other factors, market conditions, the economic environment, regulatory approval and the identification of sites which are acceptable to us being available within our targeted expense range. Except as set forth above, we currently have no specific agreements or understandings with respect to any acquisitions or de novo openings.

Risk Factors

An investment in our common stock involves risk that could result in the loss of some or all of your investment. Such risks include, but are not limited to, the following: (i) the fact that the recent economic recession could reduce demand for our products and services; (ii) that our plan to increase our commercial real estate loan portfolio will subject us to risks unique to commercial real estate loans; (iii) our dependence on our president and chief executive officer; (iv) that our growth strategy will increase our non-interest expense and may not be successful; (v) we face strong competition; (vi) we are subject to extensive regulation that could adversely affect our business and growth strategy and we may be adversely affected by regulatory changes; (vii) our management team has a limited history of working together; and (viii) there will be an extremely limited marked in our common stock, our return on equity will be low, and other factors that could negatively affect our stock price. You should carefully review all of the risk factors discussed in the “Risk Factors” section beginning on page 17.

Our Market Area

We are headquartered in Sykesville, Maryland, a suburban area located west of the city of Baltimore, Maryland. We conduct our business through two offices located in Carroll County, Maryland. The primary market areas we serve are Carroll and Howard Counties, Maryland. Carroll and Howard Counties represent the western suburban regions of the Baltimore metropolitan area and are located approximately 20 miles west and northwest of Baltimore and 50 miles north of Washington D.C.

Based on data from the U.S. Department of Commerce, Bureau of Economic Analysis, services are the most prominent employment sector for our two market area counties, followed by wholesale and retail trade, construction and government employment.

Based on data from the U.S. Department of Labor, Bureau of Labor Statistics, as of December 2010, the unemployment rate in Carroll and Howard Counties was 5.9% and 5.1%, respectively, compared to 7.0% in all of Maryland and 9.1% nationally. The prevailing amount of government-related employment has helped the region avoid a substantial decline in real estate prices and overall economic activity during the recent economic recession.

Based on data from the U.S. Census Bureau, the total population base of our primary market area was 454,000 as of 2010, with Carroll County containing approximately 37% of the population base. Between 2000 and 2010, Carroll and Howard counties grew in population at annual rates of 1.5% and 1.0%, respectively, higher than the state and national rates of 0.9%. Based on data from the Maryland Department of Planning, the Carroll and Howard County populations are projected to grow to 188,200 and 301,350, respectively, by 2015 (December 2008 estimates).

Based on data from the U.S. Census Bureau, the median household incomes reported for Carroll and Howard Counties were $80,743 and $101,003, respectively, as of the 2009 U.S. Census estimate. These figures were higher than the median household incomes for the State of Maryland and the United States, $64,186 and $51,425, respectively, as of the same date. We believe that these relatively strong income levels provide the growth potential and demand for our products and services to individuals living in, and businesses operating in, our market.

Reasons for the Conversion and Offering

The primary reasons for converting Carroll Community Bank to the stock form of organization and raising additional capital through the offering are to:

•	improve our overall capital and competitive position;

•	provide a larger capital base for asset growth, which will primarily be realized through expanding our operations;

•	support growth and diversification of operations, products and services to continue the transition of Carroll Community Bank into a full-service commercial community bank;

•	increase Carroll Community Bank’s loans to one borrower limit to allow us to make larger loans, primarily larger commercial real estate loans; and

•	attract and retain key management personnel.

As of June 30, 2011, Carroll Community Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Maryland Office of the Commissioner of Financial Regulation or Federal Deposit Insurance Corporation, also known as the FDIC, to raise capital.

We also believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. The offering is expected to provide local customers and other residents with an opportunity to become equity owners of Carroll Bancorp, Inc., consistent with the objective of being a locally-owned financial institution serving the financial needs of its community. The Board of Directors and management believe that, through local stock ownership, purchasers of our stock will seek to enhance our financial success by consolidating their banking business in, and referring prospective customers to, Carroll Community Bank.

In addition, in the stock holding company structure, we will have access to the capital markets and we will have greater flexibility in structuring mergers and acquisitions. Our current mutual structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders if acquisition opportunities arise.

Terms of the Conversion and Offering

Pursuant to the plan of conversion, Carroll Community Bank will convert from a Maryland state-chartered mutual savings bank to a Maryland state-chartered commercial bank. In connection with the conversion, we are offering between 331,500 and 448,500 shares of common stock in a subscription offering to eligible depositors and borrowers of Carroll Community Bank, to our tax-qualified employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased to up to 515,775 as a result of demand for the shares or changes in the market for financial institution stocks or regulatory conditions. Unless the number of shares of common stock to be offered is increased to more than 515,775 or decreased to less than 331,500, or the offering is extended beyond [extension date], subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Stifel, Nicolaus & Company, Incorporated, our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Stifel, Nicolaus & Company, Incorporated is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to depositors of Carroll Community Bank with aggregate account balances of at least $50 as of the close of business on January 31, 2010.

•	Second, to Carroll Community Bank’s employee stock ownership plan.

•	Third, to depositors of Carroll Community Bank with aggregate account balances of at least $50 as of the close of business on [supplemental eligibility date].

•	Fourth, Carroll Community Bank’s depositors as of the close of business on [voting record date] who are not in categories 1 and 3 above and its borrowers on that date.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons and trusts of natural persons residing in Carroll County and Howard County in Maryland. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. If shares remain available for sale following the subscription offering and community offering, we may also offer for sale shares of common stock through a “syndicated community offering” managed by Stifel, Nicolaus & Company, Incorporated. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering.

To ensure a proper allocation of stock, each subscriber eligible to purchase stock in the subscription offering must list on his or her stock order form all deposit and/or loan accounts in which he or she had an ownership interest at Carroll Community Bank on the applicable eligibility date. Failure to list all accounts, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first, in the order of priority, to subscribers in the subscription offering, before any shares are allocated in the community offering.

For a detailed description of the offering, including share allocation procedures, please see “The Conversion and Offering.”

You May Not Sell or Transfer Your Subscription Rights

You may not sell or transfer your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state on the stock order form that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription offering priority than you do. In addition, the stock order form requires that you list all deposit and/or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

How We Determined the Offering Range and Price Per Share

Valuation Range and Background. The amount of common stock we are offering is based on an independent appraisal by RP Financial, LC. (“RP Financial”) of the estimated pro forma market value of Carroll Bancorp, Inc., assuming the conversion and offering are completed. The appraisal was based in part on our consolidated financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of our common stock in the offering, and an analysis of a peer group publicly-traded companies utilized by RP Financial in its appraisal that RP Financial considers comparable to Carroll Bancorp, Inc.

RP Financial concluded that, as of May 13, 2011, the estimated pro forma market value of Carroll Bancorp, Inc. was $3.9 million, which was the estimated pro forma market value in the appraisal reported dated February 25, 2011. This pro forma market value is the midpoint of a valuation range established by regulation with a minimum of $3.3 million and a maximum of $4.5 million. Based on this market value and a $10.00 per share purchase price, the number of shares of our common stock that will be offered for sale will range from 331,500 to 448,500 with a midpoint of 390,000. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. If a greater demand for shares of our common stock or a change in financial or market conditions warrant, the offering range may be increased by 15.0%, which would result in an adjusted maximum pro forma market value of $5.2 million and total shares offered of 515,775. If the appraised value changes to either below $3.3 million or above $5.2 million, we will resolicit persons who submitted stock orders and you will have the opportunity to confirm, change or cancel your order.

RP Financial advised the Board of Directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of trading prices of comparable companies whose stocks have traded for at least one year prior to the valuation date. RP Financial selected a group of comparable public companies for this analysis.

Reasons for Updated Appraisal. The appraisal was updated as of May 13, 2011 to take into consideration Carroll Community Bank’s financial condition and operating results based on financial data for the period ended March 31, 2011 compared to financial data for the period ended December 31, 2010 utilized in the original appraisal. This included a review of the financial performance of Carroll Community Bank relative to the peer group companies.

RP Financial took into account a number of factors when determining that the estimated market value of $3.9 million remained appropriate as of May 13, 2011, including: (i) the general market for thrift stocks since the date of the original appraisal, as indicated by the modest decrease recorded in the SNL Index for all publicly-traded thrifts; (ii) the updated pricing for our peer group and publicly-traded thrifts which were generally lower since the date of the original appraisal; (iii) the acquisition of one or the original peer group companies was announced subsequent to the date of the original appraisal; and (iv) the market for thrift offerings, which remained favorable, as a total of five conversions were successfully completed during the three months prior to the appraisal update and four of the five were trading above their IPO prices at the time of the updated appraisal.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•	the present results and financial condition of Carroll Community Bank, and the projected results and financial condition of Carroll Bancorp, Inc., a Maryland corporation;

•	the economic and demographic conditions in Carroll Community Bank’s existing market area;

•	certain historical, financial and other information relating to Carroll Community Bank;

•

a comparative evaluation of the operating and financial characteristics of Carroll Community Bank with the peer group companies, which are headquartered in the states of Maryland (one company), Indiana (two companies), Tennessee (two companies), Pennsylvania, Louisiana, Massachusetts, New York and Ohio (one company);

•	the impact of the conversion and the offering on Carroll Bancorp, Inc.’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of Carroll Bancorp, Inc.; and

•	the trading market for the securities of the peer group institutions and general conditions in the stock market for the peer group institutions and all publicly traded thrift institutions.

Furthermore, RP Financial had various discussions with management. RP Financial did not perform a detailed analysis of the separate components of Carroll Community Bank’s assets and liabilities. Carroll Community Bank did not impose any limitations on RP Financial in connection with its appraisal.

RP Financial relied primarily on a comparative market value methodology in determining the pro forma market value of our common stock. In applying this methodology, RP Financial analyzed financial and operational comparisons of Carroll Community Bank with a selected peer group of publicly traded savings institutions. The peer group used by RP Financial consists of nine companies listed in the table below. The original appraisal peer group included GS Financial Corp. which, in the interim, announced that it was being acquired and, accordingly, RP Financial deemed that it was no longer appropriate to include GS Financial Corp. in the peer group for Carroll Bancorp. The pro forma market value of our common stock was determined by RP Financial based on the market pricing ratios of the peer group, subject to certain valuation adjustments based on fundamental differences between Carroll Community Bank and the institutions comprising the peer group. RP Financial took into account the significant volatility in the broader stock market and the after market pricing characteristics of recently converted savings institutions. RP Financial utilized the results of this overall analysis to establish pricing ratios that resulted in the determination of the pro forma market value. RP Financial also took into account the price-to-earnings ratios of the peer group companies relative to our pro forma price-to-earnings ratios.

The selection criteria for the peer group included consideration of earnings and asset size. The peer group companies are:

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets (in millions)
River Valley Bancorp	RIVR	NASDAQ	Madison, IN	$387
LSB Financial Corp.	LSBI	NASDAQ	Lafayette, IN	364
OBA Financial Services, Inc.	OBAF	NASDAQ	Germantown, MD	356
First Advantage Bancorp	FABK	NASDAQ	Clarksville, TN	345
Athens Bancshares, Inc.	AFCB	NASDAQ	Athens, TN	284
WVS Financial Corp.	WVFC	NASDAQ	Pittsburgh, PA	247
Mayflower Bancorp, Inc.	MFLR	NASDAQ	Middleboro, MA	246
CMS Bancorp, Inc.	CMSB	NASDAQ	White Plains, NY	246
FFD Financial Corp.	FFDF	NASDAQ	Dover, OH	209

Two of the measures investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total stockholders’ equity, and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total stockholders’ equity less intangible assets. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and Carroll Community Bank (on a pro forma basis). The pricing ratios are based on earnings and other information as of and for the 12 months ended March 31, 2011, stock price information as May 13, 2011 as reflected in RP Financial’s updated appraisal report, dated May 13, 2011, and the number of shares assumed to be outstanding as described in “Pro Forma Data.” Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 37.6% on a price-to-book value basis and a discount of 37.7% on a price-to-tangible book value basis. The price-to-earnings valuation multiple is not meaningful due to Carroll Community Bank’s operating losses recorded for the 12 months ended March 31, 2011.

	Price-to-earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio
Carroll Community Bank (on a pro forma basis, assuming completion of the conversion
Minimum	NM	40.65%	40.65%
Midpoint	NM	44.90%	44.90%
Maximum	NM	48.66%	48.66%
Maximum, as adjusted	NM	52.47%	52.47%
Valuation of peer group companies as of May 13, 2011
Averages	18.52x	78.01%	78.11%
Medians	13.57x	77.97%	77.97%

RP Financial will update the independent appraisal prior to the completion of the conversion. If the estimated appraised value changes to either below $3.3 million or above $5.2 million, we will resolicit persons who submitted stock orders. See “The Conversion and Offering—Share Pricing and Number of Shares to be Issued.”

Our Board of Directors reviewed the appraisal report of RP Financial, including the methodology and the assumptions used, and determined that the valuation range was reasonable and adequate. Given that the shares are to be sold at $10.00 per share in the offering, the estimated number of shares would be between 331,500 at the minimum of the valuation range and 448,500 at the maximum of the valuation range, with a midpoint of 390,000.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of Carroll Bancorp, Inc. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, including a comparison of selected pro forma pricing ratios compared to pricing ratios of the peer group, see “The Conversion and Offering—Share Pricing and Number of Shares to be Issued.”

Possible Change in the Offering Range

RP Financial will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 515,775 shares in the offering without notice to you. If our pro forma market value at that time is either below $3.3 million or above $5.2 million, then, after consulting with the Maryland Office of the Commissioner of Financial Regulation and the FDIC, we may:

•	set a new offering range;

•	take such other actions as may be permitted by the Maryland Office of the Commissioner of Financial Regulation, the FDIC and the Securities and Exchange Commission; or

•	terminate the offering and promptly return all funds.

If we set a new offering range, we will be required to cancel your stock order and promptly return your subscription funds, with interest calculated at the statement savings rate, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock. You will have the opportunity to place a new stock order.

After-Market Performance of Mutual to Stock Conversions

The following table includes examples of after-market stock price performance for standard mutual to stock conversion offerings (i.e., excluding “second step” conversions by mutual holding companies) completed between January 1, 2009 and May 13, 2011. These companies did not constitute the peer group companies utilized in RP Financial’s valuation analysis.

Company Name and Ticker Symbol	Conversion Date	Exchange	1 Day	1 Week	1 Month	Through May 13, 2011
Franklin Financial Corp. - VA (FRNK)	04/28/11	NASDAQ	19.70%	17.70%	18.00%	18.00%
Sunshine Financial Corp. - FL (SSNF)	04/06/11	OTCBB	12.50%	10.00%	13.50%	14.00%
Fraternity Comm. Bancorp - MD (FRTR)	04/01/11	OTCBB	10.00%	11.70%	10.00%	4.00%
Anchor Bancorp - WA (ANCB)	01/26/11	NASDAQ	0.00%	0.40%	4.50%	-4.40%
Wolverine Bancorp, Inc. - MI (WBKC)	01/20/11	NASDAQ	24.50%	22.40%	35.00%	49.00%
SP Bancorp, Inc. - TX (SPBC)	11/01/10	NASDAQ	-6.00%	-6.60%	-8.00%	18.60%
Standard Financial Corp. - PA (STND)	10/07/10	NASDAQ	19.00%	18.90%	29.50%	54.00%
Madison Bancorp, Inc. - MD (MDSN)	10/07/10	OTCBB	25.00%	25.00%	25.00%	5.00%
Century Next Financial Corp. - LA (CTUY)	10/01/10	OTCBB	25.00%	15.00%	10.00%	60.00%
Peoples Federal Bancshares, Inc. - MA (PEOP)	07/07/10	NASDAQ	4.00%	6.90%	4.20%	42.40%
United-American Savings Bank - PA (UASB)	06/29/10	OCTBB	0.00%	-5.00%	5.00%	30.50%
Fairmount Bancorp, Inc. - MD (FMTB)	06/03/10	OTCBB	10.00%	20.00%	10.00%	65.00%
Harvard Illinois Bancorp, Inc. - IL (HARI)	04/09/10	OTCBB	0.00%	0.00%	-1.00%	-10.00%
OBA Financial Services, Inc. - MD (OBAF)	01/22/10	NASDAQ	3.90%	1.10%	3.10%	48.00%
OmniAmerican Bancorp, Inc. - TX (OABC)	01/21/10	NASDAQ	18.50%	13.20%	9.90%	46.20%
Versailles Financial Corp. - OH (VERF)	01/13/10	OTCBB	0.00%	0.00%	0.00%	30.00%
Athens Bancshares, Inc. - TN (AFCB)	01/07/10	NASDAQ	16.00%	13.90%	10.60%	35.50%
Territorial Bancorp, Inc. - HI (TBNK)	07/15/09	NASDAQ	49.90%	47.50%	48.70%	100.20%
St. Joseph Bancorp, Inc. - MO (SJBA)	02/02/09	OTCBB	0.00%	0.00%	0.00%	10.00%
Hibernia Hmstd Bncrp, Inc. - LA (HIBE)	01/28/09	OTCBB	5.00%	5.00%	5.00%	65.00%

Average			11.85%	10.86%	11.65%	34.05%
Median			10.00%	10.85%	9.95%	33.00%
High			49.90%	47.50%	48.70%	100.20%
Low			-6.00%	-6.60%	-8.00%	-10.00%

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all our employees, to purchase 6.0% of the total number of shares of common stock that we sell in the offering. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan.

We also intend to implement a stock option plan and a stock-based recognition and retention plan no earlier than six months after completion of the conversion in accordance with applicable regulations. Stockholder approval of these plans will be required. If the stock option plan and the recognition and retention plan are approved by stockholders and implemented within one year of the completion of the conversion and offering, the number of options granted or shares awarded may not exceed 10.0% and 3.0%, respectively, of the shares outstanding after the offering. We currently intend to reserve a number of shares equal to an aggregate of 13% of the shares of common stock sold in the offering for issuance upon the exercise of stock options granted under the stock option plan and recognition and retention plan.

Both plans would impose a five-year vesting schedule. If the recognition and retention plan and the stock option plan are adopted after one year from the date of the completion of the conversion, awards and grants under these plans may exceed these levels and may vest over a period of less than five years. We currently anticipate presenting these plans for stockholder approval approximately six months following the completion of the conversion.

If 3.0% of the shares of common stock sold in the offering are awarded under the recognition and retention plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 2.91% in their ownership interest in Carroll Bancorp, Inc. If the 10.0% of the shares of common stock sold in the offering that are issued upon the exercise of options granted under the stock option plan come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.09% in their ownership interest in Carroll Bancorp, Inc.

The following table summarizes the number of shares of common stock underlying, and aggregate dollar value of, grants that are available under the recognition and retention plan and the stock option plan if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased				Estimated Value of Grants (1)
Plan	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued in the Offering (2)	Dilution Resulting from Issuance of Shares for Stock Benefit Plans	At Minimum of Offering Range	At Maximum of Offering Range
Employee stock ownership plan	19,890	26,910	6%	—	$198,900	$269,100
Recognition and retention plan	9,945	13,455	3%	2.91%	99,450	134,550
Stock option plan	33,150	44,850	10%	9.09%	98,455	133,205

Total	62,985	85,215	19%	11.50%	$396,806	$536,854

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.97 per option using the Black-Scholes option pricing model, based upon assumptions described in “Pro Forma Data.” The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.

In addition to the stock-based benefit plans that we may adopt, we intend to enter into a new employment agreement with our president and chief executive officer and change in control severance agreements with our other three executive officers. See “Management of Carroll Bancorp, Inc.—Executive Officer Compensation” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements. In addition, for further information with respect to the expenses related to the stock-based benefit plans, see “Risk Factors—The implementation of stock-based benefit plans may increase our costs, which will reduce our income and dilute your ownership interest.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased by a person is 25. No person may purchase more than 5% of the common stock sold in the offering (which equals 16,575 shares, 19,500 shares, 22,425 shares and 25,788 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). If any of the following persons purchases shares of common stock, their purchases, when combined with your purchases in all categories of the offering combined, cannot exceed the overall purchase limitation of 5% of the common stock sold in the offering:

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion and Offering—Limitations on Common Stock Purchases.” Subject to regulatory approval, we may increase or decrease the purchase limitations at any time.

How You May Purchase Shares of Common Stock in the Subscription Offering and Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

•	submitting a personal check, bank check or money order, made payable to “Carroll Bancorp, Inc.”; or

•	authorizing us to withdraw funds from the types of Carroll Community Bank deposit accounts permitted on the stock order form.

Carroll Community Bank is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not submit a check drawn on a Carroll Community Bank line of credit, and you may not submit a third-party check to pay for shares of common stock. Please do not submit cash. Wire transfers may not be used to pay for shares of common stock.

The purchase price to be paid by all investors in the offering is $10.00 per share. You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your Carroll Community Bank deposit accounts, so that it is received (not postmarked) before 2:00 p.m., Eastern Time, on [expiration date], which is the expiration of the offering period. You may submit your stock order form by mail using the stock order reply envelope provided, by overnight delivery to the indicated address on the stock order form, or by hand-delivery to Carroll Community Bank’s main office, located at 1321 Liberty Road, Sykesville, Maryland. Please do not mail stock order forms to Carroll Community Bank. We are not required to accept copies or facsimiles of stock order forms, and we will not accept stock order forms at our Westminster branch.

By signing the stock order form, you are acknowledging receipt of this prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Carroll Community Bank, the FDIC or any other government agency. After we receive your order, your order cannot be changed or canceled unless the number of shares of common stock to be offered is increased to more than 515,775 or decreased to fewer than 331,500 or the offering is extended beyond [extension date].

If payment is made by personal check, funds must be available in the account. For orders paid for by check or money order, the funds will be immediately deposited and held in a segregated account at Carroll Community Bank. We will pay interest on those funds calculated at Carroll Community Bank’s statement savings rate from the date funds are processed until completion or termination of the conversion, at which time each subscriber will receive an interest check.

All funds authorized for withdrawal from deposit accounts with Carroll Community Bank must be in the accounts at the time the stock order form is received. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. However, funds will not be withdrawn from an account until the completion of the conversion and offering and will earn interest within the account at the applicable deposit account rate until that time.

You may not designate on your stock order form a direct withdrawal from a Carroll Community Bank retirement account. See “—Using Retirement Funds to Purchase Shares in the Offering.” Please do not designate a withdrawal from a Carroll Community Bank account with check-writing privileges. Submit a check instead. If you designate a withdrawal from accounts at Carroll Community Bank with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. If a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest calculated at the current statement savings rate subsequent to the withdrawal.

The employee stock ownership plan will not be required to pay for shares at the time of subscription, but rather may pay for shares upon completion of the offering provided that there is in force, from the time of its subscription until the completion of the offering, a loan from an unrelated financial institution or from Carroll Community Bank to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription Offering and the Community Offering” for a complete description of how to purchase shares in the offering.

Using Retirement Funds to Purchase Shares in the Offering

You may be able to subscribe for shares of common stock using funds in your individual retirement account (“IRA”) or other retirement account. If you wish to use some or all of the funds in your Carroll Community Bank IRA or other retirement account to purchase our common stock, the applicable funds must first be transferred from Carroll Community Bank to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. Because individual circumstances differ and processing of retirement account orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [expiration date] expiration of the offering period, for assistance with purchases using funds from your Carroll Community Bank retirement account or any other retirement account that you may have elsewhere. Whether you may use such funds for the purchase of shares in the offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held.

See “The Conversion and Offering – Procedure for Purchasing Shares in the Subscription Offering and the Community Offering—Payment for Shares” and “—Using Retirement Funds to Purchase Shares” for a complete description of how to use IRA funds to purchase shares in the conversion offering.

Deadline for Orders of Common Stock in the Subscription Offering and Community Offering

The deadline for purchasing shares of common stock in the offering is 2:00 p.m., Eastern Time, on [expiration date]. Your stock order form, with full payment, must be received (not postmarked) before 2:00 p.m., Eastern Time on [expiration date]. We are not required to accept copies or facsimiles of stock order forms.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not complete by [extension date], in which event, if the offering is extended, subscribers will be resolicited and given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on [expiration date], whether or not we have been able to locate each person entitled to subscription rights.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 331,500 shares of common stock, we may take the following steps to issue the minimum number of shares of common stock in the offering range:

•	increase the maximum purchase limitations;

•

seek the approval of the Maryland Office of the Commissioner of Financial Regulation and the FDIC to extend the offering beyond [extension date], so long as we resolicit subscriptions that we have previously received in the offering; or

•	terminate the offering, return funds with interest and cancel deposit account withdrawal authorizations.

Possible Termination of the Offering

We may terminate the offering at any time and for any reason prior to the special meeting of members of Carroll Community Bank that is being called to vote upon the conversion, or at any time after member approval, with the approval of the Maryland Office of the Commissioner of Financial Regulation and the FDIC. If we terminate the offering, we will promptly return your funds with interest calculated at Carroll Community Bank’s statement savings rate, and we will cancel deposit account withdrawal authorizations.

How We Intend to Use the Proceeds From the Offering

We intend to invest 85% of the net proceeds from the offering in Carroll Community Bank, loan funds to our employee stock ownership plan to fund its purchase of our shares of common stock, and retain the remainder of the net proceeds from the offering. Therefore, assuming we sell 390,000 shares of common stock (the midpoint of the offering range) in the offering, and we have net proceeds of $3.2 million, we intend to invest $2.8 million in Carroll Community Bank, loan $234,000 to our employee stock ownership plan to fund its purchase of our shares of common stock, and retain the remaining $252,000 of the net proceeds at our holding company.

We may use the funds we retain for investments, to repurchase shares of common stock, to pay dividends and for other general corporate purposes. Carroll Community Bank may use the proceeds it receives from us to support increased lending and the development of other products and services.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 75,050 shares ($750,500) of common stock in the offering, or 22.6% of the shares to be sold at the minimum of the offering range. The purchase price paid by our directors and executive officers for their shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of our shares of common stock by our directors and executive officers.

Market for Common Stock

We expect our common stock to be quoted on the Over-the-Counter (“OTC”) Bulletin Board. See “Market for the Common Stock.” Stifel, Nicolaus & Company, Incorporated currently intends to make a market in the shares of our common stock, but is under no obligation to do so. After the shares of common stock begin trading, you may contact a brokerage firm to buy or sell shares. We cannot predict whether a liquid trading market in shares of our common stock will develop.

Our Policy Regarding Dividends

Following the completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, we do not anticipate that we will pay dividends in the foreseeable future. The payment and amount of any dividends we pay in future periods will depend upon a number of factors, including the following:

•	regulatory capital requirements;

•	our financial condition and results of operations;

•	tax considerations;

•	statutory and regulatory limitations; and

•	general economic conditions.

We cannot assure you that we will ever pay dividends, or that, if paid, we will not reduce or eliminate dividends in the future.

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Carroll Community Bank, Carroll Bancorp, Inc., or persons eligible to subscribe in the subscription offering. See “The Conversion and Offering—Material Income Tax Consequences” for additional information.

Conditions to Completion of the Conversion and Offering

We cannot complete the conversion and the offering unless:

•

the plan of conversion is approved by at least a majority of votes eligible to be cast by members (depositors and borrowers) of Carroll Community Bank as of [voting record date]. A special meeting of members to consider and vote upon the plan of conversion has been set for [member meeting date];

•

The Federal Reserve Board of Governors (“Federal Reserve Board”) and the Maryland Office of the Commissioner of Financial Regulation have approved Carroll Bancorp, Inc.’s application to become a bank holding company;

•	we have received and accepted orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive final approval and non-objection from the Maryland Office of the Commissioner of Financial Regulation and the FDIC, respectively, to complete the conversion and the offering.

Delivery of Stock Certificates in the Subscription Offering and Community Offering

Certificates representing shares of common stock sold in the subscription offering and community offering will be mailed by regular mail by our transfer agent to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the offering. It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

How You Can Obtain Additional Information – Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center, toll

free, at 1- (877)         -                , Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE OFFERING DEADLINE IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO THE OFFERING DEADLINE.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

The recent economic recession could result in increases in our level of nonperforming loans and/or reduce demand for our products and services, which could adversely affect our results of operations.

In recent periods, there has been a decline in the housing and real estate markets and the national economy has recently experienced a recession. Although improving, housing market conditions had deteriorated nationally as evidenced by reduced levels of sales, increasing inventories of houses on the market, declining house prices and an increase in the length of time houses remain on the market. Declines in home prices, increases in foreclosures and high levels of unemployment have adversely impacted the credit performance of real estate related loans, resulting in the write-down of asset values, which have caused many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. These conditions may not continue to improve or may worsen in the near term. Because a significant portion of our loan portfolio is comprised of real estate related loans, continued decreases in real estate values could continue to adversely affect the value of property used as collateral for loans in our portfolio.

The continuing housing slump has resulted in reduced demand for the construction of new housing, further declines in home prices, and increased delinquencies on construction, residential and commercial mortgage loans. Concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the stability of the financial markets, the mortgage market and a declining real estate market have contributed to increased volatility and diminished expectations for the economy and markets going forward. This market turmoil has led to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and reduction in general business activity. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may continue to cause a further reduction in loan demand, and increases in our nonperforming assets, provisions for loan losses, and net charge-offs, any of which would adversely affect our business, financial condition, results of operation and stock price. While the economy is starting to show some signs of stability, we expect that conditions in the financial markets are likely to be difficult in the near future. A worsening of these conditions or a slow recovery would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry.

We may not be able to generate significant profits in the future.

Carroll Community Bank’s net loss for the fiscal year ending December 31, 2010 was approximately $136,000, while our net income for the fiscal year ending December 31, 2009 was approximately $4,000. While we were profitable prior to 2010, the downturn in the real estate market significantly impacted 2010 and 2009 results. Although our business plan sets forth a plan for achieving and maintaining profitability, we may not achieve profitability within the timeframe anticipated by management, or ever. Our ability to generate a profit in the future requires successful growth in revenues from loans and management of expenses, among other factors. We expect to recruit additional talented bankers with experience in the commercial real estate sector who will help us attract target customers and grow our commercial real estate business. While we expect the productivity of these additional bankers to exceed their incremental expenses over time, our operating results will be adversely impacted if it does not happen promptly or at all. In addition, our non-interest expenses will increase in the future due to the additional expenses of operating as a public company and due to the stock-based incentive plans that we will adopt, as well as the recent increased operating expenses of our new full service branch office in Westminster. Many factors could adversely affect our short and long term operating performance, including the failure to fully implement our business plan, unfavorable economic conditions, increased competition, loss of key personnel and government regulation.

As our loans are concentrated to borrowers in our market area, we have a greater risk of loan defaults and losses if there is an economic downturn in our market area.

The majority of our total loans are to individuals and/or secured by properties located in our market area of Carroll and Howard Counties in Maryland. We do, however, have some loans outside of our market. As a result, we have a greater risk of loan defaults and losses in the event of an economic downturn in our market area as adverse economic changes may have a negative effect on the ability of our borrowers to make timely repayment of their loans. Continuing increases in unemployment or declines in collateral values could be a factor requiring us to make additional provisions to the allowance for loan losses, which would have a negative impact on net income. Additionally, if we are required to liquidate a significant amount of collateral during a period of reduced real estate values to satisfy the debt, our earnings and capital could be adversely affected.

Further, unexpected changes in the national and local economy may adversely affect our ability to attract deposits and to make loans. Such risks are beyond our control and may have a material adverse effect on our financial condition and results of operations and, in turn, the value of our common stock.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of borrowers and the value of real estate and other assets serving as collateral for the repayment of many loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover future incurred losses in our loan portfolio, resulting in additions to the allowance and a corresponding decrease to earnings. Carroll Community Bank’s allowance for loan losses was 1.03% of total loans and 34.12% of nonperforming loans at March 31, 2011, and material additions to the allowance could materially decrease our net income. If delinquencies and defaults continue to increase, we may be required to further increase our provision for loan losses. Further, as we expand and diversify our lending activities into commercial real estate and other areas considered to have greater credit risk than one-to four-family lending, we expect that the allowance for loan losses will need to increase.

In addition, bank regulators periodically review our allowance for loan losses and may require an increase in the provision for loan losses or further loan charge-offs to the allowance for loan losses. Any increase in the allowance for loan losses or loan charge-offs might have a material adverse effect on our financial condition and results of operations.

Changes in interest rates could have a material adverse effect on our operations.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

As a result of our historical focus on one- to four-family residential real estate loans, the majority of our loans have fixed interest rates. Additionally, many of our securities investments have fixed interest rates. Like many savings institutions, our focus on deposit accounts as a source of funds, which have no stated maturity date or shorter contractual maturities, results in our liabilities having a shorter duration than our assets. For example, as of March 31, 2011, 71.7% of our loans had maturities of more than five years, while 40.7% of our certificates of deposit had maturities of one year or less. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets, such as loans and investments, may not increase as rapidly as the interest paid on our liabilities, such as deposits. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called or prepaid, thereby requiring us to reinvest these cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Our policy is to originate fixed-rate balloon mortgage loans with maturities of five, ten and 15 years. At March 31, 2011, $37.8 million, or 65% of our total loan portfolio, consisted of fixed-rate mortgage loans. This investment in fixed-rate mortgage loans exposes Carroll Community Bank to increased levels of interest rate risk, and could result in decreased net interest income during periods of rising interest rates.

Changes in interest rates create reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Alternatively, increases in interest rates may decrease loan demand.

Changes in interest rates also affect the current market value of our investment securities portfolio. Generally, the value of interest-earning investment securities moves inversely with changes in interest rates.

Our liabilities are comprised in large part of certificates of deposit, which totaled $38.6 million, or 45.4% of total deposits, at March 31, 2011. Certificates of deposit have specified terms to maturity, and generally reprice more slowly than deposit accounts without a stated maturity.

Changes in interest rates create reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities in a declining interest rate environment. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans. Changes in interest rates also affect the current fair value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Our plan to diversify and expand Carroll Community Bank’s loan portfolio to increase commercial real estate loans will expose us to increased lending risks.

Our business plan adopted in connection with the conversion transaction contemplates an expansion of Carroll Community Bank’s lending activities, particularly with respect to commercial real estate lending. We anticipate that a majority of the growth in our loan portfolio during the period covered by the business plan will be attributable to commercial real estate lending. Accordingly, we estimate that a majority of the net proceeds of the offering will ultimately be used for the expansion of our commercial real estate lending activities. We have recently hired personnel with extensive commercial real estate lending experience and intend to hire additional experienced commercial lending personnel post conversion.

Commercial real estate loans are considered to have greater credit risk than one-to four-family residential loans because the repayment of such loans typically depends on the successful operations and income stream of the borrower’s business and/or the real estate securing the loan as collateral, which can be significantly affected by economic conditions. In addition, these loans generally carry larger balances to single borrowers or related groups of borrowers than one-to four-family owner occupied residential mortgage loans. Accordingly, an adverse development with respect to one loan or one credit relationship can expose Carroll Community Bank to greater risk of loss compared to an adverse development with respect to a single one-to four-family residential mortgage loan.

Part of our strategic plan is to grow our balance sheet by increasing commercial real estate loans. To accomplish this, we anticipate that following the conversion we will add additional lending personnel. We anticipate that this initiative will enhance long-term stockholder value. However, upon the addition of new lending personnel, we will be required to make increased expenditures for salaries and employee benefits, and it may take some period of time for the new personnel to generate sufficient loan volume to offset these expenditures. Accordingly, we anticipate that, in the short term, net income will be negatively affected.

The nature of our commercial loan portfolio may expose us to increased lending risks.

Many of our commercial real estate loans are unseasoned, meaning that they were originated recently. Our limited experience with these loans does not provide us with a significant payment history pattern with which to judge future collectability. As a result, it may be difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our expectations, which could negatively affect our performance. In addition, a substantial portion of our commercial loan portfolio is comprised of participation interests in loans originated by other local banks. While we have underwritten each of these loans to our credit standards, our decision making authority may be limited by the terms of the participation agreement with the originating bank.

Regulatory changes allowing the payment of interest on commercial accounts may negatively impact our core deposit strategy and our net interest income.

Our current core deposit strategy includes increasing our non-interest bearing commercial accounts in order to lower our cost of funds. Recent changes effected by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, however, permit the payment of interest on such accounts, which was previously prohibited. If our competitors begin paying interest on commercial accounts, this may increase competition from other financial institutions for these deposits and negatively affect our ability to continue to increase commercial deposit accounts, may require us to consider paying interest on such accounts, or may otherwise require us to revise our core deposit strategy, any of which could increase our interest expense and therefore our cost of funds and, as a result, decrease our net interest income which would adversely impact our results of operations.

We are dependent upon the services of our president and chief executive officer, and the loss of our president and chief executive officer could adversely affect our operations.

We rely heavily on our President and Chief Executive Officer, Russell J. Grimes. The loss of Mr. Grimes could have a material adverse impact on our operations because he provides valuable services to us and would be difficult to replace. As a small company, we have fewer management-level personnel that have the experience and expertise to readily replace Mr. Grimes. A change in our President and Chief Executive officer or his responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition, and results of operations. Although we have entered into an employment agreement with Mr. Grimes, the existence of such agreement does not assure that we will retain his services.

Also, our growth and success and our future growth and success, in large part, is and we anticipate for the foreseeable future will be due to the relationships maintained by our banking executives with our customers. The loss of services of one or more of these executives or other key employees could similarly have a material adverse effect on our operations and our business could suffer.

We do maintain life insurance covering our senior executive officers through bank-owned life insurance.

Our growth strategy will increase our non-interest expenses and may not be successful.

Our long-term goals following the conversion and offering are to improve profitability and asset quality by increasing and diversifying our loan portfolio and increasing and improving our deposit mix, as well as growing our assets overall. In this regard, we intend to grow organically (i.e. through making loans and generating profits as a result of our anticipated increased capital though this offering as opposed to growing through acquisitions) by opening at least one additional branch within the next four years, although we currently have no specific commitments to do so. As contemplated by our business plan, we intend to hire additional lending personnel, in particular commercial lenders, as part of the planned expansion of Carroll Community Bank’s lending activities. Acquiring or building branch offices and hiring new employees to staff these offices would significantly increase our non-interest expenses. Moreover, new branch offices are generally unprofitable for a number of years until they generate sufficient levels of deposits and loans to offset their cost of operations. For these reasons, our growth strategy may have an adverse effect on our earnings.

Our ability to establish new offices depends on whether we can identify advantageous locations and generate new deposits and loans for those locations that will create an acceptable level of net income. If we were to acquire another financial institution or branch thereof, we may not be able to successfully integrate the institution or branch into our operations. Also, the costs to start up new branch facilities or to acquire existing financial institutions or branches thereof, and the additional costs to operate these facilities, will increase our non-interest expense. It may also be difficult to adequately and profitably manage the anticipated growth from the new branches.

If we grow too quickly and are not able to control costs and maintain asset quality, growth could materially and adversely affect our financial condition and results of operation. Further, we may not be successful in our growth strategy, which would negatively impact our financial condition and results of operations.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected, by the actions of our employees or otherwise, our business and, therefore, our operating results may be materially adversely affected.

We are subject to security and operational risks relating to our use of technology that could damage our reputation and our business.

Security breaches in our Internet banking activities or other communication and information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations. We rely on standard Internet and other security systems to provide the security and authentication necessary to effect secure transmission of data. These precautions may not protect our systems from compromises or breaches of our security measures.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. Among Carroll Community Bank’s competitors are much larger and more diversified institutions, which have greater resources, name recognition and market presence and offer more products and services than maintained by Carroll Community Bank. Financial institution competitors in our market area include primarily commercial banks, including banks with a national and regional presence. There are also a number of smaller community-based banks that pursue similar operating strategies as Carroll Community Bank. Competitive pressures will also likely continue to build as the financial services industry continues to consolidate and as additional non-bank investment options for consumers become available. There are a total of 25 banking institutions operating in Carroll Community Bank’s primary market area counties.

Larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected.

At June 30, 2010, the most recent date for which data is available from the FDIC, we held approximately 2.8% of the deposits in Carroll County. For additional information see “Business of Carroll Community Bank—Competition.”

If our stock of the Federal Home Loan Bank of Atlanta is classified as other-than-temporarily impaired or as permanently impaired, our earnings and stockholders’ equity could decrease.

We own stock of the Federal Home Loan Bank of Atlanta. We hold this stock to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank of Atlanta’s advance program. The aggregate cost and fair value of our Federal Home Loan Bank of Atlanta stock as of March 31, 2011 was $399,000 based on its par value. There is no market for our Federal Home Loan Bank of Atlanta stock.

Published reports indicate that certain member banks of the Federal Home Loan Bank System may be subject to accounting rules and asset quality risks that could result in materially lower regulatory capital levels. In an extreme situation, it is possible that the capital of a Federal Home Loan Bank, including the Federal Home Loan Bank of Atlanta, could be substantially diminished or reduced to zero. Consequently, we believe that there is a risk that our investment in Federal Home Loan Bank of Atlanta stock could be impaired at some time in the future, and if this occurs, it would cause our earnings and stockholders’ equity to decrease by the after-tax amount of the impairment charge.

Increased and/or special FDIC assessments will hurt our earnings.

The recent economic recession has caused a high level of bank failures, which has dramatically increased FDIC resolution costs and led to a significant reduction in the balance of the Deposit Insurance Fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. Increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions. Our special assessment, which was reflected in earnings for the quarter ended June 30, 2009, was $45,142. In lieu of imposing an additional special assessment, the FDIC required all institutions to prepay their assessments for the fourth quarter of 2009 and all of 2010, 2011 and 2012. Additional increases in the base assessment rate or special assessments would negatively impact our earnings.

Our need to comply with extensive and complex governmental regulation could have an adverse effect on our business and our growth strategy, and we may be adversely affected by changes in laws and regulations.

Carroll Community Bank is subject to extensive regulation by the Maryland Office of the Commissioner of Financial Regulation and regulation, supervision and examination by the FDIC. Carroll Bancorp, Inc. also will be subject to regulation and supervision by the Federal Reserve Board, and regulation by the Maryland Office of the Commissioner of Financial Regulation. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors of Carroll Community Bank rather than for holders of Carroll Bancorp, Inc.’s common stock. Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy, ability to attract and retain personnel and many other aspects of our business. These requirements may constrain our rate of growth and changes in regulations could adversely affect us. The burden imposed by these federal and state regulations may place banks in general, and Carroll Community Bank specifically, at a competitive disadvantage compared to less regulated competitors. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably.

Further, regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, classification of our assets and determination of the level of our allowance for loan losses. If regulators require Carroll Community Bank to charge-off loans or increase its allowance for loan losses, our earnings would suffer. Any change in such regulation and oversight, whether in the form of regulatory policy, regulation, legislation or supervisory action, may have a material impact on our operations. For a further discussion, see “Supervision and Regulation.”

In addition, because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal regulation of financial institutions may change in the future and impact our operations. Changes in regulation and oversight, including in the form of changes to statutes, regulations or regulatory policies or changes in interpretation or implementation of statutes, regulations or policies, could affect the service and products we offer, increase our operating expenses, increase compliance challenges and otherwise adversely impact our financial performance and condition. In addition, the burden imposed by these federal and state regulations may place banks in general, and Carroll Community Bank specifically, at a competitive disadvantage compared to less regulated competitors.

The recently enacted Dodd-Frank Act may adversely impact our results of operations, liquidity or financial condition.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Dodd-Frank Act represents a comprehensive overhaul of the U.S. financial services industry. Among other things, the Dodd-Frank Act establishes the new federal Bureau of Consumer Financial Protection (the “BCFP”), includes provisions that allow financial institutions to pay interest on business checking accounts, broadens the base for FDIC insurance assessments, and includes new restrictions on how mortgage brokers and loan originators may be compensated. The Dodd-Frank Act requires the BCFP and other federal agencies to implement many new and significant rules and regulations to implement its various provisions, and the full impact of the Dodd-Frank Act on our business will not be known for years until regulations implementing the statute are adopted and implemented. As a result, we cannot at this time predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with these new laws and regulations may require us to make changes to our business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition.

Our lending limit may limit our growth.

We are limited in the amount we can loan to a single borrower by the amount of our capital. Specifically, under current law, Carroll Community Bank may lend up to 15% of its unimpaired capital and surplus to any one borrower. Based on the midpoint of the offering range, our limit on the amount we can lend to one borrower will be approximately $1.3 million. This limit on the dollar amount we can lend, however, will remain significantly less than that of many of our competitors and may discourage potential borrowers who have credit needs in excess of our lending limit from conducting business with us.

Our management team has a limited history of working together.

As previously mentioned, we have hired a new management team. The members of our management team have a limited history of working together at our institution. If they are unable to work cohesively, or have material disagreements about how best to implement the business strategy of Carroll Community Bank, it could adversely affect our financial condition and results of operations.

Risks Related to the Offering

Our stock price may decline when trading commences.

If you purchase shares in the offering, you may not be able to sell them at or above the $10.00 purchase price. The trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There will be an extremely limited trading market in our common stock, which will hinder your ability to sell our common stock and may adversely affect our stock price.

Carroll Bancorp, Inc. has never issued stock. When the newly issued shares of common stock are trading, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and senior officers and is used as a measurement of shares available for trading, will be quite limited, which could make it more difficult to sell a large number of shares at one time and could mean a sale of a large number of shares at one time could depress the market price.

Due to the relatively small size of our initial public offering, we anticipate that our stock will be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a market with less liquidity and fewer buyers and sellers than the NASDAQ Stock Market. If an active trading market for our stock does not develop, you may not be able to sell your shares in an efficient manner and the sale of a large number of shares at one time could temporarily depress the market price. The limited trading market could also result in a wider spread between the “bid” and “ask” prices for the stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time. For these reasons, our common stock should not be viewed as a short-term investment. See “Market for the Common Stock.”

Our share price will fluctuate, which may make it difficult for you to sell your common stock.

The market price of our common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. As a result, the market price of our common stock may be below the price you want to sell it at if and when you decide to sell your shares of common stock. Factors that may affect market sentiment include:

•	operating results that vary from the expectations of our management or of securities analysts and investors;

•	developments in our business or in the financial service sector generally;

•	regulatory or legislative changes affecting our industry generally or our business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	changes in estimates or recommendations by securities analysts;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

•	changes in financial markets and national and local economies and general market conditions, such as interest rates and stock, commodity, credit or asset valuations or volatility.

Beginning in 2008 and through the present, the business environment for financial services firms has been extremely challenging. During this period many publicly traded financial services companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies. We may experience market fluctuations that are not directly related to our operating performance but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of general credit quality conditions, including default and foreclosure rates in the industry.

While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, further market and economic turmoil could still occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price, trading volume and volatility of our common stock.

Our return on equity will be low following the offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the year ended December 31, 2010 and the three months ended March 31, 2011 (annualized), our return on average equity was -2.26% and 1.52%, respectively, compared to the median return on average equity of 3.09% for the most recent 12 month period for which data was publicly available for all publicly traded savings institutions. Following the offering, we expect our equity to increase from $5.8 million at March 31, 2011 to between $8.2 million at the minimum of the offering range and $9.8 million at the adjusted maximum of the offering range. See “Capitalization.” Based upon our pro forma annualized net income for the three months ended March 31, 2011, and these pro forma equity levels, our annualized return on equity would be 1.03% and 0.90% at the minimum and adjusted maximum of the offering range, respectively. In addition, based upon our pro forma net income for the 12 months ended December 31, 2010, and these pro forma equity levels, our annualized return on equity would be -2.46% and -2.44% at the minimum and adjusted maximum of the offering range, respectively. Our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of operating as a public company and added expenses associated with our employee stock ownership plan and the stock-based incentive plans we intend to adopt. We expect our return on equity to remain below industry average until we are able to leverage the additional capital we receive from the offering and increase our net interest income and non-interest income, which may reduce the value of our shares of common stock. Our return on equity also will be negatively affected by higher expenses from the costs of being a public company and added expenses associated with our employee stock ownership plan, stock option plan and the stock-based benefit plan we intend to adopt. Until we can increase our net interest income and non-interest income and leverage the capital raised in the offering, we expect our return on equity to remain low, which may reduce the value of our shares of common stock.

Expected voting control by directors, officers and other employees could enable insiders to prevent a merger or other transaction that may have provided stockholders a premium for their shares.

The shares of common stock that our directors and officers intend to purchase in the conversion, when combined with the shares that may be awarded to them as participants in our employee stock ownership plan and other stock benefit plans, could result in directors, officers and other employees controlling a significant percentage of our common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage takeover attempts that could result in significant premiums paid to stockholders. In addition, the total voting power of directors, officers and other employees could reach in excess of 20% of our outstanding stock. That level would enable directors, officers and other employees as a group to defeat any stockholder matter that requires an 80% vote, including the removal of directors.

The implementation of stock-based benefit plans may increase our costs, which will reduce our income and dilute your ownership interest.

We anticipate that our employee stock ownership plan will purchase 6.0% of the total shares of common stock sold in the offering, with funds borrowed from Carroll Bancorp, Inc. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. Assuming the employee stock ownership plan purchases 30,946 shares in the offering at the adjusted maximum of the offering range, we will recognize additional annual pre-tax compensation expense of $15,473 over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If the shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

If the offering is completed and stockholders subsequently approve a recognition and retention plan and a stock option plan, we will allocate stock to our officers, employees and directors through these plans. If the shares for the recognition and retention plan are issued from our authorized but unissued stock, the ownership percentage of outstanding shares of Carroll Bancorp, Inc. would be diluted by approximately 2.91%. The ownership percentage of Carroll Bancorp, Inc.’s stockholders would also decrease by approximately 9.09% if all potential stock options under our proposed stock option plan are exercised and are filled using shares issued from authorized but unissued common stock, assuming the offering closes at the maximum of the offering range. See “Pro Forma Data” for data on the dilutive effect of the recognition and retention plan and the stock option plan and “Management—New Stock Benefit Plans” for a description of the plans.

Further, assuming a $10.00 per option exercise price and an estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis of $2.97 per option granted, with the value amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $30,637 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under a stock-based benefit plan would be $30,946 at the adjusted maximum. However, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further. We will expense the shares of restricted stock granted under a stock-based benefit plan over their vesting period at the fair market value of the shares on the date they are awarded.

Although the implementation of the recognition and retention plan and stock option plan will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by financial institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We intend to enter into a new employment agreement with our President and Chief Executive Officer and change in control agreements with four of our senior officers, all of which may increase our compensation costs or increase the cost of acquiring us.

We intend to enter into a new employment agreement with Russell J. Grimes, our President and Chief Executive Officer. We also intend to enter into change in control agreements with four of our other senior officers. In the event of termination of employment of Mr. Grimes other than for cause, or in the event of certain types of termination following a change in control, as set forth in his employment agreement, and assuming the agreement was in effect, the employment agreement provides for cash severance benefits that would cost up to approximately $569,745 in the aggregate (not including any tax gross-up payments) based on Mr. Grimes’ current compensation. Further, upon their termination without cause or resignation with good reason within 12 months of a change in control, all as defined in the change in control agreements, four of our other senior officers would each be entitled to receive a lump sum payment equal to their then-current annual base salary and the highest bonus paid to such executive within the three years preceding the executive’s termination of employment. Based on current salary and benefit levels, these agreements could cost up to approximately $987,414 (not including any tax gross-up payments to Mr. Grimes) if the executives were terminated without cause or resign with good reason within six months of a change in control.

We have broad discretion in using the proceeds of the offering. Our failure to effectively use such proceeds could reduce our profits.

Carroll Bancorp, Inc. will use a portion of the net proceeds to finance the purchase of shares of common stock in the offering by the employee stock ownership plan, and may use the remaining net proceeds to purchase investment securities, repurchase shares of common stock, deposit funds in Carroll Community Bank, pay dividends on our common stock, establish or acquire other branches or for other general corporate purposes. Carroll Community Bank may use the proceeds it receives to fund new loans, develop other products and services, establish or acquire new branches, purchase investment securities, reduce a portion of our borrowings, or for general corporate purposes. After one year following the conversion, we may repurchase shares of common stock, subject to regulatory restrictions. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

Various factors may make takeover attempts more difficult to achieve, which could negatively affect the market price of the common stock or prevent transactions that might have resulted in stockholders receiving a premium for their shares.

Our Board of Directors has no current intention to sell control of Carroll Bancorp, Inc. Provisions of our articles of incorporation and bylaws, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of Carroll Bancorp, Inc. without the consent of our Board of Directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

FDIC Regulations. FDIC regulations prohibit, for three years following the completion of a conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the FDIC. Further, our articles of incorporation contain a provision that prohibits any person from voting in excess of 10% of our shares of common stock. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. Additionally, in certain instances, our articles of incorporation and the Maryland General Corporation Law require a supermajority vote of our stockholders to approve a merger or other business combinations. See “Restrictions on Acquisition of Carroll Bancorp, Inc.”

Articles of incorporation and statutory provisions. Provisions of the articles of incorporation and bylaws of Carroll Bancorp, Inc. and Maryland law may make it more difficult and expensive to pursue a takeover attempt that management opposes, even if the takeover is favored by a majority of our stockholders. These provisions also would make it more difficult to remove our current Board of Directors or management, or to elect new directors. Specifically, our articles of incorporation include limitations on voting rights of beneficial owners of more than 10% of our common stock, the election of directors to staggered terms of three years and not permitting cumulative voting in the election of directors. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the Board of Directors.

Required change-in-control payments. We intend to enter into an employment agreements with our president and chief executive officer and change-in-control agreements with four senior officers of Carroll Bancorp, Inc. and Carroll Community Bank, which would provide cash payments to these officers in the event of a termination of employment following a change in control of Carroll Bancorp, Inc. or Carroll Community Bank. In the event of a change in control, these cash severance payments would amount to approximately $987,414 in the aggregate, subject to reduction with respect to an officer in order to avoid an “excess parachute payment” under Section 280G of the Internal Revenue Code. These payments may have the effect of increasing the costs of acquiring Carroll Bancorp, Inc., thereby discouraging future takeover attempts.

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which will increase our operating costs.

Upon completion of the offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, and that we maintain effective disclosure controls and procedures and internal control over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our banking operations.

Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our disclosure control and procedures and internal control over financial reporting, which could require us to upgrade our systems and/or hire additional staff, which will increase our operating costs.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth certain historical information concerning the financial position and results of operations of Carroll Community Bank. You should read this information in conjunction with the financial statements beginning on page F-1 of this prospectus. The information for the years ended December 31, 2010 and 2009 is derived in part from the audited financial statements of Carroll Community Bank that appear in this prospectus. The financial information at March 31, 2011 and for the three months ended March 31, 2011 and 2010 is unaudited and is derived from our interim financial statements. In the opinion of management, financial information at March 31, 2011 and for the three months ended March 31, 2011 and 2010 reflect all adjustments, consisting only of normal recurring accruals, which are necessary to present fairly the results for such periods. Results for the three-month period ended March 31, 2011 may not be indicative of operations of Carroll Community Bank for the year ending December 31, 2011.

	At March 31,	At December 31,
	2011 (unaudited)	2010	2009	2008
		(in thousands)
Selected Financial Condition Data:
Total assets	$95,790	$95,590	$93,519	$96,275
Cash and cash equivalents	10,761	11,087	18,674	10,329
Securities available for sale	17,894	17,919	14,627	21,982
Securities held to maturity	808	808	—	—
Loans receivable, net	60,689	60,909	56,210	62,197
Bank owned life insurance	1,427	1,413	1,356	—
Deposits	84,929	84,767	82,425	84,925
Federal Home Loan Bank advances	5,000	5,000	5,000	5,000
Total equity	5,797	5,777	6,013	6,233

	For the Three Months Ended March 31, (unaudited)		For the Years Ended December 31,
	2011	2010	2010	2009	2008
	( Dollars in thouisands)
Selected Operating Data:
Interest and dividend income	$959	$927	$3,903	$4,089	$4,846
Interest expense	327	405	1,581	2,132	3,033

Net Interest income	632	522	2,322	1,957	1,813
Provision for loan losses	—	116	378	429	236

Net Interest income after provision for loan losses	632	406	1,944	1,528	1,577
Noninterest income	80	110	386	755	117
Noninterest expense	684	598	2,591	2,281	1,537

Income (loss) before income tax expense (benefit)	28	(82)	(261)	2	157
Income tax expense (benefit)	6	(38)	(125)	(2)	56

Net income (loss)	$22	$(44)	$(136)	$4	$101

Select Financial Ratios and Other Data:
Performance Ratios:
Return on average assets	0.09%	-0.19%	-0.14%	0.00%	0.11%
Return on average equity	1.52%	-2.96%	-2.26%	0.06%	1.62%
Interest rate spread (1)	2.81%	2.29%	2.49%	1.96%	1.75%
Net interest margin (2)	2.85%	2.36%	2.55%	2.09%	1.94%
Efficiency ratio (3)	96.09%	94.58%	95.69%	84.09%	79.64%
Noninterest expense to average assets	2.91%	2.59%	2.72%	2.38%	1.60%
Average interest-earning assets to average interest-bearing liabilities	102.36%	103.97%	103.82%	105.94%	105.91%
Loans to deposits	72.20%	70.96%	72.65%	68.98%	73.66%

	For the Three Months Ended
	March 31, (unaudited)		For the Years Ended December 31,
	2011	2010	2010	2009	2008
Asset Quality Ratios:
Past due loans 30 days + to total assets	0.77%	2.74%	1.24%	3.53%	4.60%
Nonperforming assets to total assets (4)	2.80%	2.76%	3.25%	3.61%	2.52%
Nonperforming loans to total loans (4)	3.03%	4.40%	4.73%	5.94%	3.87%
Allowance for loan losses to nonperforming loans (4)	34.12%	21.16%	23.15%	19.07%	14.77%
Net charge-offs to average loans	0.28%	1.43%	0.57%	0.24%	0.13%
Loan loss provision to net charge-offs	0.00%	56.93%	108.99%	299.39%	304.36%
Capital Ratios (5):
Total capital to risk-weighted assets	13.41%	14.18%	13.64%	15.68%	14.16%
Tier 1 capital to risk weighted assets	12.16%	12.91%	12.39%	14.43%	13.35%
Tier 1 capital to average assets	5.94%	6.01%	5.86%	6.22%	6.42%
Equity to assets	6.05%	6.25%	6.04%	6.43%	6.47%
Tangible equity to tangible assets	6.05%	6.25%	6.04%	6.43%	6.47%
Other Data:
Number of offices	2	2	2	2	2
Full time equivalent employees	20	18.5	19.5	18.5	15.5

(1)	The interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.

(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Nonperforming consist of nonperforming loans and other real estate owned (“OREO”). Nonperforming loans consist of nonaccrual loans and accruing loans 90 days or more overdue, while OREO consists of real estate acquired through, or in lieu of, foreclosure
(5)	Calculated in accordance with FDIC regulations.

RECENT DEVELOPMENTS

The following tables contain certain information concerning the financial position and results of operations of Carroll Community Bank at and for the three and six months ended June 30, 2011 as well as the prior comparison periods. You should read this information in conjunction with the audited financial statements included in this prospectus. The financial information at June 30, 2011 and for the three and six months ended June 30, 2011 and 2010 are unaudited and are derived from our interim financial statements. The financial condition data at December 31, 2010 is derived from Carroll Community Bank’s audited financial statements. In the opinion of management, financial information at June 30, 2011 and for the three and six months ended June 30, 2011 and 2010 reflect all adjustments, consisting only of normal recurring accruals, which are necessary to present fairly the results for such periods. Results for the three-month and six-month periods ended June 30, 2011 may not be indicative of operations of Carroll Community Bank for the year ending December 31, 2011.

	At June 30, 2011	At December 31, 2010
	(in thousands)
Selected Financial Condition Data:
Total assets	$95,106	$95,590
Cash and cash equivalents	8,298	11,087
Securities available for sale	19,752	17,919
Securities held to maturity	808	808
Loans receivable, net	60,638	60,909
Bank owned life insurance	1,440	1,413
Deposits	84,111	84,767
Federal Home Loan Bank advances	5,000	5,000
Total equity	5,920	5,777

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
		(in thousands)
Selected Operating Data:
Interest and dividend income	$970	$976	$1,929	$1,903
Interest expense	314	399	641	804

Net Interest income	656	577	1,288	1,099
Provision for loan losses	3	11	3	127

Net Interest income after provision for loan losses	653	566	1,285	972
Noninterest income	67	40	147	151
Noninterest expense	690	640	1,375	1,239

Income (loss) before income tax expense (benefit)	30	(34)	57	(116)
Income tax expense (benefit)	7	(19)	12	(57)

Net income (loss)	$23	$(15)	$45	$(59)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Select Financial Ratios:
Performance Ratios:
Return on average assets	0.10%	-0.06%	0.10%	-0.13%
Return on average equity	1.60%	-1.00%	1.56%	-1.98%
Interest rate spread	2.93%	2.45%	2.87%	2.37%
Net interest margin	2.96%	2.52%	2.90%	2.44%
Efficiency ratio	95.45%	103.73%	95.77%	99.10%
Noninterest expense to average assets	2.91%	2.68%	2.91%	2.64%
Average interest-earning assets to average interest-bearing liabilities	101.64%	103.98%	101.99%	103.98%
Loans to deposits	72.78%	74.71%	72.78%	74.71%
Asset Quality Ratios:
Past due loans 30 days + to total assets	0.64%	1.16%	0.64%	1.16%
Non-performing assets to total assets	2.34%	3.86%	2.34%	3.86%
Non-performing loans to total loans	2.29%	5.85%	2.29%	5.85%
Allowance for loan losses to non-performing loans	41.24%	15.38%	41.24%	15.38%
Net charge-offs to average loans	0.37%	0.00%	0.33%	0.69%
Capital Ratios:
Total capital to risk-weighted assets	13.20%	14.16%	13.20%	14.16%
Tier 1 capital to risk weighted assets	11.98%	13.14%	11.98%	13.14%
Tier 1 capital to average assets	5.96%	6.08%	5.96%	6.08%
Equity to assets	6.22%	6.31%	6.22%	6.31%
Tangible equity to tangible assets	6.22%	6.31%	6.22%	6.31%

Comparison of Financial Condition at June 30, 2011 and December 31, 2010

Total assets decreased $484,000, or 0.5%, to $95.1 million at June 30, 2011 compared to $95.6 million at December 31, 2010. This decrease was primarily due to a reduction in cash and cash equivalents of $2.8 million, which we used primarily to fund investment securities purchases of $1.8 million and a $656,000 decline in deposits. Total net loans declined by $271,000. Exclusive of the impact of two loan foreclosures in the aggregate amount of $681,000, loans would have increased by $410,000 during the six-month period. Other assets increased by $645,000 due primarily to the above-mentioned foreclosures increasing OREO by $636,000 (after charging off $45,000 due to the net realizable value of the collateral being less than the loan balances) to $826,000.

Total liabilities decreased $626,000, or 0.7%, to $89.2 million at June 30, 2011 compared to $89.8 million at December 31, 2010. This decrease was due primarily to a $656,000 decline in customer deposits.

Total equity increased by $143,000 or 2.5% to $5.9 million at June 30, 2011 compared to $5.8 million as of December 31, 2010. The increase was primarily due to an increase of $98,000 in accumulated other comprehensive income and $45,000 in net income for the six months ended June 30, 2011.

Nonperforming assets, which consist of nonaccrual loans, accruing loans 90 days or more delinquent and OREO (which includes real estate acquired through, or in lieu of, foreclosure) amounted to $2.2 million, or 2.34% of total assets, at June 30, 2011 compared to $3.1 million, or 3.25% of total assets, at December 31, 2010 and $3.7 million, or 3.86% of total assets, at June 30, 2010. Total nonperforming assets decreased by $876,000 during the six months ended June 30, 2011 due primarily to two trouble debt restructured loans becoming performing loans after six months of contractually current payments and a previously purchased whole loan being repurchased from us by the seller.

The following table sets forth the amounts and categories of our nonperforming assets at the dates indicated. There were no additional troubled debt restructurings during the six months ended June 30, 2011.

Non-Performing and Problem Assets

	At June 30, 2011	At December 31, 2010	At June 30, 2010
	(Dollars in thousands)
Non-accrual loans:
Residential First Lien Mortgage Loans	$779	$1,603	$1,770
Residential Junior Mortgage Loans	—	—	105
Construction/Land Loans	—	—	346
Investor Residential Mortgage Loans	—	679	826
Commercial Owner Occupied Loans	—	—	—
Commercial Non-Owner Occupied Loans	625	634	639
Commercial Other Loans	—	—	—
Consumer Loans	—	—	—

Total non-accrual loans	1,404	2,916	3,686

Foreclosed real estate:
Residential First Lien Mortgage Loans	—	—	—
Residential Junior Mortgage Loans	—	—	—
Construction/Land Loans	190	190	—
Investor Residential Mortgage Loans	636	—	—
Commercial Owner Occupied Loans	—	—	—
Commercial Non-Owner Occupied Loans	—	—	—
Commercial Other Loans	—	—	—

Total foreclosed real estate	826	190	—

Total non-performing assets	$2,230	$3,106	$3,686

Ratios:
Nonperforming loans to total loans	2.29%	4.73%	5.85%
Nonperforming assets to total assets	2.34%	3.25%	3.86%

Comparison of Results of Operations for the Three and Six Months Ended June 30, 2011 and June 30, 2010

General. Net income increased $38,000, or 253%, to $23,000 for the three months ended June 30, 2011 compared to a net loss of $15,000 for the same period in 2010. The increase in net income was primarily due to a $79,000 increase in net interest income and a $27,000 increase in non-interest income, partially offset by an increase in non-interest expenses of $50,000 for the three months ended June 30, 2011 compared to the three months ended June 30, 2010.

Net income increased $104,000, or 176%, to $45,000 for the six months ended June 30, 2011 compared to a net loss of $59,000 for the same period in 2010. The increase in net income was primarily due to an $189,000 increase in net interest income and a $124,000 decrease in the provision for loan losses, partially offset by an increase in non-interest expenses of $136,000 for the six months ended June 30, 2011 compared to the six months ended June 30, 2010.

Net Interest Income. Net interest income is determined by the interest rate spread (i.e., the difference between the yields earned on the Bank’s interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased $79,000, or 13.7%, during the three months ended June 30, 2011 compared to the same period in 2010. The increase in net interest income was primarily due to an $85,000, or 21.3%, reduction in interest expense on interest-bearing deposits. The reduction in interest expense for the three months ended June 30, 2011 was due primarily to lower average costs on interest-bearing deposits, primarily as a result of the continuing low interest rate environment. Interest income decreased slightly by $6,000, or 0.6%, for the three-month period ended June 30, 2011 compared to the same period in 2010.

Net interest income increased $189,000, or 17.2%, during the six months ended June 30, 2011 compared to the same period in 2010. The increase in net interest income was primarily due to a $163,000, or 20.3%, reduction in interest expense on interest-bearing deposits. The reduction in interest expense for the six months ended June 30, 2011 was due primarily to lower average costs on interest-bearing deposits, primarily as a result of the continuing low interest rate environment. Interest income increased by $26,000, or 1.4%, for the six month period ended June 30, 2011 compared to the same period in 2010.

Interest Income. Interest income decreased by $6,000, or 0.6%, to $970,000 for the three months ended June 30, 2011 compared to the same period in 2010. The decline was due to a $6,000, or 0.7%, decrease in interest income on loans and a $9,000, or 50.0%, decrease in interest earned on balances due from depository institutions, partially offset by an $8,000, or 7.2%, increase in interest income earned on investment securities. The decrease in interest income on loans was due to a five basis point decrease in the average loan portfolio yield partially offset by a $155,000, or 0.3%, increase in the average balance of the loan portfolio. The decrease in interest income on balances due from depository institutions was due to a $7.0 million, or 51.2%, decrease in the average balance of balances due from depository institutions. The increase in interest income on investment securities was due to a $4.1 million, or 26.1%, increase in the average balance of investment securities, partially offset by a 42 basis point, or 14.9%, decrease in the average yield earned on the investment securities.

Interest income increased by $26,000, or 1.4%, to $1.9 million for the six months ended June 30, 2011 compared to the same period in 2010. The increase was due to a $57,000, or 3.5%, increase in interest income on loans, partially offset by a $17,000, or 45.9%, decrease in interest earned on balances due from depository institutions and a $14,000, or 6.2%, decrease in interest income earned on investment securities. The increase in interest income on loans was due to a $1.9 million, or 3.2%, increase in the average balance of the loan portfolio. The decrease in interest income on balances due from depository institutions was due to a $7.2 million, or 48.5%, decrease in the average balance of balances due from depository institutions. The decrease in interest income on investment securities was due to an 80 basis point, or 26.7%, decrease in the average yield earned partially offset by a $4.2 million, or 27.8%, increase in the average balance of investment securities.

Interest Expense. Interest expense decreased $85,000, or 21.3%, to $314,000 for the three months ended June 30, 2011, compared to the same period in 2010. This decrease was completely attributable to a decline in interest expense on interest-bearing deposits. The reduction in interest expense on interest-bearing deposits was the result of a 40 basis point, or 22.5%, decrease in the average rate paid on interest-bearing deposits. In addition, the average balance of interest bearing deposits declined slightly by $673,000, or 0.8% during the three months ended June 30, 2011 compared to the three months ended June 30, 2010.

Interest expense decreased $163,000, or 20.3%, to $641,000 for the six months ended June 30, 2011, compared to the same period in 2010. This decrease was completely attributable to a decline in interest expense on interest-bearing deposits. The decrease in interest expense on interest-bearing deposits was the result of a 41 basis point, or 22.4%, decrease in the average rate paid on interest-bearing deposits. In addition, the average balances of interest bearing deposits increased slightly by $498,000 or 0.6% during the first six months of 2011 compared to the first six months of 2010.

While the decreases in interest expense during the three and six months ended June 30, 2011 were primarily attributable to the lower interest rate environment, these decreases were also attributable to increases in lower cost money market accounts and corresponding decreases in higher cost certificates of deposit as well as growth in non-interest bearing demand deposit accounts in accordance with our core deposit strategy to lower our overall cost of funds.

Provision for Loan Losses. The provision for loan losses amounted to $3,000 and $11,000 for the three months ended June 30, 2011 and 2010, respectively. The $8,000 decrease in the provision for loan losses is the result of the decline in loan growth for the three months ended June 30, 2011 compared to the three months ended June 30, 2010.

The provision for loan losses amounted to $3,000 and $127,000 for the six months ended June 30, 2011 and 2010, respectively. The $124,000 decrease in the provision for loan losses is attributable to the lower amounts of nonperforming loans and lower levels of charge-offs, along with the decline in loan growth for the six months ended June 30, 2011 compared to the six months ended June 30, 2010. In addition, the provision for loan losses for the six months ending June 30, 2011 was reduced as a result of two loans that had specific allowance allocations of an aggregate of $70,000 being moved to performing status after the loans performed for six months after they were restructured. The loans are currently on our “Watch List” and will be monitored closely as part of our loan review process.

Although management uses the best information available to make determinations with respect to the provisions for loan losses, additional provisions for loan losses may be required to be established in the future should economic or other conditions change substantially. In addition, as an integral part of their examination process, the Maryland Office of the Commissioner of Financial Regulation and the FDIC will periodically review the allowance for loan losses. The Maryland Office of the Commissioner of Financial Regulation and the FDIC may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

Non-Interest Income. Non-interest income was $67,000 for the three months ended June 30, 2011 compared to $40,000 for the same period in 2010. The $27,000, or 67.5%, increase in other income is attributable to a $28,000 increase in gains on sales of securities available for sale.

Non-interest income was $147,000 for the six months ended June 30, 2011 compared to $151,000 for the same period in 2010. The $4,000, or 2.6%, decrease in other income is primarily attributable to a $5,000 decrease in gains on sales of securities available for sale. During the six months ended June 30, 2011, ATM fees and deposit service charges each increased by $6,000, which were offset by a $12,000 decrease in loan fee income.

Non-Interest Expenses. Non-interest expenses increased $50,000, or 7.8%, to $690,000 for the three months ended June 30, 2011 compared to the same period in 2010. The increase was primarily due to a $33,000, or 67.1%, increase in premises and equipment which was mainly attributable to the new facility for our Westminster branch that opened in October 2010, a $21,000, or 36.9%, increase in data processing as a result of expanding our loan and deposit product line for our commercial and residential customers, and a $16,000, or 5.6%, increase in compensation as a result of salary increases and increased staffing. These items were partially offset by decreases in professional fees of $22,000, or 27.8%, and FDIC insurance of $19,000 or 54.1%.

Non-interest expenses increased $136,000, or 11.0%, to $1.4 million for the six months ended June 30, 2011 compared to the same period in 2010. The increase was primarily due to a $58,000, or 59.6%, increase in premises and equipment, a $40,000, or 35.6%, increase in data processing and a $35,000, or 6.4%, increase in compensation.

Income Tax Expense (Benefit). Income tax expense (benefit) amounted to $7,000 and $(19,000) for the three months ended June 30, 2011 and 2010, respectively, resulting in effective tax rates of 21.7% and (56.1)%, respectively.

Income tax expense (benefit) amounted to $12,000 and $(57,000) for the six months ended June 30, 2011 and 2010, respectively, resulting in effective tax rates of 21.3% and (49.1)%, respectively.

The increase in income tax expense was primarily due to higher income before income tax expense for the three and six months ended June 30, 2011 compared to a loss before income tax benefit for the three and six months ended June 30, 2010. The effective tax rate is influenced by the relation of tax exempt income from bank owned life insurance relative to pre-tax income.

Non-GAAP Financial Measure

In this Recent Developments discussion, we have disclosed the amount that our net loans receivable would have increased during the six months ended June 30, 2011 exclusive of the impact of two loan foreclosures during the period. We have presented this information because we believe it is useful for potential investors to understand the increase in loan volumes that are being generated by our ongoing operations, and we believe that disclosure of net loan growth alone obscures this information since foreclosures are netted against the total volume of loans.

Below is a reconciliation of the adjustments and the GAAP basis information presented in this section of this prospectus.

For the Six Months Ended June 30, 2011
Loans receivable, net at December 31, 2010	$60,909
Loans receivable, net at June 30, 2011	60,638

GAAP change in net loans receivable	(271)
Add back aggregate amount of loan foreclosures	681

Change in net loans receivable without impact of loan foreclosures	$410

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•

statements of our goals, intentions and expectations, particularly with respect to our business plan and strategies, including with respect to (i) increasing our focus on commercial real estate lending, (ii) attracting lower-cost deposits, (iii) hiring intensions and the impact of such hiring, (iv) increased use of technology and expansion of our web-based services, and the impact of such expansion, (v) development of new products and services, (vi) anticipated branch expansion, and (vii) potential future acquisitions;

•	statements regarding our prospects and future expansion and growth, including with respect to adding new customers and our increased market presence in Westminster;

•	statements regarding changes in expenses and revenues;

•	statements regarding the asset quality of our loan and investment portfolios;

•	statements with respect to maintaining “well capitalized” status;

•	statements with respect to our allowance for loan losses, and the adequacy thereof;

•	statements with respect to foreclosures with respect to, anticipated losses on, resolution of and additional reserves with respect to nonperforming loans;

•	our statement with respect to anticipated loan opportunities as the real estate markets stabilize; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans; and

•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. You should not put undue reliance on any forward-looking statements. Please see “Risk Factors” beginning on page 17.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $2.7 million and $3.8 million, or $4.5 million if the offering range is increased by 15%.

We intend to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 per Share of
	331,500 Shares		390,000 Shares		448,500 Shares		515,775 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
				(Dollars in Thousands)
Offering proceeds	$3,315		$3,900		$4,485		$5,158
Less offering expenses	(660)		(660)		(660)		(660)

Net offering proceeds	$2,655	100.0%	$3,240	100.0%	$3,825	100.0%	$4,498	100.0%

Use of net proceeds:
To Carroll Community Bank	$2,257	85.0%	$2,754	85.0%	$3,251	85.0%	$3,823	85.0%
To fund loan to employee stock ownership plan	$199	7.5%	$234	7.2%	$269	7.0%	$309	6.9%
Retained by Carroll Bancorp,	$199	7.5%	$252	7.8%	$305	8.0%	$365	8.1%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market conditions or regulatory considerations following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Carroll Community Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if we used a syndicated community offering to sell shares of common stock not purchased in the subscription and community offerings.

Carroll Bancorp, Inc. may use the proceeds it retains from the offering:

•	to invest in short-term securities, including securities issued by the U.S. government, government sponsored agencies or government sponsored enterprises (including mortgage-backed securities);

•	to expand our banking franchise by establishing or acquiring new branches;

•	to repurchase shares of our common stock;

•	to pay dividends on our common stock; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan, Carroll Bancorp, Inc. has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments and government sponsored or government agency mortgage-backed securities. Under applicable regulations, Carroll Bancorp, Inc. may during the first year following the conversion, assuming stockholder approval, use a portion of the net proceeds it retains to fund the recognition and retention plan.

We may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

Carroll Community Bank may use the net proceeds it receives from the offering:

•	to expand its banking franchise by establishing or acquiring new branches;

•	to fund new loans;

•	to develop new products and services;

•	to repay borrowings;

•	to invest in short-term securities, including securities issued by the U.S. government, government sponsored agencies or government sponsored enterprises (including mortgage-backed securities); and

•	for other general corporate purposes.

Initially, the net proceeds we retain will be invested in short-term investments and government, government sponsored enterprise and government agency mortgage-backed securities.

Carroll Community Bank has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience growth through increased lending and investment activities and, possibly, acquisitions. We currently have no understandings or agreements to acquire other banks, thrifts, or other financial services companies. There can be no assurance that we will be able to consummate any acquisition.

OUR POLICY REGARDING DIVIDENDS

Following completion of the offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. We currently do not expect to pay dividends in the foreseeable future. In determining whether to pay a cash dividend and the amount of such cash dividend in future periods, the Board of Directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. We cannot assure you that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. We may pay special cash dividends, stock dividends or returns of capital, to the extent permitted by and applicable law and regulations, in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Carroll Community Bank. Accordingly, it is anticipated that any cash distributions we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, during the three-year period following the offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Carroll Bancorp, Inc. is organized under the Maryland General Corporation Law, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. In addition, because Carroll Bancorp, Inc. is a bank holding company the Federal Reserve Board may impose requirements on its payment of dividends. Among other things, the Federal Reserve Board has issued guidance that states, in general, that an entity experiencing financial difficulties should not pay or continue to pay dividends unless (i) the entity’s net income over the prior year is sufficient to fund all dividends and (ii) the earnings retained by the entity is consistent with the entity’s capital needs, asset quality and overall financial condition. There are additional restrictions under Maryland Financial Institutions Law with respect to Carroll Community Bank’s payment of dividends, as discussed below, which is Carroll Bancorp, Inc.’s only source of funds from which dividends to stockholders could be paid.

Under Maryland law, Carroll Community Bank may declare a cash dividend, after providing for due or accrued expenses, losses, interest and taxes, from its undivided profits or, with the prior approval of the Maryland Office of the Commissioner of Financial Regulation, from its surplus in excess of 100% of its required capital stock. Also, if Carroll Community Bank’s surplus is less than 100% of its required capital stock, cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, the bank regulatory agencies have the ability to prohibit or limit proposed dividends if such regulatory agencies determine the payment of such dividends would result Carroll Community Bank being in an unsafe and unsound condition. Any payment of dividends by Carroll Community Bank to us that would be deemed to be drawn out of Carroll Community Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Carroll Community Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Carroll Community Bank does not intend to make any distribution to us that would create such a federal tax liability.

MARKET FOR THE COMMON STOCK

We have never issued capital stock. Upon completion of the offering, we expect that our common stock will be quoted on the OTC Bulletin Board. Stifel, Nicolaus & Company, Incorporated has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so, or to continue to do so once it begins.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2011, Carroll Community Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Carroll Community Bank at March 31, 2011, and the pro forma regulatory capital of Carroll Community Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Carroll Community Bank of 85% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Carroll Community Bank		Pro Forma at March 31, 2011, Based Upon the Sale in the Offering of (1)
	Historical at March 31, 2011		331,500 Shares (minimum)		390,000 Shares (midpoint)		448,500 Shares (maximum)		515,775 Shares (15% above maximum) (2)
		Percent		Percent		Percent		Percent		Percent
	Amount	of Assets	Amount	of Assets	Amount	of Assets	Amount	of Assets	Amount	of Assets
	(Dollars in thousands)
Equity (1)	$5,797	6.05%	$7,855	8.01%	$8,317	8.44%	$8,779	8.86%	$9,311	9.35%
Tier 1 leverage capital	$5,654	5.94%	$7,712	7.91%	$8,174	8.34%	$8,636	8.77%	$9,168	9.25%
Tier 1 leverage requirement (4)	3,810	4.00%	3,901	4.00%	3,920	4.00%	3,940	4.00%	3,963	4.00%

Excess	$1,844	1.94%	$3,811	3.91%	$4,254	4.34%	$4,696	4.77%	$5,205	5.25%

Tier I risk-based capital (5)	$5,654	12.16%	$7,712	16.43%	$8,174	17.37%	$8,636	18.32%	$9,168	19.40%
Risk-based requirement	1,860	4.00%	1,878	4.00%	1,882	4.00%	1,886	4.00%	1,890	4.00%

Excess	$3,794	8.16%	$5,834	12.43%	$6,292	13.37%	$6,750	14.32%	$7,278	15.40%

Total risk-based capital (5)	$6,236	13.41%	$8,294	17.67%	$8,756	18.61%	$9,218	19.55%	$9,750	20.63%
Risk-based requirement	3,720	8.00%	3,756	8.00%	3,764	8.00%	3,772	8.00%	3,781	8.00%

Excess	$2,516	5.41%	$4,538	9.67%	$4,992	10.61%	$5,446	11.55%	$5,969	12.63%

Reconciliation of capital infused into Carroll Community Bank:
Net proceeds		$2,257		$2,754		$3,251		$3,823
Less: Common stock acquired by employee stock ownership plan		(199)		(234)		(269)		(309)

Pro forma increase		$2,058		$2,520		$2,982		$3,514

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 6.0% of the shares of common stock to be outstanding immediately following the offering. Pro forma Generally Accepted Accounting Principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund this plan. See “Management of Carroll Bancorp, Inc.—Tax Qualified Benefit Plans” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Tier 1 leverage levels are shown as a percentage of average adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Required capital ratio reflects “well capitalized” under prompt corrective action regulations. The current Maryland Office of the Commissioner of Financial Regulation capital requirement for financial institutions is 3.0% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4.0% to 5.0% core capital ratio requirement for all other financial institutions
(5)	Required capital ratio reflects “well capitalized” under prompt corrective action regulations. Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

We intend to adopt a recognition and retention plan and to submit the plan to stockholders at a meeting of stockholders held at least six months following the completion of the offering. If the plan is approved by stockholders, we intend to reserve authorized and unissued shares equal to 3.0% of the common stock issued in conversion for issuance under the recognition and retention plan, which would dilute the voting interests of existing stockholders approximately 2.91%. The shares are reflected as a compensation expense resulting in a reduction of stockholders’ equity. See “Pro Forma Data” and “Management of Carroll Bancorp, Inc. – New Stock Benefit Plans – Recognition and Retention Plan.

CAPITALIZATION

The following table presents the historical capitalization of Carroll Community Bank at March 31, 2011 and the pro forma consolidated capitalization of Carroll Bancorp, Inc., after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Carroll Community Bank	Carroll Bancorp, Inc. Pro Forma, Based Upon the Sale in the Offering at $10.00 per Share of
	Historical at March 31, 2011	Minimum 331,500 Shares	Midpoint 390,000 Shares	Maximum 448,500 Shares	Maximum as adjusted 515,775 Shares (1)
Deposits (2)	$84,929	$84,929	$84,929	$84,929	$84,929
Borrowings	5,000	5,000	5,000	5,000	5,000

Total deposits and borrowed funds	$89,929	$89,929	$89,929	$89,929	$89,929

Stockholders’ equity:
Common Stock, $0.01 par value, 9,000,000 shares authorized; assuming shares outstanding as shown (3) (4)	$—	$3	$4	$4	$5
Additional paid-in capital (4)	—	2,652	3,236	3,821	4,493
Retained earnings (5)	5,770	5,770	5,770	5,770	5,770
Adjusted for:
Accumulated Other Comprehensive Income	27	27	27	27	27
Common stock to be acquired by employee stock ownership plan (6)	—	(199)	(234)	(269)	(309)
Common stock to be acquired by stock-based benefit plans (7)	—	(99)	(117)	(135)	(155)

Total stockholders’ equity	$5,797	$8,154	$8,686	$9,219	$9,831

Pro forma shares outstanding:
Shares offered for sale		331,500	390,000	448,500	515,775

Total shares outstanding		331,500	390,000	448,500	515,775

Total stockholder’s equity as a percentage of total assets (2)	6.05%	8.32%	8.81%	9.31%	9.87%
Tangible stockholder’s equity as a percentage of total assets	6.05%	8.32%	8.81%	9.31%	9.87%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market conditions or regulatory considerations following the commencement of the subscription and community offerings.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of Carroll Bancorp, Inc. common stock pursuant to one or more stock-based benefit plans that we intend to present for stockholder approval no earlier than six months after the effective date of the conversion. If these plans are implemented within 12 months following the completion of the offering, an amount up to 10.0% and 3.0% of the shares of Carroll Bancorp, Inc. common stock sold in the offering will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively. See “Management of Carroll Bancorp, Inc.—New Stock Benefit Plans.”
(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net offering proceeds at the offering price of $10.00 per share
(5)	The retained earnings of Carroll Community Bank will be substantially restricted after the conversion. See “Supervision and Regulation.”
(6)	Assumes that 6.0% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Carroll Bancorp, Inc. The loan will be repaid principally from Carroll Community Bank’s contributions to the employee stock ownership plan. Since Carroll Bancorp, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on Carroll Bancorp, Inc.’s financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Carroll Bancorp, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to non-interest expense. Implementation of the stock-based benefit plans will require stockholder approval. The funds to be used by the stock-based benefit plans will be provided by Carroll Bancorp, Inc.

PRO FORMA DATA

The following tables summarize historical data of Carroll Community Bank and pro forma data of Carroll Bancorp, Inc. at and for the three months ended March 31, 2011 and at and for the fiscal ended December 31, 2010. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and community offerings;

•

our employee stock ownership plan will purchase 6.0% of the shares of common stock sold in the offering with a loan from Carroll Bancorp, Inc. The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, adjusted annually) over a period of 20 years. Interest income that Carroll Bancorp, Inc. will earn on the loan will offset the interest paid on the loan by Carroll Community Bank; and

•	expenses of the offering, other than marketing agent fees and expenses to be paid to Stifel, Nicolaus & Company, Incorporated, will be $420,000.

We calculated pro forma consolidated net income for the three months ended March 31, 2011 and the fiscal year ended December 31, 2010 as if the estimated net proceeds we received had been invested at assumed interest rates of 2.24% and 2.01%, respectively (1.48% and 1.33%, respectively, on an after-tax basis). These represent the yields on the five-year U.S. Treasury Note as of March 31, 2011 and December 31, 2010, respectively.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The tables reflect the possible issuance of additional shares pursuant to our proposed stock option plan, which we expect to adopt following the offering and present, together with the recognition and retention plan discussed below, to our stockholders for approval at a meeting to be held at least six months after the conversion is completed. See “Management—New Stock Benefit Plans.” For purposes of the tables, we have assumed that stockholder approval was obtained, the exercise price of the stock options and the market price of the common stock at the date of grant were $10.00 per share, the stock options had a term of ten years and vest pro rata over a five-year period, and options were granted to acquire common stock equal to 10.0% of Carroll Bancorp, Inc.’s common stock sold the offering. We applied the Black-Scholes option pricing model to estimate a grant date fair value of $2.97 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 16.46% for the common stock, a dividend yield of 0.0%, an expected option life of ten years and a risk free interest rate of 3.47%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 34.0%) for a deduction equal to the grant date fair value of the options. There can be no assurance that stockholder approval of the stock option plan will be obtained, that the exercise price of the options will be $10.00 per share or that the Black-Scholes option pricing model assumptions used to prepare the table will be the same at the time the options are granted.

The tables also give effect to the recognition and retention plan, which we expect to adopt following the offering and present, together with the stock option plan discussed above, to our stockholders for approval at a meeting to be held at least six months after the conversion is completed. If approved by our stockholders, we will reserve for issuance under the recognition and retention plan an amount of common stock equal to 3.0% of our common stock to be outstanding after the offering from authorized but unissued shares of common stock. The table assumes that stockholder approval has been obtained and that the shares issued under the plan vest over a five-year period. There can be no assurance that stockholder approval of the recognition and retention plan will be obtained.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 85% of the net proceeds from the offering to Carroll Community Bank, and we will retain the remainder of the net proceeds from the offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	our results of operations after the offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

	At or For the Three Months Ended March 31, 2011 Based Upon the Sale at $10.00 Per Share of
	331,500 Shares	390,000 Shares	448,500 Shares	515,775 Shares
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$3,315	$3,900	$4,485	$5,158
Less expenses	(660)	(660)	(660)	(660)

Estimated net proceeds	2,655	3,240	3,825	4,498
Less common stock purchased by ESOP (2)	(199)	(234)	(269)	(309)
Less common stock purchased by recognition and retention plan (3)	(99)	(117)	(135)	(155)

Estimated net cash proceeds	$2,357	$2,889	$3,421	$4,034

For the Three Months Ended March 31, 2011
Consolidated net income:
Historical	$22	$22	$22	$22
Pro forma income on net proceeds	9	11	13	15
Pro forma ESOP adjustment (2)	(2)	(2)	(2)	(3)
Pro forma recognition and retention award adjustment (3)	(3)	(4)	(5)	(5)
Pro forma stock option adjustment	(5)	(5)	(6)	(7)

Pro forma net income	$21	$22	$22	$22

Per share net income:
Historical	$0.07	$0.06	$0.05	$0.05
Pro forma income on net proceeds	0.03	0.03	0.03	0.03
Pro forma ESOP adjustment (2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma recognition and retention award adjustment (3)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock option adjustment	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share	$0.07	$0.06	$0.05	$0.05

Offering price as a multiple of pro forma net income per share	35.71	41.67	50.00	50.00
Number of shares outstanding for pro forma net income per share calculations (5)	311,859	366,893	421,926	485,215
At March 31, 2011
Stockholders’ equity:
Historical	$5,797	$5,797	$5,797	$5,797
Estimated net proceeds	2,655	3,240	3,825	4,498
Less common stock purchased by
ESOP (2)	(199)	(234)	(269)	(309)
Less common stock purchased by recognition and retention plan (3)	(99)	(117)	(135)	(155)

Pro forma stockholders’ equity (6)	$8,154	$8,686	$9,219	$9,831
Intangible assets	0	0	0	0

Pro forma tangible stockholders’ equity	$8,154	$8,686	$9,219	$9,831

	331,500 Shares	390,000 Shares	448,500 Shares	515,775 Shares
	(Dollars in thousands, except per share amounts)
At March 31, 2011
Stockholders’ equity per share:
Historical	$17.49	$14.86	$12.93	$11.24
Estimated net proceeds	8.01	8.31	8.53	8.72
Less common stock purchased by
ESOP (2)	(0.60)	(0.60)	(0.60)	(0.60)
Less common stock purchased by recognition and retention plan (3)	(0.30)	(0.30)	(0.30)	(0.30)

Pro forma stockholders’ equity per share (6)	$24.60	$22.27	$20.56	$19.06
Intangible assets	0.00	0.00	0.00	0.00

Pro forma tangible stockholders’ equity per share	$24.60	$22.27	$20.55	$19.06

Offering price as a percentage of equity per share	40.65%	44.90%	48.64%	52.47%
Offering price as a percentage of tangible equity per share	40.65%	44.90%	48.66%	52.47%
Number of shares outstanding for pro forma book value per share calculations (7)	331,500	390,000	448,500	515,775

	At or For the Year Ended December 31, 2010 Based Upon the Sale at $10.00 Per Share of
	331,500 Shares	390,000 Shares	448,500 Shares	515,775 Shares
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$3,315	$3,900	$4,485	$5,158
Less expenses	(660)	(660)	(660)	(660)

Estimated net proceeds	2,655	3,240	3,825	4,498
Less common stock purchased by ESOP (2)	(199)	(234)	(269)	(309)
Less common stock purchased by recognition and retention plan (3)	(99)	(117)	(135)	(155)

Estimated net cash proceeds	$2,357	$2,889	$3,421	$4,034

For the Year Ended December 31, 2010
Consolidated net income:
Historical	$(136)	$(136)	$(136)	$(136)
Pro forma income on net proceeds	31	38	45	54
Pro forma ESOP adjustment (2)	(7)	(8)	(9)	(10)
Pro forma recognition and retention award adjustment (3)	(13)	(15)	(18)	(20)
Pro forma stock option adjustment	(18)	(21)	(24)	(28)

Pro forma net income	$(143)	$(142)	$(142)	$(140)

Per share net income:
Historical	$(0.44)	$(0.37)	$(0.32)	$(0.28)
Pro forma income on net proceeds	0.10	0.10	0.11	0.11
Pro forma ESOP adjustment (2)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma recognition and retention award adjustment (3)	(0.04)	(0.04)	(0.04)	(0.04)
Pro forma stock option adjustment	(0.06)	(0.06)	(0.06)	(0.06)

Pro forma net income per share	$(0.46)	$(0.39)	$(0.33)	$(0.29)

Offering price as a multiple of pro forma net income per share	NM	NM	NM	NM
Number of shares outstanding for pro forma net income per share calculations (5)	312,605	367,770	422,936	486,376
At December 31, 2010
Stockholders’ equity:
Historical	$5,777	$5,777	$5,777	$5,777
Estimated net proceeds	2,655	3,240	3,825	4,498
Less common stock purchased by
ESOP (2)	(199)	(234)	(269)	(309)
Less common stock purchased by recognition and retention plan (3)	(99)	(117)	(135)	(155)

Pro forma stockholders’ equity (6)	$8,134	$8,666	$9,198	$9,811
Intangible assets	0	0	0	0

Pro forma tangible stockholders’ equity	$8,134	$8,666	$9,198	$9,811

	331,500 Shares	390,000 Shares	448,500 Shares	515,775 Shares
	(Dollars in thousands, except per share amounts)
At December 31, 2010
Stockholders’ equity per share:
Historical	$17.43	$14.81	$12.88	$11.20
Estimated net proceeds	8.01	8.31	8.53	8.72
Less common stock purchased by
ESOP (2)	(0.60)	(0.60)	(0.60)	(0.60)
Less common stock purchased by recognition and retention plan (3)	(0.30)	(0.30)	(0.30)	(0.30)

Pro forma stockholders’ equity per share (6)	$24.54	$22.22	$20.51	$19.02
Intangible assets	0.00	0.00	0.00	0.00

Pro forma tangible stockholders’ equity per share	$24.54	$22.22	$20.51	$19.02

Offering price as a percentage of equity per share	40.75%	45.00%	48.76%	52.58%
Offering price as a percentage of tangible equity per share	40.75%	45.00%	48.76%	52.58%
Number of shares outstanding for pro forma book value per share calculations (7)	331,500	390,000	448,500	515,775

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market conditions or regulatory considerations following the commencement of the offering.
(2)	Assumes that 6.0% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Carroll Bancorp, Inc. Carroll Community Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Carroll Community Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. ASC 718-40 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Carroll Community Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 995, 1,170, 1,346 and 1,547 shares were committed to be released during the fiscal year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	Assumes that an amount equal to 3.0% of its common stock to be sold in the offering that will be reserved for issuance as restricted stock awards under the recognition and retention plan proposed to be adopted following the offering. The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of our common stock was $10.00 at the time the awards were made, that all shares were granted in the first year after the offering, that shares of restricted stock issued under the recognition and retention plan vest over a five-year period, or 20.0% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20.0% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the recognition and retention plan, total recognition and retention plan expense would be greater.
(4)

The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options that may be granted under the stock option plan to be adopted following the conversion. If the stock option plan is approved by stockholders, a number of shares equal to 10.0% of our common stock to be sold in the offering will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, each option is assumed to have a value of $2.97 based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, ten years; expected volatility, 16.46%; and risk-free interest rate, 3.47%. Finally, we assumed that 25.0% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed rate of 34.0%) for a deduction equal to the grant date fair value of the options. It is assumed that all stock options were granted in the first year after the offering, that stock options granted under the stock option plan vest over a five-year period, or 20.0% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20.0% of the value of the options awarded was an amortized expense during each year. If the fair market value per share is different than $10.00 per share on the date options are awarded under the stock option plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Carroll Bancorp, Inc. may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value.
(5)	Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under one or more stock-based benefit plans. See note 2, above.
(6)	The retained earnings of Carroll Community Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation.”
(7)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition at March 31, 2011 and at December 31, 2010 and 2009. This section should be read in conjunction with the Financial Statements and notes to the financial statements that appear elsewhere in this prospectus.

Overview

Historically, Carroll Community Bank has operated as a traditional community savings association. As such, our business consisted primarily of originating one-to four-family real estate loans secured by property in our market area and investing in mortgage-backed and U.S. Agency securities. Typically, one-to four-family loans involve a lower degree of risk and carry a lower yield than commercial real estate and business loans. At March 31, 2011, $53.0 million, or 86.4%, of our loan portfolio consisted of longer-term, one- to four-family residential real estate loans (including investor residential mortgage loans), of which $50.3 million, or 94.9%, were fixed rate loans and $2.7 million, or 5.1%, were adjustable rate loans. This resulted in our being particularly vulnerable to increases in interest rates, as our interest-bearing liabilities mature or reprice more quickly than our interest-earning assets. Although we plan to continue to originate one- to four-family residential mortgage loans going forward, we intend to increase our focus on the origination of commercial real estate loans, which generally provide higher returns and have shorter durations than one- to four-family residential mortgage loans. Our loans are primarily funded by savings accounts and certificates of deposit.

The results of our operations depend mainly on our net interest income, which is the difference between the interest income we earn on our loan and investment portfolios and the interest expense we pay on deposits and borrowings. Results of operations are also affected by provisions for loan losses, non-interest income and non-interest expense. Our non-interest expense consists primarily of compensation and employee benefits, as well as office occupancy, deposit insurance and general administrative and data processing expenses. Our operations are significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect our financial condition and results of operations. See “Risk Factors” beginning on page 17.

During the three months ended March 31, 2011, our net interest income increased $110,000, or 21.1%, compared to the three months ended March 31, 2010, primarily as a result of lower interest paid on deposits during the 2011 period. We had net income of $22,000 during the three months ended March 31, 2011 compared to a net loss of $44,000 for the same period in 2010, a $66,000 increase, primarily as a result of a decrease in the provision for loan losses and an increase in net interest income, partially offset by an increase in non-interest expenses. We also increased our deposits by $163,000, or 0.2%. Our net loan portfolio decreased $220,000 during the three months ended March 31, 2011 as a result of foreclosures during the quarter, which was partially offset by loan originations during the three-month period.

During the year ended December 31, 2010, our net interest income increased $365,000, or 18.7%, compared to the year ended December 31, 2009, primarily as a result of lower interest paid on deposits in 2010. We had a net loss of $136,000 in 2010, compared to net income of $4,000 in 2009, a $140,000 difference, primarily as a result of a decrease in total non-interest income and an increase in total non-interest expenses, partially offset by the increase in net interest income. We also increased our deposits by $2.3 million, or 2.8%, and our loan portfolio by $4.7 million, or 8.4%, during the year ended December 31, 2010.

Our nonperforming assets totaled $2.7 million, or 2.80% of total assets, at March 31, 2011, compared to $3.1 million, or 3.25% of total assets, at December 31, 2010 and $3.4 million, or 3.61% of total assets, at December 31, 2009. We had two loans totaling $116,000 delinquent at least 60 but less than 90 days at March 31, 2011 compared to $78,000 (two loans) and $266,000 (four loans) of such delinquencies at December 31, 2010 and December 31, 2009, respectively. In addition, we provided $253 for loan losses for the three months ended March 31, 2011 compared to $117,000 for the three months ended March 31, 2010 and $378,000 for loan losses during the year ended December 31, 2010 compared to $429,000 during the year ended December 31, 2009, reflecting a decrease in nonperforming loans and a lower level of required specific reserves for the loan loss provision during the three months ended March 31, 2011 and in 2010.

The recent recession and ongoing economic crisis has negatively affected the real estate market in our primary market areas. Due in part to economic recession of 2007 to 2009, the number of housing units sold in Carroll and Howard Counties declined by 37.1% and 29.8%, respectively, from 2006 to 2010, according to the Maryland Association of Realtors and the Coastal Association of Realtors. According to the same source, the average home price in Carroll County over that time period declined from $362,000 to $292,000, or 19.5%, while the average home price in Howard County declined from $454,000 to $403,000, a decline of 11.2% from 2006 to 2010. These declines have in turn negatively affected our ability to make loans in the residential real estate markets, both with respect to the number of loans and the amount of such loans. Similar declines in the commercial real estate market have also affected our ability to make loans in the commercial real estate context, although to a lesser extent. Of course, the downturn in the real estate market and the broader effect on the economy contributed to a higher level of nonperforming loans and charge-offs as borrowers were unable to pay their loans due to job loss or other economic factors, refinance their loans or sell the underlying property. In 2011, however, we have begun to see signs of market stability and we anticipate that as market conditions return to a more normal level, there will be increased mortgage loan opportunities.

The real estate downturn has not significantly affected our investment portfolio or any investment opportunities related to that portfolio, although our portfolio has been negatively impacted by declining interest rates.

We do not offer “interest only” mortgage loans on one- to four-family residential properties (where the borrower pays interest but no principal for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that generally are made to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (traditionally defined as loans having less than full documentation). We also do not own any private label mortgage-backed securities.

We do not currently offer, nor do we currently have exposure to, acquisition, development and construction loans. We currently do not have any significant exposure to commercial real estate loans nor concentration issues regarding commercial real estate loans, although we intend to increase the amount of commercial real estate loans we originate and hold in our portfolio going forward.

At March 31, 2011 and December 31, 2010, all of our mortgage-backed securities have been issued and guaranteed by the Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac), Government National Mortgage Association (Ginnie Mae) or U.S. government-sponsored agencies. These entities guarantee the payment of principal and interest on our mortgage-backed securities. The balance of our investment securities are issued either by U.S. government sponsored agencies or local municipalities.

Our Business Strategy

Highlights of our business strategy are as follows:

•

Maintaining capital at “well capitalized” levels. Our policy has always been and will continue to be to protect the safety and soundness of Carroll Community Bank through conservative credit and operational risk management, balance sheet strength, and safe and sound operations. As a result, our capital ratios are in excess of the “well capitalized” standards set by the Federal Deposit Insurance Corporation. We have maintained and seek to maintain “well capitalized” levels of regulatory capital through balance sheet management and additions to capital from profits. The conversion and offering will further increase our capital levels and help allow us to maintain and exceed our “well capitalized” status.

•

Maintaining a Quality Loan Portfolio While Exercising Prudent Underwriting Standards. While the delinquencies in our loan portfolio have increased during the current economic downturn, we continue to emphasize maintaining strong asset quality by following conservative underwriting criteria, diligently applying our collection efforts, and originating loans secured primarily by real estate. We will continue to focus on asset quality as we seek to expand our commercial lending activities. The increase in our delinquencies was primarily due to the effects of weakened economic conditions on our borrowers. To address increased problem assets, we have placed more attention and resources on loan workouts and, in certain cases, have modified loans with delinquent borrowers. We attribute our low level of net-charge-offs, in part, to these workout efforts. Our net charge offs were 0.28% and 0.57% of our average loans outstanding for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively, while our nonperforming assets at March 31, 2011 and December 31, 2010 were $2.7 million, or 2.8% of total assets, and $3.1 million, or 3.3% of total assets, respectively. Of the $2.7 million of nonperforming assets at March 31, 2011, $1.8 million, or 68.7% of total nonperforming assets, are related to three borrower relationships that we believe are adequately collateralized and reserved against. Finally, we annually engage an outside loan review firm to perform a thorough review of our loan portfolio. This review involves analyzing all large borrowing relationships, delinquency trends and loan collateral valuation in order to identify impaired loans.

•	Improve Our Earnings and Diversify Our Loan Portfolio. We continue to seek ways of increasing our net interest income, net interest margin and other sources of non-interest income.

•

Emphasizing Origination of Commercial Real Estate Loans. Commercial real estate loans are attractive because they generally provide us with higher yields and less interest rate risk because they typically have adjustable rates of interest and/or shorter terms to maturity in comparison to traditional single-family residential mortgage loans. The net proceeds from the offering will increase our capital, although we currently maintain regulatory capital in excess of “well capitalized” standards, and will facilitate our ability to expand our loan relationships, consistent with our current underwriting guidelines. We intend to emphasize growth in our commercial real estate lending in a manner consistent with our loan underwriting policies and procedures while recognizing the increased risk inherent in commercial real estate loans.

•

Expanding Commercial Banking Operations. We hired an experienced commercial loan officer in October 2010 and plan to hire an additional commercial loan officer in 2011 to facilitate our loan origination efforts on local real estate investors, builders and other area businesses to capitalize on our commercial banking experience and to further penetrate the markets we serve. As a community-based bank, we believe that we offer high quality customer service by combining locally based management for fast decisions on loan applications and approvals with customized deposit services that are attractive to small and medium sized businesses.

•

Controlling Non-interest Expense. We monitor our expense ratios closely and strive to improve our efficiency ratio through expense control. Our largest non-interest expense is compensation. We work to limit growth of compensation expense by controlling increases in the number of employees to those needed to support our growth and by maximizing the use of technology to increase efficiency.

•

Offering Additional Products and Services. We intend to utilize technology to increase productivity and provide additional products and services, including but not limited to merchant services, online bill payment, ACH, and remote deposit capture. We continue to enhance the internet banking services platform currently offered to our business and retail customers. We expect that these new products and services will help to maintain and increase our deposit base and will attract business and retail customers. We analyze the profitability of products and services and allocate our resources to those areas we believe offer the greatest future potential.

•

Continuing Residential Mortgage Lending. As a community bank we continue our mission of supporting the communities we serve by offering a strong line of traditional single-family residential mortgage products. We offer first and second mortgages of various terms using fixed or adjustable rate products. In addition, we offer home equity loans and lines of credit to support short term financing needs. At March 31, 2011, our loans secured by residential properties amounted to $53.0 million or 86.4% of our total loan portfolio. This includes $4.2 million in second lien loans, including home equity loans and lines of credit. In order to manage our interest rate risk, it is our policy to sell all loans with terms of more than 15 years, which improves our interest rate risk position and non-interest income.

•

Improve our Funding Mix and Increase Core Deposits. We are continuing our efforts to increase our core deposits in order to help reduce and control our cost of funds. We value core deposits because they represent longer-term customer relationships and lower costs of funds. As part of our strategy to expand our commercial real estate portfolio, we expect to attract lower cost core deposits as part of these borrower relationships. We offer competitive rates on a wide variety of deposit products to meet the individual needs of our customers. We also promote longer term deposits where possible, consistent with our asset liability management goals.

•

Expand Our Market Presence and Geographic Reach Through De Novo Branching and Complementary Branch Acquisitions. We continue to seek ways to increase our market penetration to grow our business and expand our geographic reach. The net proceeds from the offering will facilitate our ability to add new branch locations, either on a de novo basis or through acquisitions to provide our customers with better access and service in addition to filling any gaps in our footprint. While our business plan indicates our intention to open a new de novo branch office by 2014, any such openings will be subject to, among other factors, market conditions, the economic environment, regulatory approval and the identification of sites which are acceptable to us being available within our targeted expense range. Except as set forth above, we currently have no specific agreements or understandings with respect to any acquisitions or de novo openings.

Anticipated Increase in Non-Interest Expense

Following the completion of the conversion and offering, we anticipate that our non-interest expense will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan, and the adoption of one or more stock-based benefit plans, if approved by our stockholders.

Assuming that the adjusted maximum number of shares (515,775 shares) is sold in the offering:

•

our employee stock ownership plan would acquire 30,946 shares of common stock with a $309,465 loan that is expected to be repaid over 20 years, resulting in an annual pre-tax expense of approximately $15,474 based on the offer price of $10.00 per share);

•

our stock-based benefit plans would grant stock options to purchase shares equal to 10% of the total shares issued in the offering, or 51,577 shares, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming a five-year vesting period and a Black-Scholes option pricing analysis of $2.97 per option, as described in “Pro Forma Data,” the annual pre-tax expense associated with stock options granted under the stock-based benefit plans would be approximately $30,637; and

•

our stock-based benefit plans would award a number of shares equal to 3.0% of the shares issued in the offering, or 15,473 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plans at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plans would be approximately $30,946.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share would increase the total employee stock ownership plan expense, and any accelerated repayment of the loan would increase the annual employee stock ownership plan expense. Additionally, the actual expense of shares awarded under one or more stock-based benefit plans will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. Further, the actual expense of stock options granted under one or more stock-based benefit plans would be determined by the grant-date fair value of the options, which would depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately used.

We may award shares of common stock and grant options in excess of 3.0% and 10.0%, respectively, of our shares of stock sold in the offering if our stock-based benefit plans are adopted more than one year following the completion of the offering. This would further increase our expenses associated with stock-based benefit plans.

Critical Accounting Policy

Our accounting and financial reporting policies conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the financial statements require management to exercise significant judgment or discretion or make significant assumptions based on the information available that have, or could have, a material impact on the carrying value of certain assets or on income, to be significant accounting policies. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. In reviewing and understanding financial information for us, you are encouraged to read and understand the significant accounting policies used in preparing our financial statements. We consider the allowance for loan losses to be our most significant accounting policy, which is further described in Note 1 of the Notes to the financial statements.

The allowance for loan losses is established through a provision for loan losses charged against income. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that represents the amount of probable and reasonably estimable known and inherent losses in the loan portfolio, based on evaluations of the collectability of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impacted loans, value of collateral, estimated losses on our loan portfolios as well as consideration of general loss experience. Based on our estimate of the level of allowance for loan losses required, we record a provision for loan losses to maintain the allowance for loan losses at an appropriate level.

We cannot predict with certainty the amount of loan charge-offs that we will incur. We do not currently determine a range of loss with respect to the allowance for loan losses. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

Balance Sheet Analysis and Comparison of Financial Condition at March 31, 2011 to December 31, 2010, and December 31, 2010 to December 31, 2009

Assets. Total assets increased $200,000, or 0.2%, to $95.8 million at March 31, 2011 compared to $95.6 million at December 31, 2010. This increase was primarily due to an increase in other assets of $737,000 due to a $637,000 increase in OREO as a result of the purchase of the underlying property on two loans on which Carroll Community Bank was foreclosing and prepaid assets increasing by $105,000 mainly for costs associated with the stock offering. These increases were partially offset by a decrease in cash and cash equivalents of $326,000, or 2.9%, primarily due to our deploying such funds for loan originations.

Our total assets increased $2.1 million, or 2.2%, to $95.6 million at December 31, 2010 from $93.5 million at December 31, 2009. The increase was due primarily to increases in net loans of $4.7 million or 8.3% and investment securities of $4.1 million or 28.0%, partially offset by decreases in cash and cash equivalents of $7.6 million or 40.6%. The net increase in total assets was funded by an increase in deposits of $2.3 million and redeploying existing cash and cash equivalents. Investment securities increased as a result of deploying excess funds into the purchase of additional U.S. agency and mortgage backed securities, and premises and equipment increased as a result of building and equipping our the new location for our Westminster branch, which moved to its new location in October 2010.

Loans. Net loans decreased $220,000 to $60.7 million at March 31, 2011 from $60.9 million at December 31, 2010. New loan originations of $2.4 million during the three-month period were offset by scheduled principal repayments of $750,000, loan payoffs of $1.3 million and the foreclosures mentioned above in the amount of $679,000, for an overall decrease of $220,000.

At December 31, 2010, net loans were $60.9 million, or 63.7% of total assets, an increase of $4.7 million or 8.4% from $56.2 million at December 31, 2009. This increase was primarily due to increases of $3.5 million in our non-owner occupied commercial real estate loans, $2.5 million in non-owner occupied (investor) residential mortgage loans, and $1.1 million in commercial owner-occupied loans, partially offset by decreases of $1.2 million in residential junior lien mortgage loans, $772,000 in residential first lien mortgage loans, and $333,000 in residential construction/land loans.

We have continued our focus on steadily increasing our commercial real estate portfolio in accordance with our current business plan. Non-owner occupied residential mortgage loans increased because we used some of our excess liquidity to purchase $1.9 million of non-owner occupied residential mortgage loans from other banks in 2010. Residential owner-occupied mortgage loans decreased as some borrowers refinanced outstanding loans. While purchasing loans is not an ongoing strategy for Carroll Community Bank, we will purchase loans either directly from specific financial institutions or in the secondary market when appropriate based on current conditions. During 2010, we deployed excess funds into purchased loans, but expect to do so less as our commercial loan originations increase.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio at the dates indicated. We had no loans held for sale at March 31, 2011, December 31, 2010 and December 31, 2009.

	At March 31,		At December 31,
	2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate
Residential owner occupied - first lien	$39,444	64.27%	$39,978	64.87%	$40,750	71.62%
Residential owner occupied - junior lien	4,158	6.77	3,891	6.31	5,133	9.02
Residential non-owner occupied (investor)	9,439	15.38	9,833	15.96	7,312	12.85
Construction/land	159	0.26	872	1.41	1,205	2.12

Total residential real estate	53,200	86.68	54,574	88.55	54,400	95.61
Commercial owner occupied	3,029	4.94	2,373	3.85	1,314	2.31
Commercial non-owner occupied	4,747	7.73	4,385	7.12	858	1.51

Total commercial real estate	7,776	12.67	6,758	10.97	2,172	3.82
Other commercial loans	180	0.29	84	0.14	29	0.05
Consumer Loans	218	0.36	212	0.34	299	0.53

	61,374	100.00%	61,628	100.00%	56,900	100.00%

Allowance for loan losses	(633)		(675)		(644)
Net deferred fees and in-process accounts	(52)		(44)		(46)

	$60,689		$60,909		$56,210

Loan Portfolio Maturities and Yields. The following tables summarize the scheduled repayments of our loan portfolio at March 31, 2011 and December 31, 2010.

	Residential real estate owner occupied - first lien		Residential real estate owner occupied - junior lien		Residential real estate non- owner occupied (investor)
		Weighted		Weighted		Weighted
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Due During the Twelve Months Ending March 31,
2012	$676	6.09%	$54	6.50%	$991	6.69%
2013	86	6.25%	490	7.22%	133	5.00%
2014	933	5.04%	271	6.09%	839	5.91%
2015 to 2016	5,654	5.03%	1,328	6.32%	2,630	6.09%
2017 to 2021	14,235	5.32%	887	5.11%	2,802	6.01%
2022 to 2026	9,481	5.57%	569	5.37%	1,410	6.51%
2027 and beyond	8,379	5.67%	559	5.19%	634	5.97%

Total	$39,444	5.42%	$4,158	5.87%	$9,439	6.15%

	Construction/land		Commercial real estate owner occupied		Commercial real estate non-owner occupied
		Weighted		Weighted		Weighted
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Due During the Twelve Months Ending March 31,
2012	$52	7.00%	$—	—	$339	9.00%
2013	8	5.50%	272	6.84%	—	—
2014	—	—	—	—	—	—
2015 to 2016	—	—	1,828	6.33%	407	7.25%
2017 to 2021	—	—	929	6.28%	1,879	6.45%
2022 to 2026	—	—	—	—	1,327	5.89%
2027 and beyond	99	6.50%	—	—	795	5.25%

Total	$159	6.61%	$3,029	6.36%	$4,747	6.34%

	Other commercial loans		Consumer loans		Total
		Weighted		Weighted		Weighted
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Due During the Twelve Months Ending March 31,
2012	$—	—	$2	0.58%	$2,114	6.87%
2013	—	—	6	3.08%	995	6.70%
2014	—	—	40	2.94%	2,083	5.49%
2015 to 2016	145	5.44%	170	2.66%	12,162	5.64%
2017 to 2021	—	—	—	—	20,732	5.55%
2022 to 2026	—	—	—	—	12,787	5.70%
2027 and beyond	35	7.00%	—	—	10,501	5.64%

Total	$180	5.74%	$218	2.70%	$61,374	5.68%

	Residential real estate owner occupied - first lien		Residential real estate owner occupied - junior lien		Residential real estate non- owner occupied (investor)
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Twelve Months Ending December 31,
2011	$682	6.10%	$51	6.50%	$857	6.71%
2012	86	6.25%	378	7.36%	161	6.34%
2013	912	5.06%	353	6.32%	860	5.80%
2014 to 2015	4,864	5.14%	1,266	6.30%	2,339	6.05%
2016 to 2020	15,196	5.30%	600	5.33%	2,882	6.05%
2021 to 2025	9,844	5.69%	892	5.15%	2,021	6.45%
2026 and beyond	8,394	5.73%	351	6.42%	713	6.02%

Total	$39,978	5.48%	$3,891	6.00%	$9,833	6.17%

	Construction/land		Commercial real estate owner occupied		Commercial real estate non-owner occupied
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Twelve Months Ending December 31,
2011	$53	7.00%	$388	6.29%	$342	9.00%
2012	—	—	278	6.83%	—	—
2013	57	5.50%	—	—	—	—
2014 to 2015	267	6.13%	765	6.77%	1,474	6.58%
2016 to 2020	—	—	942	6.28%	1,772	5.91%
2021 to 2025	—	—	—	—	—	—
2026 and beyond	495	5.50%	—	—	797	5.25%

Total	$872	5.78%	$2,373	6.51%	$4,385	6.26%

	Other commercial loans		Consumer loans		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Twelve Months Ending December 31,
2011	$—	—	$3	2.74%	$2,376	6.79%
2012	—	—	7	3.72%	910	6.89%
2013	—	—	27	3.18%	2,209	5.54%
2014 to 2015	84	5.57%	175	2.67%	11,234	5.75%
2016 to 2020	—	—	—	—	21,392	5.50%
2021 to 2025	—	—	—	—	12,757	5.77%
2026 and beyond	—	—	—	—	10,750	5.73%

Total	$84	5.57%	$212	2.77%	$61,628	5.71%

Fixed and Adjustable Rate Loans. The following table sets forth the scheduled repayments of fixed and adjustable rate loans in our portfolio at December 31, 2010 that are contractually due after December 31, 2011.

	Due After December 31, 2011
	Fixed	Adjustable	Total
	(in thousands)
Real estate loans:
Residential owner occupied - first lien	$37,409	$1,887	$39,296
Residential owner occupied - junior lien	3,778	62	3,840
Residential non-owner occupied (investor)	8,260	716	8,976
Construction/land	819	—	819

Total residential real estate	50,266	2,665	52,931
Commercial owner occupied	1,985	—	1,985
Commercial non-owner occupied	3,643	400	4,043

Total commercial real estate	5,628	400	6,028
Other commercial loans	22	62	84
Consumer loans	209	—	209

Total loans	$56,125	$3,127	$59,252

Investment Securities Portfolio. The following table sets forth the composition of our investment securities portfolio at the dates indicated.

	At March 31, 2011		At December 31, 2010		At December 31, 2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Investment securities available for sale:
U.S. government sponsored agencies	$1,472	$1,450	$2,472	$2,447	$1,696	$1,691
U.S. government sponsored mortgage-backed securities:
Guaranteed by Ginnie Mae	925	950	1,591	1,611	787	785
Guaranteed by Fannie Mae and Freddie Mac	15,451	15,494	13,807	13,861	11,928	12,151

Total securities available for sale	$17,848	$17,894	$17,870	$17,919	$14,411	$14,627

Investment securities held to maturity:
Municipal obligations	$808	$780	$808	$776	$—	$—

Total securities held to maturity	$808	$780	$808	$776	$—	$—

We had securities available for sale of $17.9 million, $17.9 million and $14.7 million at March 31, 2011, December 31, 2010 and December 31, 2009, respectively, which were recorded at fair value. This represents a decrease of $25,000, or 0.1%, for the three months ended March 31, 2011 and an increase of $3.3 million or 22.5%, for the year ended December 31, 2010.

We had securities held to maturity with an amortized cost of $808,000 at March 31, 2011 and December 31, 2010 which had a fair market value of $780,000 and $776,000, respectively, compared to no securities held to maturity at December 31, 2009. Securities available for sale at March 31, 2011 and December 31, 2010 consisted of U.S. government Agency securities and mortgage-backed securities. Our securities held to maturity consist of municipal bonds issued by the municipalities of Carroll County and Ocean City, Maryland, that we purchased during 2010 to deploy excess funds and invest in local municipalities.

Gains on sales and calls of securities and mortgage-backed securities totaled $40,000 and $73,000, respectively, during the three months ended March 31, 2011 and March 31, 2010. During the 12 months ended

December 31, 2010 and 2009, gains on sales and calls of securities and mortgage-backed securities totaled $229,000 and $665,000 respectively, as result of sales and calls of U.S Agency and mortgage-backed securities during those years. Investment gains realized during the three months ended March 31, 2011 and the years ended December 31, 2010 and 2009 were the result of asset/liability management decisions to reduce call risk in the portfolio of U.S. Agency securities, to mitigate potential extension risk in longer-term mortgage-backed securities, and to mitigate prepayment risk in mortgage backed-securities.

With respect to our portfolio of securities available for sale, we held eight securities with unrealized losses of $35,000, ten securities with unrealized losses of $48,000 and five securities with unrealized losses of $27,000 at March 31, 2011, December 31, 2010 and December 31, 2009, respectively. The decrease in the fair value of these securities resulted primarily from interest rate fluctuations. We do not intend to sell these securities nor is it more likely than not that we would be required to sell these securities before their anticipated recovery and we believe the collection of the investment and related interest is probable. Based on this analysis, we consider all of the unrealized losses to be temporary impairment losses.

With respect to our portfolio of securities held to maturity, we had three municipal bonds with losses of $28,000 and $32,000 at March 31, 2011 and December 31, 2010, respectively. We had no securities held to maturity at December 31, 2009.

Our securities portfolio is used to invest excess funds for increased yield and manage interest rate risk. At March 31, 2011 and December 31, 2010, we also held a $399,000 investment in stock of the Federal Home Loan Bank of Atlanta. A portion of this investment is required in order to obtain borrowings from the Federal Home Loan Bank of Atlanta, and the investment is periodically increased by stock dividends paid by the Federal Home Loan Bank of Atlanta. At March 31, 2011 and December 31, 2010 we also held $65,000 in Atlantic Central Bankers Bank stock, our correspondent bank, which is a condition of membership. At March 31, 2011 and December 31, 2010, we held no stock in Fannie Mae or Freddie Mac, nor have we held stock in these entities throughout the periods presented.

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2011 and December 31, 2010 are summarized in the following tables. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

At March 31, 2011

	One Year or Less		More than One Year		More than Five Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average rate	Amortized Cost	Weighted Average rate	Amortized Cost	Weighted Average rate	Amortized Cost	Weighted Average rate	Amortized Cost	Weighted Average rate
	(Dollars in thousands)
Investment securities available for sale:
U.S. government sponsored agencies	$—	—	$1,472	2.07%	$—	—	$—	—	$1,472	2.07%
U.S. government sponsored mortgage-backed securities:
Guaranteed by Ginnie Mae	—	—	—	—	—	—	925	2.19%	925	2.19%
Guaranteed by Fannie
Mae and Freddie Mac	682	1.13%	366	0.73%	9,331	2.19%	5,072	1.83%	15,451	1.99%
Investment securities held to maturity:
Municipal obligations	—	—	317	2.05%	491	2.59%	—	—	808	2.38%

Total	$682	1.13%	$2,155	1.84%	$9,822	2.21%	$5,997	1.89%	$18,656	2.02%

At December 31, 2010

	One Year or Less		More than One Year		More than Five Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average rate	Amortized Cost	Weighted Average rate	Amortized Cost	Weighted Average rate	Amortized Cost	Weighted Average rate	Amortized Cost	Weighted Average rate
	(Dollars in thousands)
Investment securities available for sale:
U.S. government sponsored agencies	$—	—	$1,721	1.27%	$751	1.91%	$—	0.00%	$2,472	1.46%
U.S. government sponsored mortgage-backed securities:
Guaranteed by Ginnie Mae	—	—	—	—	644	2.56%	947	2.21%	1,591	2.35%
Guaranteed by Fannie
Mae and Freddie Mac	814	1.34%	443	0.78%	7,412	2.21%	5,138	2.17%	13,807	2.10%
Investment securities held to maturity:
Municipal obligations	—	—	317	2.05%	491	2.59%	—	—	808	2.38%

Total	$814	1.34%	$2,481	1.28%	$9,298	2.23%	$6,085	2.18%	$18,678	2.05%

Bank-Owned Life Insurance. We invested in bank-owned life insurance in 2009 to help us offset the costs of our benefit plan obligations. Bank-owned life insurance also generally provides us non-interest income that is non-taxable. Federal regulations generally limit our investment in bank-owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses at the time of investment. This investment is accounted for using the cash surrender value method and is recorded at the amount that can be realized under the insurance policies at the balance sheet date. At both December 31, 2010 and December 31, 2009, the aggregate cash surrender value of these policies was $1.4 million.

Premises and Equipment. Premises and equipment increased $512,000 during the year ended December 31, 2010 as compared to the year ended December 31, 2009 as a result of the relocation of our Westminster branch.

Deposits. We accept deposits primarily from the areas in which our offices are located. We have consistently focused on building broader customer relationships and targeting small business customers to increase our core deposits. We also rely on our customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, certificates of deposit, money market accounts, commercial and retail checking accounts and individual retirement accounts. We do not currently accept brokered deposits.

Interest rates paid, maturity terms, service fees and withdrawal penalties are reviewed and updated on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals.

Our deposits increased $163,000, or 0.2%, to $84.9 million at March 31, 2011 from $84.8 million at December 31, 2010, as a result of a $538,000, or 38.9%, increase in non-interest bearing deposits, offset by a $375,000, or 0.4%, decrease in interest-bearing deposits.

Deposits increased $2.3 million, or 2.8%, to $84.8 million at December 31, 2010 from $82.4 million at December 31, 2009. The increase resulted from a $2.1 million increase in money market accounts from zero at December 31, 2009, as well as an $895,000, or 2.3%, increase in savings accounts and a $505,000, or 14.0%, increase in demand and NOW accounts, partially offset by a $1.2 million, or 2.9%, decrease in certificates of deposits. The increase in money market accounts was a result of this being a new product we implemented during 2010. The decrease in the level of certificates of deposit resulted from our lowering the rates we pay on certificates of deposit to a level that is more in line with the average rates paid in our area.

At March 31, 2011 and December 31, 2010, we had a total of $38.6 million and $39.5 million, respectively, in certificates of deposit, of which $15.7 million and $16.9 million, respectively, had remaining maturities of one year or less. Based on historical experience and current market interest rates, we believe we will retain upon maturity a large portion of our certificates of deposit with maturities of one year or less as of March 31, 2011 and December 31, 2010.

The following table sets forth the distribution of total deposit accounts, by account type, at the dates indicated.

	At March 31,			At December 31,
	2011			2010			2009
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit Type:
Savings accounts	$38,911	45.81%	0.81%	$39,083	46.10%	0.81%	$38,188	46.33%	1.26%
Certificates of deposit	38,556	45.40	2.25%	39,450	46.54	2.32%	40,639	49.30	2.76%
Money market accounts	2,595	3.06	0.92%	2,132	2.52	0.94%	—	0.00	0.00%
Demand and NOW accounts	4,868	5.73	0.14%	4,103	4.84	0.16%	3,598	4.37	0.13%

	$84,930	100.00%	1.43%	$84,768	100.00%	1.48%	$82,425	100.00%	1.95%

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

	At March 31,	At December 31,
	2011	2010	2009
		(in thousands)
Interest rate:
Less than 2.00%	$23,379	$23,660	$19,476
2.00% to 3.99%	7,771	8,200	12,953
4.00% to 5.99%	7,406	7,590	8,210
6.00% to 7.99%	—	—	—

	$38,556	$39,450	$40,639

The following table sets forth, by interest rate ranges, information concerning our certificates of deposit.

	At March 31, 2011 Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest rate range:
Less than 2.00%	$13,275	$6,678	$3,010	$416	$23,379	60.64%
2.00% to 3.99%	178	2,481	2,518	2,594	7,771	20.16
4.00% to 5.99%	2,225	1,506	3,675	—	7,406	19.21

	$15,678	$10,665	$9,203	$3,010	$38,556	100.00%

	At December 31, 2010 Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest rate range:
Less than 2.00%	$14,356	$4,001	$5,298	$5	$23,660	59.97%
2.00% to 3.99%	588	2,076	1,985	3,551	8,200	20.79
4.00% to 5.99%	1,959	1,946	3,685	—	7,590	19.24

	$16,903	$8,023	$10,968	$3,556	$39,450	100.00%

As of March 31, 2011 and December 31, 2010, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was $12.0 million and $12.3 million, respectively. The following table sets forth the maturity of those certificates as of March 31, 2011 and December 31, 2010.

	At March 31, 2011	At December 31, 2010
	(in thousands)
Three months or less	$1,280	$1,449
Over three months through six months	839	1,024
Over six months through one year	1,682	1,736
Over one year to three years	6,996	7,001
Over three years	1,238	1,100

	$12,035	$12,310

Borrowings. Our borrowings consist of advances from the Federal Home Loan Bank of Atlanta. At March 31, 2011 and December 31, 2010, we had access to additional Federal Home Loan Bank advances of up to $4.0 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated. Such borrowings are under a line of credit with a variable interest rate, which was 2.29% at March 31, 2011 and December 31, 2010, and which is due August 12, 2018 but callable quarterly by the Federal Home Loan Bank.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2011	2010	2010	2009
	(Dollars in thousands)
Balance at end of period	$5,000	$5,000	$5,000	$5,000
Average balance during period	5,000	5,000	5,000	5,000
Maximum outstanding at any month end	5,000	5,000	5,000	5,000
Weighted average interest rate at end of period	2.29%	2.29%	2.29%	2.29%
Average interest rate during period	2.29%	2.29%	2.29%	2.29%

Total Equity. Total equity increased by $20,000, remaining at $5.8 million as of March 31, 2011 and December 31, 2010. The increase was primarily due to $22,000 in net income recorded for the three months ended March 31, 2011.

Total equity was $5.8 million, or 6.0% of total assets, at December 31, 2010, compared to $6.0 million, or 6.4% of total assets, at December 31, 2009. The primary reason for the $236,000 decrease in equity was the $136,000 net loss and the $100,000 decline in unrealized gains/losses during the year ended December 31, 2010.

Average Balance and Yields

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, and have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the Three Months Ended March 31,
	2011			2010
	Average Outstanding Balance	Interest	Yield / Rate	Average Outstanding Balance	Interest	Yield / Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$61,469	$856	5.65%	$57,739	$794	5.58%
Investment securities	18,684	91	1.98%	14,410	113	3.18%
Interest earning deposits	8,698	11	0.51%	16,143	19	0.48%
Federal funds sold	1,258	1	0.32%	1,500	1	0.27%

Total interest-earning assets	90,109	959	4.32%	89,792	927	4.19%

Noninterest-earning assets	5,265			4,005

Total assets	$95,374			$93,797

Interest-bearing liabilities:
Savings accounts	$39,403	78	0.80%	$38,441	117	1.23%
Certificates of deposit	38,635	213	2.24%	40,736	258	2.57%
Money market accounts	2,310	5	0.88%	23	—	0.00%
Now accounts	2,688	2	0.30%	2,154	1	0.19%

Total interest-bearing deposits	83,036	298	1.46%	81,354	376	1.87%
Federal Home Loan Bank advances	5,000	29	2.35%	5,000	29	2.35%

Total interest-bearing liabilities	88,036	327	1.51%	86,354	405	1.90%

Noninterest-bearing deposits	1,429			1,321
Noninterest-bearing liabilities	97			126

Total liabilities	89,562			87,801
Capital	5,812			5,996

Total liabilities and capital	$95,374			$93,797

Net interest income		$632			$522

Net interest rate spread (1)			2.81%			2.28%

Net interest-earning assets (2)	$2,073			$3,438

Net interest margin (3)			2.84%			2.36%

Average interest-earning assets to interest-bearing liabilities	102.35%			103.98%

	For the Years Ended December 31,
	2010			2009
	Average Outstanding Balance	Interest	Yield / Rate	Average Outstanding Balance	Interest	Yield / Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$61,347	$3,411	5.56%	$60,261	$3,360	5.58%
Investment securities	15,759	428	2.72%	18,260	698	3.82%
Interest earning deposits	12,529	60	0.48%	14,564	30	0.21%
Federal funds sold	1,339	4	0.30%	366	1	0.27%

Total interest-earning assets	90,974	3,903	4.29%	93,451	4,089	4.38%

Noninterest-earning assets	4,302			2,486

Total assets	$95,276			$95,937

Interest-bearing liabilities:
Savings accounts	$38,760	452	1.17%	$38,825	616	1.59%
Certificates of deposit	40,893	1,002	2.45%	42,140	1,391	3.30%
Money market accounts	645	6	0.93%	—	—	0.00%
Now accounts	2,328	5	0.21%	2,244	8	0.36%

Total interest-bearing deposits	82,626	1,465	1.77%	83,209	2,015	2.42%
Federal Home Loan Bank advances	5,000	116	2.32%	5,000	117	2.34%

Total interest-bearing liabilities	87,626	1,581	1.80%	88,209	2,132	2.42%

Noninterest-bearing deposits	1,532			1,312
Noninterest-bearing liabilities	109			173

Total liabilities	89,267			89,694
Capital	6,009			6,243

Total liabilities and capital	$95,276			$95,937

Net interest income		$2,322			$1,957

Net interest rate spread (1)			2.49%			1.96%

Net interest-earning assets (2)	$3,348			$5,242

Net interest margin (3)			2.55%			2.09%

Average interest-earning assets to interest-bearing liabilities	103.82%			105.94%

(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	For the Three Months Ended March 31, 2011 vs 2010			For the Twelve Months Ended December 31, 2010 vs 2009
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
			(in thousands)
Interest-earning assets:
Loans	$51	$11	$62	$61	$(10)	$51
Investment securities	34	(56)	(22)	(96)	(174)	(270)
Interest earning deposits	(9)	1	(8)	(4)	34	30
Federal funds sold	—	—	—	3	—	3

Total interest-earning assets	3	29	32	(108)	(78)	(186)

Interest-bearing liabilities:
Savings accounts	3	(42)	(39)	(1)	(163)	(164)
Certificates of deposit	(13)	(32)	(45)	(41)	(348)	(389)
Money market accounts	—	5	5	—	6	6
Now accounts	—	1	1	—	(3)	(3)

Total interest-bearing deposits	8	(86)	(78)	(14)	(536)	(550)
Federal Home Loan Bank advances	—	—	—	—	(1)	(1)

Total interest-bearing liabilities	8	(86)	(78)	(14)	(537)	(551)

Change in net interest income	$(5)	$115	$110	$(94)	$459	$365

Comparison of Results of Operations for the Three Months Ended March 31, 2011 and March 31, 2010

General. Net income increased $66,000, or 149.9%, to $22,000 for the three months ended March 31, 2011 compared to a net loss of $44,000 for the same period in 2010. The increase in net income was primarily due to a $115,000 reduction in the provision for loan losses and a $110,000 increase in net interest income, partially offset by an increase in non-interest expenses of $86,000 for the three months ended March 31, 2011 compared to the three months ended March 31, 2010.

Interest Income. Interest income increased $33,000, or 3.5%, to $960,000 for the three months ended March 31, 2011 compared to the same period in 2010. The increase was primarily due to a $62,000, or 7.9%, increase in interest income on loans. This increase was partially offset by a $22,000, or 19.6%, decrease in interest income earned on investment securities and an $8,000, or 39.4%, decrease in interest earned on balances due from depository institutions. The increase in interest income on loans was due to a $3.7 million, or 6.5%, increase in the average balance of the loan portfolio and a seven basis point increase in the average loan portfolio yield. The decrease in interest income on investment securities was due to a 120 basis point, or 37.8%, decrease in the average yield earned partially offset by a $4.3 million, or 29.7%, increase in the average balance of investment securities. The decrease in interest income on balances due from depository institutions was due to a $7.4 million, or 46.1%, decrease in the average balance of balances due from depository institutions.

Interest Expense. Interest expense decreased $78,000, or 19.2%, to $327,000 for the three months ended March 31, 2011, compared to the same period in 2010, and was completely attributable to a decrease in interest expense on interest-bearing deposits. The decrease in interest expense on interest-bearing deposits was the result of a 41 basis point, or 21.9%, decrease in the average rate paid on interest-bearing deposits, which was partially offset by a $1.7 million, or 2.1%, increase in the average balance of interest bearing deposits.

Net Interest Income. Net interest income is determined by the interest rate spread (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased $110,000, or 21.1%, during the three months ended March 31, 2011 compared to the same period in 2010. The increase in net interest income was primarily due to a $78,000, or 19.2%, reduction in interest expense on interest-bearing deposits, which resulted from lower rates paid on deposits based on lower market rates and, to a lesser extent, the shift of certain time deposits into lower cost of funds products such as money market and interest-bearing checking accounts. The reduction in interest expense in the three months ended March 31, 2011 was due primarily to lower average costs on interest-bearing deposits, primarily as a result of the continuing low interest rate environment. In addition, interest income increased by $33,000, or 3.5%, for the three months ended March 31, 2011 compared to the same period in 2010.

Provision for Loan Losses. We made a nominal provision for loan losses in the quarter ended March 31, 2011 compared to $116,000 during the same period in 2010. The $116,000 provision during the 2010 period reflects the impact of two loans requiring specific reserves in the amount of $59,000 along with net loan growth of $2.9 million in the first quarter of 2010. The need for only a nominal provision for loan losses in for the three months ending March 31, 2011 was due to offsetting circumstances. A loan that had a specific reserve of $27,000 was moved to performing status during the quarter after the loan performed for six months after it was restructured from a bankruptcy petition. The loan is currently on our “watch list” and will continue to be monitored closely. This was offset by increases in our general allowance reserve and an increase to a specific reserve for one loan.

Although management uses the best information available to make determinations with respect to the provisions for loan losses, additional provisions for loan losses may be required to be established in the future should economic or other conditions change substantially. In addition, as an integral part of their examination process, the Maryland Office of the Commissioner of Financial Regulation and the FDIC will periodically review the allowance for loan losses. The Maryland Office of the Commissioner of Financial Regulation and the FDIC may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

Non-Interest Income. Non-interest income was $80,000 for the three months ended March 31, 2011 compared to $110,000 for the same period in 2010. The $31,000, or 27.8%, decrease in non-interest income is primarily attributable to a $34,000, or 45.9%, decrease in the gain on sales/calls on securities available for sale.

Non-Interest Expenses. Non-interest expenses increased $86,000, or 14.4%, to $684,000 for the three months ended March 31, 2011 compared to the same period in 2010. The increase was primarily due to a $22,000, or 7.7%, increase in salaries and employee benefits, a $26,000, or 52.1%, increase in premises and equipment and a $19,000, or 34.4%, increase in data processing. In addition, professional fees increased by $9,000, or 20.7%, and Directors’ fees increased by $12,000, or 61.7%. The increase in the directors’ fees is due to required meetings for the conversion process and the addition of a new board member in January 2011.

Income Tax Expense (Benefit). Income tax expense (benefit) amounted to $6,000 and $(38,000) for the three months ended March 31, 2011 and 2010, respectively, resulting in effective tax rates of 20.7% and (46.2)%, respectively. The increase in income tax expense was primarily due to higher income before income tax expense for the three months ended March 31, 2011 compared to a loss before income tax benefit for the three months ended March 31, 2010. The effective tax rate is influenced by the relation of tax exempt income from bank owned life insurance relative to pre-tax income.

Comparison of Results of Operations for the Years Ended December 31, 2010 and 2009

General. Net loss for the year ended December 31, 2010 was $136,000, a decrease of $140,000 from net income of $4,000 for the year ended December 31, 2009. The net loss in 2010 resulted primarily from a decrease in non-interest income of $369,000 and an increase in non-interest expenses of $310,000, partially offset by an increase in net interest income of $365,000.

Net Interest Income. Net interest income increased by $365,000, to $2.3 million for the year ended December 31, 2010 from $2.0 million for the year ended December 31, 2009, as a result of a decrease in interest expense and a slight decrease in interest income. Our net interest rate spread and net interest rate margin were 2.49% and 2.55%, respectively, for the year ended December 31, 2010 compared to 1.96% and 2.09% for the year ended December 31, 2009.

Interest Income. Total interest income decreased by $186,000, or 4.5%, to $3.9 million for the year ended December 31, 2010 compared to $4.1 million for the year ended December 31, 2009, due to decreases in both the average balance of interest-earning assets and the average yield earned on interest-earning assets. The average yield on interest-earning assets decreased to 4.29% for the year ended December 31, 2010 from 4.38% for 2009. The average yield on loans and investment securities decreased, while the yield on interest-earning deposits increased, from the previous period. Average interest-earning assets decreased by $2.5 million, or 2.6%, to $91.0 million for the year ended December 31, 2010 from $93.5 million for the year ended December 31, 2009. Please see “—Rate/Volume Analysis” for more detailed information regarding the impact of changes in yield and changes in level of interest earning assets during 2010.

Interest income on loans increased $51,000, or 1.5%, to $3.4 million for the year ended December 31, 2010 and the year ended December 31, 2009. This increase is a result of higher average loans balances during the year ended December 31, 2010, partially offset by a two basis point decrease in the average yield on loans. Average loans increased approximately $1.1 million, or 1.8%, to $61.3 million during 2010 from $60.3 million during 2009. This increase was primarily attributable to our increasing emphasis on commercial real estate loans and our purchase of residential owner and non-owner occupied residential mortgage loans during 2010. The average yield on loans receivable decreased slightly to 5.56% for the year ended December 31, 2010 from 5.58% for the year ended December 31, 2009. The decrease in average yield was primarily attributable to the origination of new loans in a generally lower interest rate environment and the repayment or refinance of higher rate loans.

Interest income on investment securities decreased by $270,000, or 38.7%, to $428,000 for the year ended December 31, 2010 from $698,000 for the year ended December 31, 2009. This decrease was due primarily to the portfolio yield declining as a result of the sale or call of higher-yielding securities during 2009 and 2010 and new investments added in a lower interest rate environment, as well as a decrease in the average balances of investment securities during 2010. The portfolio yield declined to 2.72% for the year ended December 31, 2010 from 3.82% for the year ended December 31, 2009, while the average balance of investment securities decreased $2.5 million, or 13.7%, to $15.8 during 2010 from $18.3 during 2009.

Interest income on interest-earning deposits increased $30,000, or 99.5%, to $60,000 during the year ended December 31, 2010 from $30,000 during the year ended December 31, 2009, as a result of higher-yielding certificates of deposits that we purchased in May 2009 and therefore were not included for a full year in 2009. The average yield on interest-earning deposits increased to 0.48% for the year ended December 31, 2010 compared to 0.21% for the year ended December 31, 2009 as a result of the investment in higher-yielding certificates of deposit. This increase offset a 14.0% decrease in the average balance of interest-earning deposits, to $12.5 million during the year ended December 31, 2010 from $14.6 million during the year ended December 31, 2009.

Interest Expense. Total interest expense decreased by $551,000, or 25.8%, to $1.6 million for the year ended December 31, 2010 from $2.1 million for the year ended December 31, 2009. This decrease in interest expense was primarily due to decreases in the average cost of interest-bearing liabilities as well as, to a much lesser extent, a decrease in the average balance of interest-bearing liabilities, in both cases almost entirely as a result of changes in the deposit mix. The average cost of interest-bearing liabilities decreased to 1.80% during the year ended December 31, 2010 from 2.42% during the year ended December 31, 2009, while average interest-bearing liabilities decreased by $583,000, or 0.66%, to $87.6 million during 2010 from $88.2 million during 2009.

Interest expense on deposits decreased by $550,000, or 27.3%, to $1.5 million for the year ended December 31, 2010 from $2.0 million for the year ended December 31, 2009. This was primarily the result of decreases in the average rate paid on interest-bearing deposits during 2010 compared to 2009, although lower average balances of interest-earning deposits also contributed to the decrease. The average rate paid on interest-bearing deposits decreased to 1.77% during the year ended December 31, 2010 from 2.42% during the year ended December 31, 2009, while the average balance of interest-bearing deposits decreased $583,000 to $82.6 million during 2010 from $83.2 million during 2009. These decreases are primarily attributable to reductions in interest expense on certificates of deposit and, to a lesser extent, on savings accounts. The average rate on certificates of deposit decreased to 2.45% during the year ended December 31, 2010 from 3.30% during the year ended December 31, 2009, and the average balance of certificates of deposit decreased to $40.9 million during 2010 from $42.1 million during 2009, while the rate on our savings accounts decreased to 1.17% during 2010 from 1.59% during 2009 while the average balance of savings accounts remained essentially unchanged. A decrease in the level of market interest rates enabled us to reduce the rate of interest paid on deposit products during 2010.

Provision for Loan Losses. Carroll Community Bank establishes a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level Carroll Community Bank considers necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, Carroll Community Bank considers past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming loans. The amount of the allowance is based on estimates and actual losses may vary from such estimates as more information becomes available or economic conditions change. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as circumstances change as more information becomes available. The allowance for loan losses is assessed on a quarterly basis and provisions are made for loan losses as required in order to maintain the allowance.

Based on management’s evaluation of the above factors, the provision for loan losses decreased by $51,000, or 11.9%, to $378,000 for the year ended December 31, 2010 from $429,000 for the year ended December 31, 2009. The decrease in the provision for loan losses was due to a lower level of specific reserves during 2010 as a result of our having fewer nonperforming loans for which a provision had not already been taken. Management analyzes the allowance for loan losses as described in the section entitled “Allowance for Loan Losses.” The provision that is recorded is sufficient, in management’s judgment, to bring the allowance for loan losses to a level that reflects the losses inherent in our loan portfolio relative to loan mix, economic conditions and historical loss experience. Management believes, to the best of their knowledge, that all known losses as of the balance sheet dates have been recorded.

Non-interest Income. Non-interest income decreased $369,000, or 48.9%, to $386,000 during the year ended December 31, 2010 from $755,000 for the year ended December 31, 2009. The primary reason for the decrease was a $427,000, or 65.1%, decrease in gains from the sale or call on securities available for sale, partially offset by an increase of $51,000 in the cash surrender value of bank-owned life insurance.

Bank-owned life insurance income increased because it was not purchased until November 2009; therefore, income was included for a whole year during 2010 and only a portion of the fourth quarter of 2009. We are using the tax-advantaged income from the Bank-owned life insurance to offset certain costs of our employee health care plan.

Non-interest Expenses. Non-interest expenses increased by $310,000, or 13.6%, to $2.6 million for the year ended December 31, 2010 from $2.3 million for the year ended December 31, 2009. The largest increases were in compensation and employee benefits and premises and equipment expenses. Compensation and employee benefits increased by $372,000, or 43.0%, to $1.2 million for the year ended December 31, 2010 from $864,000 for the year ended December 31, 2009. The primary reason for this increase is the hiring of additional senior management personnel during 2010 that brought additional community banking experience to Carroll Community Bank that was required with respect to our normal banking activities and our revised business plan which primarily focuses on commercial real estate lending. The increase in compensation and employee benefits was also attributable to normal salary increases and an increase in medical insurance costs as a result of our implementation of an employee medical insurance plan in December 2009, for which we subsidize a portion of our employees’ premiums. These increases in compensation and employee benefits were partially offset by deferred costs on commercial loan originations.

Premises and equipment expenses increased $44,000, or 23.8%, during 2010 primarily as a result of the depreciation impact for new fixed assets in connection with the new building for our Westminster branch and increased lease costs for this new location.

Professional fees decreased $55,000, or 17.8%, to $253,000 during the year ended December 31, 2010 from $308,000 during the year ended December 31, 2009. This decrease was the result of decreased consulting and legal fees, partially offset by an increase in accounting and auditing fees. Consulting fees decreased $45,000 during 2010 due to our hiring a new management team that resulted in our relying less on outside consultants. Legal expenses decreased $17,000 as a result of lower costs associated with nonperforming loans, partially offset by non-recurring legal expenses relating to our conversion to a state-chartered bank and subsequent name change during 2010. Accounting and auditing fees increased $7,000 in 2010 due to the addition of an information technology audit to our overall internal audit program. We anticipate that professional fees will be higher during 2011 as a result of the conversion and offering, and beyond as a result of increased legal and accounting fees in connection with our being an SEC reporting company.

FDIC insurance premiums decreased by $90,000, or 38.4%, to $144,000 for the year ended December 31, 2010 from $234,000 in the year ended December 31, 2009. This decrease was the result of an FDIC special assessment of $45,142 during 2009 and a catch-up adjustment to record the FDIC expense on an accrual versus cash basis due to a change in our accounting procedures in 2009.

Director fees increased $65,000, or 242.1%, during 2010 as a result of our directors electing to forego their full retainer and meeting fees for the first half of 2009 to financially support Carroll Community Bank in order to offset the costs associated with working through the cease and desist order.

Income Tax Benefit/Expense. The income tax benefit for the year ended December 31, 2010 was $125,000 compared to a benefit of $2,000 in 2009. The increased tax benefit is primarily the result of the net loss before income taxes and our investment in the bank-owned life insurance during 2010.

Nonperforming and Problem Assets

Management performs reviews of all delinquent loans and our loan officers contact customers to attempt to resolve potential credit issues in a timely manner. Customers are sent by first class mail a reminder notice ten days after they miss their payment due date and a late charge notice 15 days after they miss their payment due date. Customers who are delinquent appear on Carroll Community Bank’s less than 30 day delinquency report twice a month, on the 1st and the 16th. Once on the delinquency report, our loan offices attempt to contact customers and attempt to secure payment. For loans secured by a dwelling, on the 45th day of delinquency customers are sent a letter of our intent to foreclose by our attorney. Such residential borrowers are also sent a HAMP (Making Home Affordable) application to ascertain if there are reasons that have prohibited them from making a payment and if it has been resolved. On the 90th day of delinquency, our attorney files to become our substitute trustee. After such filing (dependent on courts and judges) the applicable borrower or borrowers are served with a foreclosure notice. Once served, a sale date is set for 45 days later.

When in the best interests of Carroll Community Bank and the customer, we will do a troubled debt restructure with respect to a particular loan. When not possible, we are aggressively moving loans through the legal and foreclosure process within applicable legal constraints.

Loans are placed on non-accrual status when payment of principal or interest is 90 days or more past due. Loans are also placed on non-accrual status if management has serious doubt about further collectability of principal or interest on the loan, even though the loan is currently performing. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if the loan is brought current, has performed in accordance with the contractual terms for a reasonable period of time and ultimate collectability of the total contractual principal and interest is no longer in doubt.

The table below sets forth the amounts and categories of our nonperforming assets, which consist of nonaccrual loans, accruing loans 90 days or more delinquent and OREO (which includes real estate acquired through, or in lieu of, foreclosure), at the dates indicated.

	At March 31, 2011	At December 31,
		2010	2009
	(Dollars in thousands)
Nonaccrual loans:
Real estate loans:
Residential owner occupied - first lien*	$1,224	$1,603	$1,810
Residential owner occupied - junior lien	—	—	369
Residential non-owner occupied (investor)	—	679	822
Construction/land	—	—	346
Commercial owner occupied	—	—	—
Commercial non-owner occupied	631	634	—
Other commercial loans	—	—	29
Consumer loans	—	—	—

Total non-accrual loans	1,855	2,916	3,376

Foreclosed eal estate:
Residential owner occupied - first lien	—	—	—
Residential owner occupied - junior lien	—	—	—
Residential non-owner occupied (investor)	636	190	—
Construction/land	190	—	—
Commercial owner occupied	—	—	—
Commercial non-owner occupied	—	—	—
Other commercial loans	—	—	—

Total foreclosed real estate	826	190	—

Total nonperforming assets	$2,681	$3,106	$3,376

Ratios:
Nonperforming loans to total loans	3.03%	4.73%	5.94%
Nonperforming assets to total assets	2.80%	3.25%	3.61%

*	Does not include performing troubled debt restructures of $1.4 million, $1.2 million and $266,000 at March 31, 2011, December 31, 2010 and December 31, 2009, respectively.

We had no loans 90 days or more past due still accruing interest at March 31, 2011, December 31, 2010 or December 31, 2009.

Under accounting principles generally accepted in the United States of America, we are required to account for certain loan modifications or restructurings as “troubled debt restructurings.” In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if Carroll Community Bank, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession, such as a reduction in the effective interest rate to the borrower that we would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings.

Nonperforming assets amounted to $2.7 million or 2.80% of total assets, at March 31, 2011 compared to $3.1 million or 3.25% of total assets at December 31, 2010 and $2.6 million or 2.76% of total assets at March 31, 2010. Total nonperforming assets decreased by $400,000 during the quarter ended March 31, 2011 due primarily to a trouble debt restructured loan being returned to performing status upon the borrower making timely payments on the restructured loan for six months and a previously purchased whole loan that had become nonperforming being repurchased from us by the seller.

For the three months ended March 31, 2011, two loans were modified with aggregate balances of $231,000 and neither was classified as a troubled debt restructure. During 2010 a total of ten loans with balances of $2.0 million were modified, of which three loans with balances of $991,000 were classified as a troubled debt restructure, and during 2009 a total of 12 loans with balances of $3.3 million were modified, of which four loans with balances of $1.1 million were classified as a trouble debt restructure. For the modified loans not classified as a troubled debt restructure, the interest rate was lowered due to the lower rate environment in order to maintain the customer lending relationship. The troubled debt restructure loans were modified due to the borrower’s financial difficulties. In each case the interest rate was lowered to a current market rate and all past due interest and fees were capitalized as part of the new loan balance. Troubled debt restructures are treated as nonaccrual loans until the borrower has made at least six consecutive payments based on the contractual terms of their new loan. Interest collected during the nonaccrual period is recognized as interest income on a cash basis.

At March 31, 2011, we had two troubled debt restructured residential real estate loans with aggregate outstanding balances of $650,000 in nonaccrual status and five troubled debt restructured residential real estate loans with an aggregate balance of $1.4 million in performing status. At December 31, 2010, we had three troubled debt restructured residential real estate loans with aggregate outstanding balances of $832,000 in nonaccrual status and four troubled debt restructured residential loans with an aggregate balance of $1.2 million in performing status. At December 31, 2009, we had three troubled debt restructured residential loans which had an aggregate balance of $826,000 in nonaccrual status and one troubled debt restructured residential loan with a balance of $266,000 in performing status. No charge-offs to the allowance for loan losses have been taken as a result of any troubled debt restructures to date.

At March 31, 2011, our nonperforming loans consisted mainly of two loan relationships, with an aggregate outstanding balance of $1.2 million, which are described below:

•

one residential loan in western Howard County with an outstanding balance of $574,000. We are currently in the process of foreclosing on this property and expect resolution during the second quarter of 2011. We do not anticipate any additional reserves or any loss on this loan.

•

one commercial borrower with four loans secured by two properties comprising $631,000 in outstanding debt. We are currently pursuing legal remedies including the enforcement of judgments and the enforcement of leases and rents. We have received an assignment of the rents on the secured properties by the borrower and have commenced applying any rents collected towards reduction of the outstanding debt. Additional actions to pursue recovery are ongoing. Approximately $292,000 of this debt is secured by a mixed use investment property in Frederick County, Maryland. The remaining $339,000 of this debt is secured by a multifamily investment property in Frederick County, Maryland with a current loan to value ratio of 87%. We believe we have adequately reserved funds against this debt to enable recovery of the recorded net realizable value through liquidation of the properties.

At December 31, 2010, our nonperforming loans consisted mainly of four loan relationships, with an aggregate outstanding balance of $2.1 million on such date, which in addition to those described above include1:

•

three residential non-owner occupied loans with balances totaling $679,000, secured by two properties to the same borrower. Both properties are currently listed for sale and we believe that the loans have been adequately reserved. We do not expect any additional loss on these loans.

•

one customer with a residential mortgage loan with an outstanding balance of $180,000 who filed a chapter 13 bankruptcy in early 2010 and has been making his payments per the trustee agreement with the bankruptcy court. We do not anticipate any future losses on this loan, and in January 2011 this loan was

[1]	All such loans were originated prior to October 2008 by Carroll Community Bank’s prior management team.

moved to performing status.

At December 31, 2009, our nonperforming loans consisted of 13 loan relationships, with $1.5 million in balances not requiring specific reserves and $1.8 million in balances requiring specific reserves. Of the $1.5 million not requiring reserves, $827,000 represented troubled debt restructured loans that became performing loans in 2010. Of the $1.8 million in nonperforming loans requiring specific reserves, four loan relationships had an aggregate balance of $1.7 million, which are described below:

•

four residential non-owner occupied loans with balances totaling $822,000, secured by three properties to the same borrower. At December 31, 2009, we were in the process of foreclosing on these properties and we believed that the loans were adequately reserved. The property underlying one loan was sold at foreclosure in March 2011 with no additional loss on the loan.

•

one residential unimproved land loan with a balance of $346,000 secured by a single property. At December 31, 2009, we were in process of foreclosing on the property. We purchased the property in 2010 and placed it in OREO at $203,000. During 2010, we charged-off $143,000 with respect to this loan, all of which had a specific valuation allowance at December 31, 2009.

•

two residential owner occupied loans with balances totaling $291,000, secured by a single property. At December 31, 2009, we were in the process of foreclosing on the property. The property underlying the loan was sold in 2010 and we charged-off $91,000 with respect to this loan. We had an $81,000 specific valuation allowance with respect to these loans as of December 31, 2009.

•

one residential owner-occupied loan with a balance of $291,000 secured by a single property. At December 31, 2009, we were in process of foreclosing on the property. The property underlying the loan was sold in 2010 and we charged-off $85,000 with respect to this loan. We had an $81,000 specific valuation allowance for this loan as of December 31, 2009.

Delinquent Loans. The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

	Loans Delinquent For				Total
	30-59 Days		60-89 Days
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At March 31, 2011
Real estate loans:
Residential owner occupied - first lien	3	$618	2	$116	5	$734
Residential owner occupied - junior lien	—	—	—	—	—	—
Residential non-owner occupied (investor)	—	—	—	—	—	—
Construction/land	—	—	—	—	—	—
Commercial owner occupied	—	—	—	—	—	—
Commercial non-owner occupied	—	—	—	—	—	—
Other commercial loans	—	—	—	—	—	—
Consumer loans	1	2	—	—	1	2

Total loans	4	$620	2	$116	6	$736

At December 31, 2010
Real estate loans:
Residential owner occupied - first lien	5	$1,060	—	$—	5	$1,060
Residential owner occupied - junior lien	1	46	1	55	2	101
Residential non-owner occupied (investor)	—	—	—	—	—	—
Construction/land	—	—	—	—	—	—
Commercial owner occupied	—	—	1	23	1	23
Commercial non-owner occupied	—	—	—	—	—	—
Other commercial loans	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	—

Total loans	6	$1,106	2	$78	8	$1,184

At December 31, 2009
Real estate loans:
Residential owner occupied - first lien	14	$2,918	1	$67	15	$2,985
Residential owner occupied - junior lien	2	117	2	166	4	283
Residential non-owner occupied (investor)	—	—	—	—	—	—
Construction/land	—	—	—	—	—	—
Commercial owner occupied	—	—	1	33	1	33
Commercial non-owner occupied	—	—	—	—	—	—
Other commercial loans	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	—

Total loans	16	$3,035	4	$266	20	$3,301

Foreclosed Real Estate. Real estate we acquire as a result of foreclosure is classified as real estate owned. When property is acquired it is recorded at the lower of cost, which is the unpaid balance of the loan plus estimated foreclosure costs, or fair value at the date of foreclosure. If there is a subsequent decline in the value of real estate owned, we provide an additional allowance to reduce real estate acquired through foreclosure to its fair value less estimated disposal costs. Costs relating to holding such real estate are charged against income in the current period while costs relating to improving such real estate are capitalized until a saleable condition is reached up to the property’s net realizable value, then such costs would be charged against income in the current period. We had foreclosed real estate of $826,000 at March 31, 2011 and $190,000 at December 31, 2010, and no foreclosed real estate at December 31, 2009. Foreclosed real estate at March 31, 2011 consisted of three properties, including one single family home located in Carroll County, Maryland, one single family home located in Worchester County, Maryland and one residential lot located in Howard County, Maryland. Foreclosed real estate at December 31, 2010 consisted of one residential lot located in Howard County, Maryland.

Classification of Loans. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention.

We maintain an allowance for loan losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. Our determination as to the classification of our assets is subject to review by the Maryland Commissioner of Financial Regulation and the FDIC. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

The following table sets forth our amounts of classified loans and criticized loans (classified loans and loans designated as special mention) as of the periods indicated.

	At March 31, 2011	At December 31,
		2010	2009
	(in thousands)
Classified loans:
Substandard	$1,855	$2,916	$3,376
Doubtful	—	—	—
Loss	—	—	—

Total classified loans	1,855	2,916	3,376
Special mention	526	693	266

Total criticized loans	$2,381	$3,609	$3,642

At March 31, 2011, total classified loans consisted of $1.9 million of nonaccrual loans (consisting of $1.2 million in residential real estate and $631,000 in commercial real estate loans) and $526,000 of performing loans that were considered special mention. At December 31, 2010, total criticized loans consisted of $2.9 million of non-accrual loans (consisting of $2.3 million in residential real estate and home equity loans and lines of credit and $634,000 in commercial loans) and $693,000 of performing loans that were considered special mention. At December 31, 2009, criticized loans consisted of $3.4 million of non-accrual loans (consisting of $3.3 million residential real estate and home equity loans and lines of credit and $29,000 in commercial loans) and $266,000 of performing loans that were considered special mention.

See “—Allowance for Loan Losses” for a discussion of these substandard loans as they relate to the allowance for loan losses.

Allowance for Loan Losses

We provide for loan losses based upon the consistent application of our documented allowance for loan loss methodology. All loan losses are charged to the allowance for loan losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with GAAP. The allowance for loan losses consists primarily of two components:

1)	specific allowances are established for loans classified as substandard or doubtful. For loans classified as impaired, the allowance is established when the net realizable value (collateral value less costs to sell) of the impaired loan is lower than the carrying amount of the loan. The amount of impairment provided for as a specific allowance is represented by the deficiency, if any, between the underlying collateral value and the carrying value of the loan. Impaired loans for which the estimated fair value of the loan, or the loan’s observable market price or the fair value of the underlying collateral, if the loan is collateral dependent, exceeds the carrying value of the loan are not considered in establishing specific allowances for loan losses; and

2)	general allowances established for loan losses on a portfolio basis for loans that do not meet the definition of impaired loans. The portfolio is grouped into similar risk characteristics, primarily loan type and regulatory classification. We apply an estimated loss rate to each loan group. The loss rates applied are based upon our loss experience adjusted, as appropriate, for the qualitative factors discussed below. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions.

The allowance for loan losses is maintained at a level to provide for losses that are probable and can be reasonably estimated. Management’s periodic evaluation of the adequacy of the allowance is based on Carroll Community Bank’s past loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

A loan is considered past due or delinquent when a contractual payment is not paid on the day it is due. A loan is considered impaired when, based on current information and events, it is probable that Carroll Community Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all loans secured by real estate by either the present value of expected cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Carroll Community Bank’s charge-off policy states after all collection efforts have been exhausted, the loan is deemed to be a loss and the loss amount has been determined, the loss amount will be charged to Carroll Community Bank’s established allowance for loan losses. Loans secured by real estate, either residential or commercial, are evaluated for loss potential at the 60 day past due threshold. At 90 days past due the loan is placed on nonaccrual status and a specific reserve is established if the net realizable value in less than the principal value of the loan balance(s). Once the actual loss value has been determined a charge-off to the allowance for loan losses for the amount of the loss is taken. Each loss is evaluated on its specific facts regarding the appropriate timing to recognize the loss. Unsecured loans are charged-off to the allowance for loan losses at the 90 day past due threshold or when an actual loss has been determined whichever is earlier.

The adjustments to historical loss experience are based on our evaluation of several qualitative factors, including:

•	changes in the levels of concentration of credit;

•	changes in the number and amount of non-accrual loans, classified loans, past due loans and troubled debt restructurings and other loan modifications;

•	changes in national, state and local economic trends and business conditions;

•	changes in the types of loans in the loan portfolio and the size of the overall portfolio;

•	changes in the experience, ability and depth of lending personnel;

•	changes in external factors such as competition and legal and regulatory oversight;

•	changes in the quality of the loan review system and the degree of Board oversight;

•	changes in lending strategies; and

•	changes in lending policies and procedures.

We evaluate the allowance for loan losses based upon the combined total of the specific and general components. Generally when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally when the loan portfolio decreases, absent other factors, the allowance for loan loss methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.

Commercial real estate loans generally have greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy. Therefore, we expect that the percentage of the allowance for loan losses as a percentage of the loan portfolio will increase going forward as we increase our focus on the origination of commercial real estate loans.

Actual loan losses may be significantly more than the allowance for loan losses we have established, which could have a material negative effect on our financial results.

The following table provides information with respect to our nonaccrual loans and troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates) as of March 31, 2011 and December 31, 2010 and 2009, including total interest income which would have been recognized had these loans paid in accordance with their contractual terms and actual interest income recognized on these loans:

	At or For the Three Months Ended March 31,	At or For the Years Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Balance	$1,855	$2,916	$3,376
Number of properties	5	9	15
Percent of total loans	3.03%	4.73%	5.94%
Interest income that would have been recognized	$37	$258	$243
Interest income recognized (cash basis)	15	123	94

Interest income foregone	$22	$135	$149

Troubled debt restructured loans included in nonaccruals	$650	$832	$826

Troubled debt restructured loans in performing status	$1,407	$1,233	$266

Generally, we underwrite commercial real estate loans and residential real estate loans at a loan-to-value ratio of 80% or less. Accordingly, in the event that a loan becomes past due and, randomly with respect to performing loans, we will conduct visual inspections of collateral properties and/or review publicly available information, such as online databases, to ascertain property values. However, we will not perform formal appraisals on collateral properties unless we are considering liquidation of the property to repay a loan. For impaired loans, we utilize the appraised value in determining the appropriate specific allowance for loan losses attributable to a loan. In addition, changes in the appraised value of properties securing our loans can result in an increase or decrease in our general allowance for loan losses as an adjustment to our historical loss experience due to qualitative and environmental factors, as described above.

As of March 31, 2011, December 31, 2010 and December 31, 2009, nonperforming loans amounted to $1.9 million, $2.9 million and $3.4 million, respectively. The amount of nonperforming loans requiring specific reserves totaled $1.3 million, $1.8 million and $1.7 million, respectively and the amount of nonperforming loans with no specific valuation allowance totaled $574,000, $1.1 million and $1.7 million, respectively, at March 31, 2011, December 31, 2010 and December 31, 2009.

Nonperforming loans are evaluated and valued at the time the loan is identified as impaired on a case by case basis, at the lower of cost or market value. Market value is measured based on the value of the collateral securing the loan. The value of real estate collateral is determined based on an appraisal by qualified licensed appraisers hired by us; such appraisals were generally less than five months old during the three months ended March 31, 2011 and less than two months old during the year ended December 31, 2010. Appraised values may be discounted based on management’s historical experience, changes in market conditions from the time of valuation, and/or management’s expertise and knowledge of the client and client’s business. The difference between the appraised value and the principle balance of the loan will determine the specific allowance valuation required for the loan, if any. Nonperforming loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly.

The recent deterioration in the real estate market has resulted in a decrease in the collateral value for many of the properties securing our classified loans. For some classified loans this has required a specific reserve when such loans become nonperforming or substandard. For other classified loans, while the value of some of the properties securing the loans has decreased, their values still exceed the carrying value of the corresponding loan requiring no specific valuation allowance. It is our practice to obtain updated appraisals if there is a material change in market conditions or if we become aware of new or additional facts that indicate a potential material reduction in the value of any individual property collateral.

At March 31, 2011, December 31, 2010 and December 31, 2009, the nonperforming loans with no specific valuation allowance had outstanding principal balances that were, on average, less than 90% of their net realizable value.

We evaluate the loan portfolio on at least a quarterly basis, more frequently if conditions warrant, and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, the Maryland Office of the Commissioner of Financial Regulation and the FDIC will periodically review the allowance for loan losses. The Maryland Office of the Commissioner of Financial Regulation and the FDIC may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Three Months Ended		At or For the Years Ended
	March 31,		December 31,
	2011	2010	2010	2009
	(Dollars in thousands)
Balance at beginning of period	$675	$644	$644	$358
Charge-offs:
Residential real estate	42	178	178	118
Construction / land	—	—	143	—
Commercial real estate	—	—	—	25
Other	—	29	29	—

Total charge-offs	42	207	350	143

Recoveries:
Residential real estate	—	3	3	—
Construction / land	—	—	—	—
Commercial real estate	—	—	—	—
Other	—	—	—	—

Total recoveries	—	3	3	—

Net charge-offs	42	204	347	143
Provision for loan losses	—	116	378	429

Balance at end of period	$633	$556	$675	$644

Ratios:
Net charge-offs to average loans	0.28%	1.43%	0.57%	0.24%
Allowance for loan losses to non-performing loans	34.12%	21.16%	23.15%	19.08%
Allowance for loan losses to total loans	1.03%	0.93%	1.10%	1.13%

For additional information with respect to the portions of the allowance for loan losses attributable to our loan classifications, see “—Allocation of Allowance for Loan Losses.” For additional information with respect to nonperforming loans and delinquent loans, see “—Nonperforming and Problem Assets” and “—Nonperforming and Problem Assets—Delinquent Loans.”

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At March 31,		At December 31,
	2011		2010		2009
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real Estate Loans:
Residential owner occupied - first lien	$323	63.7%	$342	64.9%	$360	71.6%
Residential owner occupied - junior lien	15	6.7	26	6.3	42	9.0
Residential non-owner occupied (investor)	79	15.2	103	16.0	53	12.9
Construction / land	—	0.2	5	1.4	147	2.1
Commercial owner occupied loans	24	4.9	24	3.9	7	2.3
Commercial non-owner occupied loans	192	8.8	173	7.1	5	1.5
Other commercial loans	—	0.1	2	0.1	29	0.1
Consumer loans	—	0.3	—	0.3	1	0.5

Total allocated allowance	633	100.0	675	100.0	644	100.0
Unallocated	—	—		—		—

Total	$633	100.0%	$675	100.0%	$644	100.0%

The increase in the allowance attributable to the commercial loan portfolio between December 31, 2009 and December 31, 2010 was related both to the size of this portfolio as well as to the amount of commercial real estate loans designated as nonperforming and criticized loans as of December 31, 2010. See “—Nonperforming and Problem Assets—Classification of Loans.”

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Our Board of Directors has established an Asset Liability Committee, which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

Historically, we operated as a traditional savings association. Therefore, the majority of our assets consist of longer-term, fixed rate residential mortgage loans, which we funded primarily with savings accounts and certificates of deposit. In an effort to improve our earnings and to decrease our exposure to interest rate risk, we have shifted our focus to originating more commercial real estate loans, which generally have shorter maturities than one- to four-family residential mortgage loans.

In addition to the above strategies with respect to our lending activities, we have used the following strategies to reduce our interest rate risk:

•	increasing our personal and business checking accounts, which are less rate-sensitive than certificates of deposit and which provide us with a stable, low-cost source of funds;

•	limiting short-term borrowings; and

•	maintaining a well capitalized bank.

We have not conducted hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage-backed securities.

In addition, changes in interest rates can affect the fair values of our financial instruments. During the three months ended March 31, 2011 and the year ended December 31, 2010, decreases in market interest rates were the primary factors in the increases in the fair values of our loans and deposits.

Net Portfolio Value. The tables below set forth, as of March 31, 2011 and December 31, 2010, the estimated changes in our net portfolio value (“NPV”) that would result from the designated instantaneous changes in the interest rate yield curve. The NPV is the difference between the present value of an institution’s assets and liabilities (the institution’s net portfolio value or “NPV”) and would change in the event of a range of assumed changes in market interest rates. The simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the model estimated the economic value of each type of asset, liability and off-balance sheet contract using the current interest rate yield curve with instantaneous increases or decreases of 100 to 300 basis points in 100 basis point increments. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3.0% to 4.0% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. Given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared.

At March 31, 2011

	Estimated NPV (2)	Estimate Increase (Decrease) in NPV		NPV as a percenatge of the Present Value of Assets (3)
Change in interest rates (basis points) (1)		Amount	Percent	NPV Ratio (4)	Increase (Decrease) basis points
	(Dollars in thousands)
+300	$9,005	$(3,254)	(26.5)%	10.28%	(236)
+200	10,129	(2,130)	(17.4)%	11.18%	(146)
+100	11,278	(981)	(8.0)%	12.03%	(62)
0	12,259			12.64%
-100	12,625	366	3.0%	12.68%	3

At December 31, 2010

	Estimated NPV (2)	Estimate Increase (Decrease) in NPV		NPV as a percenatge of the Present Value of Assets (3)
Change in interest rates (basis points) (1)		Amount	Percent	NPV Ratio (4)	Increase (Decrease) basis points
	(Dollars in thousands)
+300	$8,339	$(3,448)	(29.3)%	9.56%	(261)
+200	9,516	(2,271)	(19.3)%	10.53%	(163)
+100	10,752	(1,035)	(8.8)%	11.48%	(68)
0	11,787			12.17%
-100	12,032	245	2.1%	12.10%	(7)

(1)	Assume interest rate changes (up and down) in increments of 100 basis points.
(2)	NPV is the discounted present value of expected cash flows from assets and liabilities.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-bearing assets.
(4)	NPA Ratio represents NPV divided by the present value of assets.

The tables above indicate that at March 31, 2011, in the event of a 200 basis point increase in interest rates, we would experience a 17.4% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 3.0% increase in net portfolio value. Similarly, at December 31, 2010, in the event of a 200 basis point increase in interest rates, we would experience a 19.3% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 2.1% increase in net portfolio value.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs, or loan repayments and deposit decay, respond to changes in market interest rates. In this regard, the net portfolio value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations. Our primary sources of funds consist of deposit inflows, loan repayments, short-term lines of credit with correspondent banks, advances from the Federal Home Loan Bank of Atlanta, principal repayments and the sale of securities available for sale. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset Liability Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of March 31, 2011 and December 31, 2010. We anticipate that we will maintain higher liquidity levels following the completion of the offering.

We regularly monitor and adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows and borrowing maturities;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits and short-term securities.

Our most liquid assets are cash and cash equivalents. The level of these assets is dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2011 and December 31, 2010, cash and cash equivalents totaled $10.8 million and $11.1 million, respectively.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our statements of cash flows included in our financial statements.

At March 31, 2011 and December 31, 2010, we had $916,000 and $780,000, respectively, in loan commitments outstanding, $400,000 of which was for consumer loans and $516,000 of which was for commercial real estate loans at March 31, 2011, and all of which was for commercial real estate loans at December 31, 2010. In addition to commitments to originate loans, we had $1.8 million and $1.7 million in unused lines of credit to borrowers, including $1.4 million and $1.4 million with respect to consumer loans and $470,000 and $283,000 for commercial real estate loans at March 31, 2011 and December 31, 2010, respectively. Certificates of deposit due within one year of March 31, 2011 and December 31, 2010 totaled $15.7 million, or 18.5% of total deposits, and $16.9 million, or $19.9% of total deposits, respectively. If these deposits do not remain with us, we may be required to seek other sources of funds, including loan and securities sales, draws on our short-term lines of credit with correspondent banks and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on our deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2012. We believe, however, based on historical experience and current market interest rates, that we will retain upon maturity a large portion of our certificates of deposit with maturities of one year or less as of March 31, 2011.

Our primary investing activity is originating loans. During the three months ended March 31, 2011 and the years ended December 31, 2010 and 2009, we originated $2.4 million, $15.5 million and $5.3 million of loans, respectively. During these periods, we purchased $5.1 million, $18.8 million and $18.2 million of securities, respectively.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net increase in deposits of $163,000 and $2.3 million, respectively, during the three months ended March 31, 2011 and the year ended December 31, 2010. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Atlanta, which provide an additional source of funds. Federal Home Loan Bank advances remained steady at $5.0 million during the three months ended March 31, 2011 and the years ended December 31, 2010 and 2009. At March 31, 2011, we had the ability to borrow up to an additional $2.0 million from our correspondent banks under short-term lines of credit and $4.0 million from the Federal Home Loan Bank of Atlanta.

Carroll Community Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2011 and December 31, 2010, Carroll Community Bank exceeded all regulatory capital requirements. Carroll Community Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Banking Regulation—Capital Requirements” and Note 11 of the Notes to the Financial Statements.

The net proceeds from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the offering, resulting in increased interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the offering, our return on equity will be adversely affected following the offering.

Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements

We are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of our customers. These financial instruments are limited to commitments to originate mortgage loans and home equity loans, and involve, to varying degrees, elements of credit, interest rate, and liquidity risk. These do not represent unusual risks and management does not anticipate any losses which would have a material effect on us.

Outstanding loan commitments and lines of credit at March 31, 2011, December 31, 2010 and December 31, 2009 are as follows:

	At March 31, 2011	At December 31,
		2010	2009
	(in thousands)
Commitments to extend credit:
Consumer Loans	$400	$—	$1,030
Commercial Loans	516	780	—

	916	780	1,030

Commitments for available credit lines:
Consumer Loans	1,361	1,418	1,485
Commercial Loans	470	283	345

	1,831	1,701	1,830

Total Commitments	$2,747	$2,481	$2,860

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. We generally require collateral to support financial instruments with credit risk on the same basis as we do for balance sheet instruments. Management generally bases the collateral required on the credit evaluation of the counter party. Commitments generally have interest rates fixed at current market rates, expiration dates or other termination clauses and may require payment of a fee. Available credit lines represent the unused portion of lines of credit previously extended and available to the customer so long as there is no violation of any contractual condition. These lines generally have variable interest rates. Since we expect many of the commitments to expire without being drawn upon, and since it is unlikely that customers will draw upon their lines of credit in full at any time, the total commitment amount or line of credit amount does not necessarily represent future cash requirements. We evaluate each customer’s credit-worthiness on a case-by-case basis. Because we conservatively underwrite these facilities at inception, we have not had to withdraw any commitments. We are not aware of any loss that we would incur by funding our commitments or lines of credit.

The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at March 31, 2011, December 31, 2010 or December 31, 2009 as a liability for credit loss related to these commitments.

Recent Accounting Pronouncements

In April 2011, the FASB issued ASU No. 2011-02, “A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.” The provisions of ASU No. 2011-02 provide additional guidance related to determining whether a creditor has granted a concession, include factors and examples for creditors to consider in evaluating whether a restructuring results in a delay in payment that is insignificant, prohibit creditors from using the borrower’s effective rate test to evaluate whether a concession has been granted to the borrower, and add factors for creditors to use in determining whether a borrower is experiencing financial difficulties. A provision in ASU No. 2011-02 also ends the FASB’s deferral of the additional disclosures about troubled debt restructurings as required by ASU No. 2010-20. The provisions of ASU No. 2011-02 are effective for our reporting period ending December 31, 2011. The adoption of ASU No. 2011-02 is not expected to have a material impact on our financial statements.

In December 2009, the FASB issued ASU 2009-16, Accounting for Transfer of Financial Assets. ASU 2009-16 provides guidance to improve the relevance, representational faithfulness, and comparability of the information that an entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. ASU 2009-16 is effective for annual periods beginning after November 15,

2009 and for interim periods within those fiscal years. The adoption of this standard did not have a material impact on our financial position or results of operation.

In December 2009, the FASB issued ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. The objective of ASU 2009-17 is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. ASU 2009-17 is effective for annual periods beginning after November 15, 2009 and for interim periods within those fiscal years. The adoption of this guidance did not have a material impact on Carroll Bancorp, Inc.’s financial position or results of operation.

In September 2009, the FASB issued new guidance impacting Topic 820. This creates a practical expedient to measure the fair value of an alternative investment that does not have a readily determinable fair value. This guidance also requires certain additional disclosures. This guidance is effective for interim and annual periods ending after December 15, 2009. The adoption of this guidance did not have a material impact on our financial position or results of operation.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of this guidance did not have a significant impact on our financial statements.

In March 2010, the FASB issued ASU 2010-11, Derivatives and Hedging. ASU 2010-11 provides clarification and related additional examples to improve financial reporting by resolving potential ambiguity about the breadth of the embedded credit derivative scope exception in ASC 815-15-15-8. ASU 2010-11 is effective at the beginning of the first fiscal quarter beginning after June 15, 2010. The adoption of this guidance did not have a significant impact on our financial statements.

In July 2010, the FASB issued ASU 2010-20, “Receivables (Subtopic 310) – Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” The main objective of ASU 2010-20 is to provide financial statement users greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables. Existing disclosure guidance was amended to require an entity to provide a greater level or disaggregated information about the credit quality of its financing receivables and its allowance for credit losses. In addition, the amendments in ASU 2010-20 require an entity to disclose credit quality indicators, past due information, and modification of its financing receivables. These improvements will help financial statement users assess an entity’s credit risk exposures and its allowance for credit losses. ASU 2010-20 is effective for interim or annual periods ending on or after December 31, 2010. Since ASU 2010-20 only requires enhanced disclosures, management does not expect the adoption of this statement to have a material impact on our financial statements or results of operations.

Impact of Inflation and Changing Prices

Our financial statements and related notes have been prepared in accordance with U.S. GAAP. U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF CARROLL BANCORP, INC.

Carroll Bancorp, Inc. is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of Carroll Community Bank. We will retain 15% of the net proceeds from the offering and initially invest the remaining net proceeds in Carroll Community Bank as additional capital of Carroll Community Bank. Carroll Bancorp, Inc. will use a portion of the net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Carroll Bancorp, Inc., as the holding company of Carroll Community Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for bank holding companies. We currently have no understandings or agreements to acquire other financial institutions. We may also borrow funds for reinvestment in Carroll Community Bank.

Following the offering, our cash flow will primarily depend on earnings from the investment of the net proceeds from the offering that we retain and any dividends we receive from Carroll Community Bank. Initially, Carroll Bancorp, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Carroll Community Bank. At the present time, we intend to employ only persons who are officers of Carroll Community Bank to serve as officers of Carroll Bancorp, Inc. We will, however, use the support staff of Carroll Community Bank from time to time. We may pay a fee to Carroll Community Bank for the time devoted to Carroll Bancorp, Inc. by employees of Carroll Community Bank. However, these persons will not be separately compensated by Carroll Bancorp, Inc. Carroll Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

Carroll Bancorp, Inc. was incorporated on February 18, 2011 to serve as the holding company for Carroll Community Bank after the conversion.

BUSINESS OF CARROLL COMMUNITY BANK

General

The Sykesville Perpetual Building Association was organized by dry goods merchants Zimmerman and Schultz to assist farmers from the surrounding county in borrowing money. The Association’s first meeting was in their store in 1870. The Association was chartered in 1887 and re-chartered and reorganized in 1907 when it became Sykesville Building Association of Carroll County.

When organized in 1870, loans were auctioned off and sold at a premium as high at 20%. This process assisted many farmers in purchasing real estate and building their own homes. In 1908 the Association paid shareholders an annual dividend of 6.5%. The Association’s business was run out of a director’s home until 1922. As the Association grew, office space was rented from local businesses in Sykesville. In 1972 land was purchased on Liberty Road in Eldersburg, Maryland where a branch was opened in late September of that year.

In October 1985 the Association was chartered as a federal mutual savings association. On September 12, 1988 the business name changed from Sykesville Building Association of Carroll County to Sykesville Federal Savings Association. In July 2010, Sykesville Federal Savings Association converted from a federal savings association to a Maryland-chartered mutual savings bank and changed to its current name, Carroll Community Bank. Our business has consisted primarily of attracting and accepting deposits from the general public in the areas surrounding our offices and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans and, to a lesser extent, in commercial real estate loans. Going forward, however, we intend to increase our focus on commercial real estate loans and related products, including demand deposit accounts, remote deposit capture and business internet banking, to support the business community.

Carroll Community Bank is committed to meeting the credit needs of the community, consistent with safe and sound operations.

We offer a variety of deposit products, including savings accounts, certificates of deposit, money market accounts, business and retail checking accounts, NOW accounts and individual retirement accounts. We have two full service branches that each provide a drive-through facility and automated teller machine, or ATM, for customers’ convenience.

Beginning in 2007, Carroll Community Bank was operating under a cease and desist order issued by the OTS. The Cease and Desist order required Carroll Community Bank to take certain actions to address certain violations related to, among other matters, transaction reporting and interest rate risk management procedures. In 2008, a similar cease and desist order was issued in place of the 2007 order (which was rescinded). The 2008 cease and desist order was adopted by the Maryland Office of the Commissioner of Financial Regulation when Carroll Community Bank converted to a state-chartered mutual savings bank. The 2008 cease and desist order related to, among other matters, certain violations related to transaction reporting, interest rate risk management and lending standards.

In response to the cease and desist order, Carroll Community Bank’s Board of Directors was required to find a new president and chief executive officer. Russell J. Grimes, our current president and chief executive officer, was hired in October 2008. Since October 2008, Mr. Grimes brought in a new management team of experienced community banking professionals. The new management team worked diligently to address the violations in the cease and desist order. As a result of new management’s proactive approach to legacy issues, the cease and desist order was lifted by the Office of the Maryland Commissioner of Financial Regulation on September 30, 2010. Carroll Community Bank currently is not subject to any regulatory order or agreement.

We intend to utilize technology to increase productivity and provide new and better products and services, including but not limited to merchant services, online bill payment, ACH, and remote deposit capture. We continue to enhance the internet banking services platform currently offered to our business and retail customers. We expect that these new products and services will help to maintain and increase our deposit base and will attract business and retail customers. We will analyze the profitability of products and services and allocate our resources to those areas we believe offer the greatest future potential.

Our website address is www.carrollcobank.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Our Market Area

The primary market areas we serve are in Carroll and Howard Counties in Maryland. We are headquartered in Sykesville, Maryland, a suburban area located 20 miles west of the city of Baltimore, Maryland. Sykesville is located in the southeastern portion of Carroll County, close to the border of Howard and Baltimore Counties. Carroll Community Bank maintains one other branch office in the town of Westminster, located in central Carroll County.

Our market area can be classified as both suburban and rural, with the original rural communities west of Baltimore City giving way over the past several decades to suburban growth in the form of housing developments and increased commercial development. Carroll and Howard Counties represent the western suburban regions of the Baltimore metropolitan area. Located approximately 20 miles west and northwest of Baltimore and 50 miles north of Washington D.C., Carroll County has historically been known as a rural area but in recent years the southern and eastern sections of the county have been transformed into a suburban market area as the population base has expanded westward from Baltimore City. Both Carroll and Howard Counties can be considered in part “bedroom” communities of Baltimore, as a portion of residents commute to employment in Baltimore. However, the economies of Carroll and Howard Counties have grown in recent years such that local employment is significant.

Based on data from the U.S. Department of Commerce, Bureau of Economic Analysis, similar to many areas of the country, services are the most prominent sector for the state of Maryland and the two market area counties. The services sector employment is somewhat concentrated in health care and related employment, a national trend. The next largest component of the employment base in the market area is wholesale and retail trade. Construction and government employment comprise the next two largest employment sectors, reflecting the growth in the two counties and the impact of nearby federal, state and local governments. The market area has only a modest level of manufacturing employment, generally in line with statewide averages, indicative of the changes the market area has undergone over the past few decades as services employment has replaced former manufacturing-related jobs.

As a result of the national recession of the past several years, the economies in our market area have experienced a downturn, although not as severe as the nationwide recession. Although there has been an increase in local unemployment, our market area has experienced relatively strong growth over the past 20 years, given the location of the market area in the Washington, DC/Baltimore, Maryland metropolitan area. Based on data from the U.S. Department of Labor, Bureau of Labor Statistics, as of December 2010, the unemployment rate in Carroll and Howard Counties was 5.9% and 5.1%, respectively, compared to 7.0% in all of Maryland and 9.1% nationally. The prevailing amount of government-related employment has helped the region avoid a substantial decline in real estate prices and overall economic activity during the recent economic recession.

Based on data from the U.S. Census Bureau, the total population base of our primary market area was 454,000 as of 2010, with Carroll County containing approximately 37% of the population base. Between 2000 and 2010, Carroll and Howard counties grew in population at annual rates of 1.5% and 1.0%, respectively, higher than the state and national rates of 0.9%. These trends reflect the movement of city and inner suburb residents to more rural areas that have a lower cost of living and more affordable housing, indicating an overall attractive market area for community banking institutions. Over the past two decades, large areas of these counties have been developed into residential neighborhoods, reflecting the increase in population, as both counties are an attractive area to live with newer infrastructure and other amenities. Based on data from the Maryland Department of Planning, the Carroll and Howard County populations are projected to grow to 188,200 and 301,350, respectively, by 2015 (December 2008 estimates).

Based on data from the U.S. Census Bureau, the median household incomes reported for Carroll and Howard Counties were $80,743 and $101,003, respectively, as of the 2009 U.S. Census estimate. These figures were higher than the median household incomes for the State of Maryland and the United States, $64,186 and $51,425, respectively, as of the same date. We believe that these relatively strong income levels provide the growth potential and demand for our products and services to individuals living in, and businesses operating in, our market.

Competition

Carroll Community Bank faces intense competition in both originating loans and attracting deposits. We compete with other commercial banks, savings associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in our primary market area and elsewhere. Among Carroll Community Bank’s competitors are much larger and more diversified institutions, which have greater resources, name recognition and market presence and offer more products and services than maintained by Carroll Community Bank. Financial institution competitors in our market area include primarily commercial banks, including banks with a national and regional presence. Regional and national banks with offices in our market area include BB&T, PNC Bank and M&T Bank in Carroll County and Bank of America, Columbia Bank, M&T Bank and PNC Bank in Howard County. There are also a number of smaller community-based banks that pursue similar operating strategies as Carroll Community Bank. Community-based competitors include New Windsor State Bank, which, based on data from the FDIC, had a 7.21% market share by deposit in Carroll County as of June 30, 2010; by contrast, Carroll Community Bank had a 2.78% share on such date. From a competitive standpoint, Carroll Community Bank benefits from its status of a locally-based financial institution, longstanding customer relationships, and continued efforts to offer competitive products and services. However, competitive pressures will also likely continue to build as the financial services industry continues to consolidate and as additional non-bank investment options for consumers become available. There are a total of 25 banking institutions operating in Carroll Community Bank’s primary market area counties.

Lending Activities

Our loan portfolio reflects our history as a mortgage lender in the larger community we serve. The largest segment of our loan portfolio is real estate mortgage loans, consisting primarily of owner-occupied one- to four-family residential mortgages and to a lesser extent, one- to four- family investor mortgages, owner-occupied commercial real estate loans, land acquisition and development loans, second mortgages which primarily consist of home equity lines of credit and home equity loans, and residential construction loans. We also offer consumer loans and, to a limited extent, commercial (C&I) business loans. With the change of our charter in July 2010, a greater focus will be placed upon building our portfolio of commercial real estate loans and emphasizing relationship banking in our market area.

One-to Four-Family Owner-Occupied Residential Mortgage Loans. A majority of our primary lending activity currently consists of the origination of first lien mortgage loans secured by one-to four-family owner-occupied residential properties located in Carroll and Howard Counties in Maryland. At March 31, 2011, $43.6 million, or 71.0%, of our total loan portfolio consisted of one- to four-family owner-occupied residential mortgage loans, of which $39.4 million, or 90.5% (or 64.3% of the total loan portfolio), were first lien loans. Our origination of one- to four-family mortgage loans enables borrowers to purchase or refinance existing homes located primarily in our market area.

We offer fixed-rate residential balloon mortgage loans with maturities of five, ten and 15 years. Fixed-rate mortgage loans amortize monthly on a 30-year basis with principal and interest due each month and a balloon payment at maturity. We will originate mortgage loans with a maturity of more than 15 years, but we will sell such loans in the secondary market instead of retaining them in our portfolio. We do not originate adjustable-rate mortgages. We do, however, have a limited amount of such loans in our portfolio solely as a result of purchasing loans directly from another financial institution during 2010. At March 31, 2011, $2.7 million, or 5%, of our one- to four-family residential mortgage loans held in our portfolio were adjustable rate loans.

Prior to the second quarter of 2010, we also originated mortgage loans with up to a 20-year term, and these loans are still held in our portfolio.

While one- to four-family real estate loans are normally originated with 15-year terms, such loans may remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans on a regular basis.

We generally limit the maximum loan to value ratio to 80% of the lower of the appraised value or the purchase price of the property securing the loan, although our policy permits us to originate loans with a loan to value ratio up to 90% of the appraised value or purchase price of the property.

We require all properties securing mortgage loans to be appraised by a board-approved, independent state-licensed appraiser, unless the loan is for $250,000 or less or in certain other limited circumstances; transactions under $250,000 require an in-house evaluation of the secured property. We also require title insurance on all first mortgage loans. Appraisals are subsequently reviewed by a senior loan officer or Carroll Community Bank’s President and Chief Executive Officer. Appraisals of a value of $500,000 or more must be reviewed by another certified appraiser. Borrowers must obtain hazard insurance, and flood insurance is required for all properties located in flood hazard areas.

When underwriting residential real estate loans, we review and verify each loan applicant’s employment, income and credit history and, if applicable, our experience with the borrower. Carroll Community Bank’s policy is to obtain credit reports and verification of employment/income on all borrowers and guarantors. We also generally obtain personal guarantees of repayment of borrowers for multi-family residential loans.

Included in one- to four-family owner occupied mortgage loans are junior lien mortgage loans, consisting of second mortgages used to purchase a home as well as home equity loans and lines of credit. Second mortgage loans are made at fixed rates for terms of up to 15 years. We offer second mortgage loans with loan-to-value ratios up to 80% for current customers who have a first mortgage with us and 75% for all other borrowers, including any first mortgage loan balance.

In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and home equity lines of credit that are primarily secured by a second mortgage on owner occupied one-to four-family residences. Our home equity loans are originated with fixed rates of interest and with terms of up to 15 years and are fully amortizing. Our home equity lines allow for the borrower to draw against the line for ten years, followed by a ten-year repayment period. Home equity lines of credit carry a variable rate of interest and monthly payments of interest due along with 0.50% of the outstanding principal balance. After the initial ten-year draw period, the borrower is required to make payments of principal and interest based on a ten-year amortization. Home equity loans and lines of credit are underwritten with the same criteria that we use to underwrite one- to four-family residential mortgage loans, including a loan-to-value ratio of 80% when combined with the principal balance of the existing mortgage loan. We require appraisals on home equity loans and lines of credit. At the time we close a home equity loan or line of credit, we record a mortgage to perfect our security interest in the underlying collateral. Home equity loans and lines of credit also require title insurance, and borrowers must obtain hazard insurance, and flood insurance if applicable.

Home equity loans and lines of credit generally have greater risk than one- to four-family residential mortgage loans. In these cases, we face the risk that collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. In particular, because home equity loans are secured by second mortgages, decreases in real estate values could adversely affect the value of the property serving as collateral for these loans. Thus, the recovery of such property could be insufficient to compensate us for the value of these loans.

Junior lien mortgage loans totaled $4.2 million at March 31, 2011 and represented 9.5% of one- to four-family owner occupied residential mortgage loans (and 6.8% of our total loan portfolio) at such date.

Loans secured by second mortgages have greater risk than owner-occupied residential loans secured by first mortgages. When customers default on their loans we attempt to foreclose on the property. However, the value of the collateral may not be sufficient to compensate for the amount of the unpaid loan, and we may be unsuccessful in recovering the remaining balance from these customers. In addition, decreases in property values could adversely affect the value of properties used as collateral for the loans.

We do not offer “interest only” mortgage loans (where the borrower pays only interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not offer, and have not offered, “subprime loans” (loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios), no-documentation mortgage loans or Alt-A mortgages (traditionally defined as loans having less than full documentation).

One- to Four-Family Non-Owner Occupied Residential Mortgage Loans. We also offer residential mortgage loans on non-owner occupied residential properties (in other words, for investment properties) in our market area. These loans are generated through Carroll Community Bank’s existing customer base and referrals, real estate agents, real estate investors and other marketing efforts. At March 31, 2011, $9.4 million, or 15.4%, of our loan portfolio consisted of this type of mortgage loan. The maximum loan-to-value ratio on these loans is 75%, and they are generally held to a five year maturity with a 30-year payment amortization. A title insurance policy must be obtained for each loan, and we require fire and extended coverage casualty insurance. We generally obtain personal guarantees of repayment from borrowers on multifamily residential loans.

Commercial Real Estate Loans. We also originate mortgage loans for commercial properties. As of March 31, 2011, $7.8 million, or 12.7%, of our total loan portfolio, consisted of commercial real estate loans. Of these, $3.0 million, or 39.0% (and 4.9% of our total loan portfolio), were loans for owner occupied properties and $4.7 million, or 61.0% (and 7.7% of our total loan portfolio), were loans for non-owner occupied properties. Prior to our conversion to a state-chartered mutual savings bank in July 2010, we were, as a federal mutual savings bank, limited in the amount of commercial loans we could originate. As stated previously we intend to expand this area of lending.

We originate a variety of fixed and adjustable rate commercial real estate loans generally with rates fixed for five years and which amortize over a 25-year term. Loans are secured by first mortgages, and amounts generally do not exceed 80% of the property’s appraised value for owner occupied properties and 75% for non-owner occupied properties. We require all properties securing commercial real estate loans to be appraised by a board-approved, independent, licensed or certified appraiser. Commercial real estate loans also are supported by personal guarantees.

Properties securing our commercial real estate loans primarily include business owner-occupied properties, small office buildings and office suites. We generally seek to originate commercial real estate loans with initial principal balances of up to $750,000. Substantially all of our commercial real estate loans are secured by properties located in our market area.

Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, however, entail greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.

Construction Loans; Land Development Loans. On a limited basis, we originate residential construction loans and land lot loans. At March 31, 2011, the balance of residential construction loans and land lot loans was $159,000, or 0.3% of our loan portfolio. We will make residential construction loans for one- to four-family homes located in our market area. Construction loans generally bear a variable rate of interest plus a margin with interest only payments on the outstanding balance during the construction phase the maximum of which is six to 12 months. At the end of the term, which generally coincides with the end of the construction phase, the loan generally converts to a permanent mortgage loan. Loans can be made with a maximum loan to value ratio of 80%, based on appraised value as if complete. In addition, the borrower must have an initial investment in the project that is equal to at least 20% of the final project value. Before making a commitment to fund a construction loan, we require an appraisal of the property by a board-approved, independent, licensed or certified appraiser. We also will require a review of the plans and specifications and of any approved changes to the original plan and an inspection of the property before disbursement of funds during the term of the construction loan.

Our business plan adopted in connection with the conversion contemplates that we will continue to make these loans on a limited basis, but they will not be a focus of our loan activities.

Construction and development financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on such loans depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction or development cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. In the event we make a land acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. Construction loans also expose us to the risks that improvements will not be completed on time in accordance with specifications and projected costs and that repayment will depend on the successful operation or sale of the properties. In addition, the ultimate sale or rental of the property may not occur as anticipated. Further, many of these borrowers have more than one loan outstanding.

We do not currently originate or have exposure to acquisition, development and construction loans, which are made for the purpose of allowing a developer to pay for land, put in streets and utility services, and build improvements.

Consumer Loans. We offer consumer loans as an accommodation to our customers and do not emphasize this type of lending. We have made a variety of consumer loans, including automobile loans, loans secured by a borrower’s savings account or certificate of deposit at Carroll Community Bank, and unsecured overdraft lines of credit. The maximum term on such loans is five years with monthly principal and interest payments. For loans secured by a borrower’s savings account or certificate of deposit, the maximum loan to value ratio is 90% of the account balance and the interest rate is 2.0% above the current interest rate being paid on the account. Automobile loans may be made for up to 100% of the retail value of the vehicle, although we have no such loans in our portfolio currently. The interest rate for unsecured consumer loans is the prime rate plus 4.0%. At March 31, 2011, consumer loans totaled $218,000 or 0.4% of our total loan portfolio. The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan.

Other Commercial Loans. We may other commercial loans to our customers but do not emphasize this type of lending, nor do we intend to increase our origination of non-real estate commercial loans. Other commercial loans totaled $180,000, or 0.3% of our loan portfolio, at March 31, 2011.

Loan Originations, Purchases, Sales, Participations and Servicing. All loans that we originate are underwritten pursuant to our policies and procedures, which incorporate standard underwriting guidelines. We originate only fixed-rate loans. Our loan origination activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand. Most of our one- to four-family residential mortgage loan originations are generated by our loan officers or referred by members of our Board of Directors.

Historically, we have retained in our portfolio the majority of loans that we originate, although in limited cases we originate 30-year loans which are sold into the secondary market.

During 2010 we entered into participations in residential and commercial loans with other banks. In these circumstances, we generally follow our customary loan underwriting and approval guidelines. During 2010, we purchased 15 one- to four-family non-owner occupied residential real estate loans from another bank in the amount of $1.0 million, four non-owner occupied commercial real estate loans from other banks in the amount of $2.0 million and one owner occupied commercial estate loan from another bank in the amount of $400,000. At March 31, 2011, we had $3.6 million in outstanding balances from purchased loans.

Also in 2010 we purchased 35 residential owner occupied loans from another bank in the amount of $3.8 million. At March 31, 2011 the unpaid balance of these loans was $2.6 million.

Loan Approval Procedures and Authority. We base our decision to lend primarily on the credit worthiness of the borrower and guarantors, and their capacity to repay the loan from future cash flow. In evaluating the collateral for a proposed non-owner occupied commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a preferred ratio of 1.25x), computed after deduction for a vacancy factor and property expenses we deem appropriate. Personal guarantees are usually obtained from commercial real estate borrowers. We require title insurance, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property. Most of our commercial real estate loans are generated internally by our loan officers.

Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our Board of Directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower.

Our policies and loan approval limits are approved by the Board of Directors. While our President and Chief Executive Officer has the ability to approve loans up to $500,000, as a matter of practice all loans are generally presented to the Loan Committee for approval. Any loan over $500,000 must be approved by the Loan Committee, except for deposit-secured loans which can be originated by our loan officers without Loan Committee or Board approval.

We require appraisals of all real property securing one- to four-family residential and commercial real estate loans and home equity loans and lines of credit. All appraisers are state-licensed or state-certified appraisers, and our practice is to have local appraisers approved by the Board of Directors annually.

Investments

Our President and Chief Executive Officer has primary responsibility for implementing our investment policy, which is developed by our Asset and Liability Committee and approved by our Board of Directors. The investment policy is reviewed annually by the Board of Directors, and any changes deemed necessary are made pursuant to such review. The overall objectives of our investment policy are to: (i) optimize after-tax income from funds not used to fund loans, consistent with Carroll Community Bank’s objectives for liquidity and asset quality standards; (ii) provide liquidity for loan demand, deposit fluctuations or other changes in the balance sheet mix; (iii) provide a source of collateral for pledging purposes; (iv) provide a means to manage interest rate risk; and (v) provide an investment medium to balance the market and credit risk of Carroll Community Bank’s other assets and liabilities structure. The policy dictates that investment management should therefore emphasize: (i) the preservation of capital; (ii) strong cash-flow characteristics; (iii) readily-available credit information; (iv) appropriateness of size both as to Carroll Community Bank and as to an obligor’s outstanding debt; (v) eligibility as collateral for public-agency deposits, customer repurchase agreement accounts and pledging purposes; and (vi) broad marketability, as an indicator of quality.

All securities transactions are reported to the Board of Directors on a monthly basis.

Our current investment policy permits investments in U.S. Treasury securities, including securities guaranteed by Ginnie Mae and collateralized mortgage obligations that are exclusively backed by Ginnie Mae, securities issued by U.S. Government agencies, mortgage-backed securities issued by Fannie Mae, Freddie Mac, Ginnie Mae or U.S. government-sponsored agencies and collateralized mortgage obligations that are exclusively backed by government-sponsored enterprises, investment-grade municipal bonds, investment-grade corporate debt securities, certificates of deposit issued by well capitalized financial institutions, Community Reinvestment Act (“CRA”) investments that provide credit to Carroll Community Bank’s CRA rating, and other interest-earning assets, including federal funds sold, interest-bearing time deposits with other banks and securities purchased under agreement to resell. Government-sponsored enterprises of government sponsored agencies

It is not our intention to profit in our investment account from short-term securities price movements. Accordingly, we do not currently have a trading account for investment securities.

We designate a security as either held to maturity or available for sale based upon our ability and intent to hold the security. Securities available for sale are carried at the lower of cost or market value and securities held to maturity are reported at amortized cost. A periodic review and evaluation of the securities available for sale and securities held to maturity portfolios is conducted to determine if the fair value of any security has declined below its carrying value and whether such decline is other-than-temporary. The fair values of mortgage-backed securities are based on quoted market prices or, when quoted prices in active markets for identical assets are not available, are based on matrix pricing, which is a mathematical technique that relies on the securities’ relationship to other benchmark quoted prices.

At March 31, 2011, 96% of such securities were classified as available for sale. Our securities portfolio at March 31, 2011, consisted primarily of securities with the following carrying value: $1.5 million of U.S. government agency obligations, $16.4 million of mortgage-backed securities guaranteed by U.S. Government-sponsored enterprises; and $808,000 in municipal bonds. See “Management’s Discussion of Financial Condition and Results of Operations— at March 31, 2011 to December 31, 2010, and December 31, 2010 to December 31, 2009—Investment Securities Portfolio” for a discussion of our securities portfolio.

We purchase mortgage-backed securities issued and guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac, which constitute the majority of our securities portfolio. Historically, we have invested in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense and to lower our credit risk as a result of the guarantees provided by Ginnie Mae, Freddie Mac or Fannie Mae. However, in September 2008, the Federal Housing Finance Agency placed Freddie Mac and Fannie Mae into conservatorship. The U.S. Treasury Department has established financing agreements to ensure that Freddie Mac and Fannie Mae meet their obligations to holders of mortgage-backed securities that they have issued or guaranteed. Based on our experience, these actions have not affected the markets for mortgage-backed securities issued by Freddie Mac or Fannie Mae.

Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily (loans on properties with five or more units) mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Carroll Community Bank. The interest rate on the security is lower than the interest rates on the underlying loans to allow for payment of servicing and guaranty fees. Ginnie Mae, a U.S. Government agency, and government sponsored enterprises, such as Fannie Mae and Freddie Mac, either guarantee the payments or guarantee the timely payment of principal and interest to investors. Based on our experience, mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our borrowings. Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Sources of Funds

General. Deposits traditionally have been our primary source of funds for our investment and lending activities. We also have access to short-term lines of credit with our correspondent banks and a line of credit with the Federal Home Loan Bank of Atlanta to supplement cash flow needs. Our additional sources of funds are scheduled loan payments, maturing investments, loan repayments, retained earnings, income on other earning assets and, to a limited extent, the proceeds of loan sales.

Deposits. Carroll Community Bank generates deposits primarily from within Carroll and Howard Counties in Maryland. We rely on our competitive pricing and products, convenient locations and quality customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, money market accounts, certificates of deposit, business checking accounts, IRA accounts and retail checking accounts. We also have a limited amount of non-account based deposits.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals.

Pursuant to our business plan adopted in connection with the conversion, we intend to increase the amount of our demand deposit accounts and other accounts on which interest is not paid.

Borrowings. Our borrowings consist of advances from the Federal Home Loan Bank of Atlanta. At March 31, 2011, Federal Home Loan Bank advances totaled $5.0 million, or 5.6%, of total liabilities. Such borrowings are under a line of credit with a variable interest rate, which was 2.29% at March 31, 2011, and which is due August 12, 2018 but callable quarterly by the Federal Home Loan Bank. At March 31, 2011, we had access to additional Federal Home Loan Bank advances of up to $4.0 million. Advances from the Federal Home Loan Bank of Atlanta are secured by our investment in the stock of the Federal Home Loan Bank of Atlanta as well as by a blanket lien on our residential mortgage loan portfolio. We also have a short-term line of credit with Atlantic Central Bankers Bank that has an available line of $2.0 million.

Properties

We operate from our main office in Sykesville, Maryland and our full service branch office in Westminster, Maryland, both of which are in Carroll County.

Sykesville

We own the property we use for our headquarters and Sykesville branch, which is located at 1321 Liberty Road in Sykesville, Maryland. The property consists of a 3,600 square foot one-story building plus a basement and includes a drive-through facility and ATM.

Westminster

We opened a Westminster branch in 2005 and it moved to its current location in October 2010. The branch consists of approximately 1,537 square feet in the Westminster Shopping Center located at the corner of Route 140 and Englar Road in Westminster, Maryland. The branch includes an attached drive through facility and ATM. The shopping center is located at the corner of a four-way intersection for maximum exposure. The lease has an approximately five-year term terminating on August 31, 2015, with one five-year renewal option.

Legal Proceedings

At March 31, 2011, we were not involved in any legal proceedings the outcome of which we believe would be material to our financial condition or results of operations.

Expense and Tax Allocation

Carroll Community Bank may enter into an agreement with Carroll Bancorp, Inc. to provide it with certain administrative support services, whereby Carroll Community Bank will be compensated at not less than the fair market value of the services provided. In addition, Carroll Community Bank and Carroll Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of April 30, 2011 we had 18 full-time employees and four part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

Subsidiaries

Carroll Community Bank has no subsidiaries.

SUPERVISION AND REGULATION

General

As a state chartered savings bank, Carroll Community Bank is supervised and examined by the Maryland Office of the Commissioner of Financial Regulation, and by the FDIC as the insurer of its deposits and its primary federal regulator. Carroll Community Bank also is regulated to a lesser extent by the Federal Reserve Board, governing reserves to be maintained against deposits and other matters. This system of state and federal regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of security holders. Carroll Community Bank is periodically examined by the Maryland Office of the Commissioner of Financial Regulation and the FDIC to ensure that it satisfies applicable standards with respect to its capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following examinations, the Maryland Office of the Commissioner of Financial Regulation and the FDIC prepare reports for the consideration of Carroll Community Bank’s Board of Directors on any operating deficiencies.

As a bank holding company following the conversion, Carroll Bancorp, Inc. will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Federal Reserve Board, and will be subject to certain regulations by the Maryland Office of the Commissioner of Financial Regulation. Carroll Bancorp, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in these laws or regulations, whether by the FDIC, the Maryland Office of the Commissioner of Financial Regulation, the Federal Reserve Board or Congress, could have a material adverse impact on Carroll Bancorp, Inc., Carroll Community Bank and their operations.

Set forth below is a brief description of the material regulatory requirements that are or will be applicable to Carroll Community Bank and Carroll Bancorp, Inc. The description below is limited to the material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Carroll Community Bank and Carroll Bancorp, Inc.

Banking Regulation

Financial Institutions Article of the Maryland Annotated Code. The Financial Institutions Article of the Maryland Annotated Code (the “Banking Code”), contains detailed provisions governing the organization, operations, corporate powers, commercial and investment authority, branching rights and responsibilities of directors, officers and employees of Maryland banking institutions. The Banking Code delegates extensive rulemaking power and administrative discretion to the Maryland Office of the Commissioner of Financial Regulation in its supervision and regulation of state-chartered banking institutions. The Maryland Office of the Commissioner of Financial Regulation may order any banking institution to discontinue any violation of law or unsafe or unsound business practice.

Capital Requirements. Under the FDIC’s regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as Carroll Community Bank, are required to comply with minimum leverage capital requirements. For an institution determined by the FDIC to not be anticipating or experiencing significant growth and to be, in general, a strong banking organization rated composite 1 under Uniform Financial Institutions Ranking System established by the Federal Financial Institutions Examination Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3.0%. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common stockholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

In addition, FDIC regulations require state non-member banks to maintain certain ratios of regulatory capital to regulatory risk-weighted assets, or “risk-based capital ratios.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0.0% to 100.0%. State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital.

At this time the bank regulatory agencies are more inclined to impose higher capital requirements in order to meet well capitalized standards, and future regulatory change could impose higher capital standards as a routine matter. The regulators may also set higher capital requirements for holding companies whose circumstances warrant

it. For example, holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

As an additional means to identify problems in the financial management of depository institutions, the Federal Deposit Insurance Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

Prompt Corrective Action. Under federal regulations, a bank is considered to be (i) “well capitalized” if it has total risk-based capital of 10.0% or more, Tier 1 risk-based capital of 6.0% or more, Tier I leverage capital of 5.0% or more, and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has total risk-based capital of 8.0% or more, Tier I risk-based capital of 4.0% or more and Tier I leverage capital of 4.0% or more (3.0% under certain circumstances), and does not meet the definition of “well capitalized”; (iii) “undercapitalized” if it has total risk-based capital of less than 8.0%, Tier I risk-based capital of less than 4.0% or Tier I leverage capital of less than 4.0% (3.0% under certain circumstances); (iv) “significantly undercapitalized” if it has total risk-based capital of less than 6.0%, Tier I risk-based capital less than 3.0%, or Tier I leverage capital of less than 3.0%; and (v) “critically undercapitalized” if its ratio of tangible equity to total assets is equal to or less than 2.0%. Federal regulations also specify circumstances under which a federal banking agency may reclassify a well capitalized institution as adequately capitalized, and may require an adequately capitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized). As of March 31, 2011, Carroll Community Bank was “well capitalized” for this purpose. See “Historical and Pro Forma Regulatory Capital Compliance.”

At March 31, 2011, Carroll Community Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Deposit Insurance Assessments. Carroll Community Bank’s deposits are insured up to applicable limits by the FDIC. FDIC-insured depository institutions are required to pay deposit insurance assessments to the FDIC. The amount of a particular institution’s deposit insurance assessment is based on that institution’s risk classification under an FDIC risk-based assessment system. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. Deposit insurance assessments fund the DIF, which is currently under-funded.

The Dodd-Frank Act changes the way an insured depository institution’s deposit insurance premiums are calculated. The assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity. The Dodd-Frank Act also makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% percent to 1.35% of the estimated amount of total insured deposits, eliminating the upper limit for the reserve ratio designated by the FDIC each year, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

As mandated by the Dodd-Frank Act, in February 2011, the FDIC approved a final rule that changes the deposit insurance assessment system from one that is based on domestic deposits to one that is based on average consolidated total assets minus average tangible equity. In addition, the rule adopts a “scorecard” assessment scheme for larger banks and suspends dividend payments if the Depository Insurance Fund reserve ratio exceeds 1.5% percent, but provides for decreasing assessment rates when the reserve ratio reaches certain thresholds. Under the new rule, larger insured depository institutions will likely be forced to pay higher assessments than under the old system, which should offset the cost of the assessment increases for institutions with consolidated assets of less than $10 billion, such as Carroll Community Bank. Assessments for the second quarter 2011, which are billed in early September and due September 30, 2011, will be based off this rule.

Maryland Regulatory Assessment. The Maryland Office of the Commissioner of Financial Regulation annually assesses state banking institutions to cover the expense of regulating banking institutions. The Commissioner assesses each banking institution the sum of $1,000, plus $0.08 for each $1,000 of assets of the institution over $1,000,000, as disclosed on the banking institution’s most recent financial report.

Liquidity. Carroll Community Bank is subject to the reserve requirements imposed by the State of Maryland. A Maryland banking institution is required to have at all times a reserve equal to at least 15% of its demand deposits. Carroll Community Bank is also subject to the uniform reserve requirements of Federal Reserve Board Regulation D, which applies to all depository institutions with transaction accounts or non-personal time deposits. Specifically, as of December 31, 2010, amounts in transaction accounts above $10.7 million and up to $58.8 million must have reserves held against them in the ratio of three percent of the amount. Amounts above $58.8 million require reserves of $1,443,000 plus 10 percent of the amount in excess of $58.8 million. The Maryland reserve requirements may be used to satisfy the requirements of Regulation D. Carroll Community Bank is in compliance with its reserve requirements.

Loans-to-One-Borrower Limitation. With certain limited exceptions, a Maryland banking institution may lend to a single or related group of borrowers an amount equal to 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. Carroll Community Bank is in compliance with the loans-to-one borrower limitations.

Community Reinvestment Act and Fair Lending Laws. Under the Community Reinvestment Act of 1977 (“CRA”), the FDIC is required to assess the record of all financial institutions regulated by it to determine if such institutions are meeting the credit needs of the community (including low and moderate income neighborhoods) which they serve. CRA performance evaluations are based on a four-tiered rating system: Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance. CRA performance evaluations are considered in evaluating applications for such things as mergers, acquisitions and applications to open branches. Carroll Community Bank has a CRA rating of “Outstanding.”

Transactions with Related Parties. Transactions between banks and their related parties or affiliates are limited by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank.

Generally, Sections 23A of the Federal Reserve Act and Regulation W limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and other similar transactions. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized in accordance with the requirements set forth in Section 23A of the Federal Reserve Act. Section 23B applies to covered transactions as well as certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to non-affiliates.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Federal Home Loan Bank System. Carroll Community Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System

provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Atlanta, Carroll Community Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of March 31, 2011, Carroll Community Bank was in compliance with this requirement.

Anti-Money Laundering and OFAC. Under federal law, financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and law enforcement authorities have been granted increased access to financial information maintained by financial institutions. Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution’s compliance in connection with the regulatory review of applications, including applications for banking mergers and acquisitions. The regulatory authorities have imposed “cease and desist” orders and civil money penalty sanctions against institutions found to be violating these obligations.

The Office of Foreign Assets Control, or OFAC, is responsible for helping to insure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC sends bank regulatory agencies lists of persons and organizations suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If Carroll Bancorp or Carroll Community Bank finds a name on any transaction, account or wire transfer that is on an OFAC list, Carroll Bancorp or Carroll Community Bank must freeze such account, file a suspicious activity report and notify the appropriate authorities.

Consumer Protection Laws. Carroll Community Bank is subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, and the Real Estate Settlement Procedures Act, and various state law counterparts.

In addition, federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, a financial institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.

The Dodd-Frank Act. On July 21, 2010, President Obama signed the Dodd-Frank Act into law. The Dodd-Frank Act will have a broad impact on the financial services industry, imposing significant regulatory and compliance changes, including the designation of certain financial companies as systemically significant, the imposition of increased capital, leverage, and liquidity requirements, and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector.

The following items provide a brief description of certain provisions of the Dodd-Frank Act.

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Source of strength. The Dodd-Frank Act requires all companies, including BHCs, that directly or indirectly control an insured depository institution to serve as a source of strength for the institution. Under this requirement, Carroll Bancorp in the future could be required to provide financial assistance to Carroll Community Bank should Carroll Community Bank experience financial distress.

•	Mortgage loan origination and risk retention. The Dodd-Frank Act contains additional regulatory requirements that may affect our operations and result in increased compliance costs. For example, the Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banks, in an effort to require steps to verify a borrower’s ability to repay. In addition, the Dodd-Frank Act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells or mortgage and other asset-backed securities that the securitizer issues. The risk retention requirement generally will be 5%, but could be increased or decreased by regulation.

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Consumer Financial Protection Bureau (CFPB). The Dodd-Frank Act creates a new independent CFPB within the Federal Reserve. The CFPB is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The CFPB has rulemaking authority over many of the statutes governing products and services offered to bank consumers. For banking organizations with assets under $10 billion, like Carroll Community Bank, the CFPB has exclusive rule making, but the FDIC, as Carroll Community Bank’s primary federal regulator, would continue to have enforcement authority under federal consumer financial law. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB. Compliance with any such new regulations would increase our cost of operations.

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Deposit insurance. The Dodd-Frank Act makes permanent the general $250,000 deposit insurance limit for insured deposits. The Dodd-Frank Act also extends until January 1, 2013, federal deposit coverage for the full net amount held by depositors in non-interest bearing transaction accounts. Amendments to the FDI Act also revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to DIF will be calculated. Under the amendments, the assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. Several of these provisions could increase the FDIC deposit insurance premiums paid by Carroll Community Bank.

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Enhanced lending limits. The Dodd-Frank Act strengthens the existing limits on a depository institution’s credit exposure to one borrower. Federal banking law currently limits a depository institution’s ability to extend credit to one person (or group of related persons) in an amount exceeding certain thresholds. The Dodd-Frank Act expands the scope of these restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions.

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Corporate governance. The Dodd-Frank Act addresses many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies, including Carroll Bancorp. The Dodd-Frank Act (1) grants stockholders of U.S. publicly traded companies an advisory vote on executive compensation; (2) enhances independence requirements for compensation committee members; (3) requires companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers; and (4) provides the SEC with authority to adopt proxy access rules that would allow stockholders of publicly traded companies to nominate candidates for election as a director and have those nominees included in a company’s proxy materials.

Many of the requirements of the Dodd-Frank Act will be implemented over time and most will be subject to regulations implemented over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

Effect of Governmental Monetary Policies. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

Bank Holding Company Regulation

As a bank holding company, Carroll Bancorp, Inc. will be subject to regulation and examination by the Maryland Office of the Commissioner of Financial Regulation and the Federal Reserve Board. Carroll Bancorp, Inc. will be required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Among other things, the BHC Act requires regulatory filings by a stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. The determination whether an investor “controls” a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, a party is deemed to control a depository institution or other company if the party owns or controls 25% or more of any class of voting stock. Subject to rebuttal, a party may be presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting stock. Ownership by affiliated parties, or parties acting in concert, is typically aggregated for these purposes. If a party’s ownership of Carroll Bancorp were to exceed certain thresholds, the investor could be deemed to “control” Carroll Bancorp for regulatory purposes. This could subject the investor to regulatory filings or other regulatory consequences.

Pursuant to provisions of the BHC Act and regulations promulgated by the Federal Reserve Board thereunder, Carroll Bancorp, Inc. may only engage in or own companies that engage in activities deemed by the Federal Reserve Board to be so closely related to the business of banking or managing or controlling banks as to be a proper incident thereto, and the holding company must obtain permission from the Federal Reserve Board prior to engaging in most new business activities. In addition, bank holding companies like Carroll Bancorp must be well capitalized and well managed in order to engage in the expanded financial activities permissible only for a financial holding company.

Federal banking regulators have adopted risk-based capital guidelines for bank holding companies. Currently, the required minimum ratio of total capital to risk-weighted assets (including off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be Tier 1 capital, consisting principally of common stockholders’ equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock and a limited amount of the general loan loss allowance.

In addition to the risk-based capital guidelines, the federal banking regulators established minimum leverage ratio (Tier 1 capital to total assets) guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for those bank holding companies which have the highest regulatory examination ratings and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a leverage ratio of at least 4%.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve Board’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Carroll Bancorp, Inc. to pay dividends or otherwise engage in capital distributions.

Federal and State Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Further, if we wish to sell common stock or other securities to raise capital in the future, we will be subject to the registration, anti-fraud, and other applicable provisions of state and federal securities laws. For example, we will have to register the sales of such securities under the Securities Act of 1933, the Maryland Securities Act, and the applicable securities laws of each state in which we offer or sell the securities, unless an applicable exemption from registration exists with respect to such sales. Such exemptions may, among other things, limit the number and types of persons we could sell such securities to and the manner in which we could market the securities. We would also be subject to federal and state anti-fraud requirements with respect to any statements we make to potential purchasers in connection with the offer and sale of such securities.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

TAXATION

Federal Taxation

General. Carroll Bancorp, Inc. and Carroll Community Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Carroll Bancorp, Inc. and Carroll Community Bank.

Method of Accounting. For federal income tax purposes, Carroll Community Bank will file a consolidated tax return with Carroll Bancorp, Inc., will report its income and expenses on the accrual method of accounting and use a calendar year ending December 31st for filing their consolidated federal income tax returns.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2010, Carroll Community Bank had no alternative minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. However, as a result of recent legislation, subject to certain limitations, the carryback period for net operating losses incurred in 2008 or 2009 (but not both years) has been expanded to five years. At December 31, 2010, Carroll Community Bank had approximately $39,000 in net operating loss carryforwards for federal and state income tax purposes that expire in 2030.

Corporate Dividends. Carroll Bancorp, Inc. will be able to exclude from its income 100% of dividends received from Carroll Community Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Carroll Community Bank’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

The State of Maryland imposes a corporation business income tax of approximately 8.25% on income measured substantially the same as federally taxable income, except that U.S. Government interest is not fully taxable. Carroll Community Bank’s state income tax returns have not been audited in the most recent five-year period.

MANAGEMENT OF CARROLL BANCORP, INC.

Shared Management Structure

The directors of Carroll Bancorp, Inc. are the same individuals who are the directors of Carroll Community Bank and the executive officers of Carroll Community Bank are the executive officers of Carroll Bancorp, Inc. We expect that Carroll Bancorp, Inc. and Carroll Community Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Executive Officers of Carroll Bancorp, Inc. and Carroll Community Bank

The following table sets forth information as of June 1, 2011, regarding the individuals who serve as the executive officers of Carroll Community Bank and Carroll Bancorp, Inc.

Name	Age	Position
Russell J. Grimes	54	President, Chief Executive Officer and Director
Michael J. Gallina	54	Senior Vice President, Chief Financial Officer
Tina M. Blankenship	33	Senior Vice President, BSA/Compliance, Deposit Operations and Human Resources
Donna M. Frederick	49	Senior Vice President, Retail Banking and Consumer Lending

The executive officers of Carroll Bancorp, Inc. and Carroll Community Bank are elected annually. The business experience for the past five years of each of our executive officers is set forth below.

Russell J. Grimes has served as President, Chief Executive Officer, and a Director of Carroll Community Bank since October 2008. From January 2007 to October 2008 he was a consultant to USBC, Inc., a Maryland company formed to organize a new bank to be called USBC Bank. Prior to that he served as President and Chief Executive Officer of First Liberty National Bank in Washington, D.C. from June 2004 until the bank was sold in September 2006. Prior to joining First Liberty National Bank, from January 2003 to April 2004, he was President and Chief Executive Officer of Fidelity & Trust Bank in Bethesda, Maryland, then a newly-formed state-chartered commercial bank, and Chief Banking Officer and Director of its holding company. He has served in senior management positions at large and small community banks for over 29 years, with management responsibility for financial, operations and control functions, and for major strategic initiatives.

In addition to his functional management experience, Mr. Grimes has managed four bank public offerings or SEC merger registrations, several non-bank venture capital financings, merger integration for the acquisition of a state chartered commercial bank, the mutual-to-stock conversion and mutual holding company formation, a number of major systems vendor changes and conversions, complex contract negotiations, and establishment of accounting and other control systems. Mr. Grimes holds a Bachelor of Science Degree in Business and Accounting from the University of Maryland.

Mr. Grimes’ almost 30 years of banking experience, including as Chief Executive Officer and in other senior positions, has provided him with strong leadership and managerial skills, as well as a deep understanding of the financial services industry. His knowledge of all aspects of the banking industry, as well as his extensive local and industry contacts and knowledge of the local business community, more than qualify him to serve as a Director on our Board, as well as our President and Chief Executive Officer. We also believe it is beneficial to have an executive officer, who is familiar with the day-to-day operations of Carroll Community Bank, serving on the Board of Directors, which provides the Board with a management perspective that helps the Board successfully oversee Carroll Community Bank.

Michael J. Gallina joined Carroll Community Bank in October 2009 as Vice President, Controller and was promoted to Chief Financial Officer in February 2011. He also was appointed CFO and Treasurer of Carroll Bancorp, Inc. on February 21, 2011. Mr. Gallina previously worked at Provident Bank of Maryland located in Baltimore, Maryland for 30 years from 1979 until its acquisition by M&T Bank in May 2009. At Provident Bank Mr. Gallina started as a management trainee and ended his career there as a senior vice president. During his time at Provident he had management responsibilities for accounting operations and controls, accounting systems implementation and merger accounting integration. Mr. Gallina holds a Bachelor of Arts Degree in Economics and Accounting from the University of Maryland Baltimore County and obtained his CPA license from the State of Maryland.

Tina M. Blankenship has been our Senior Vice President of BSA/Compliance, Deposit Operations and Human Resources since February 2009 and was appointed Secretary of Carroll Bancorp, Inc. on February 21, 2011. Ms. Blankenship has over 13 years of banking experience in both small and large community banks. From October 2007 through February 2009 she served as Compliance Services, Compliance Manager at Integrated Compliance Solutions in Albany, New York. In this position she was responsible for developing compliance programs, auditing banks and credit unions for regulatory compliance, BSA independent testing, Fair Lending reviews, training, policy development, BSA look backs for regulatory orders, and reviewing and updating Bankers Edge online training. During October 2007 she was Vice President/Compliance Officer with First Mariner Bank in Baltimore, Maryland, where her duties included auditing for regulatory compliance, reviewing marketing material, reviewing policies,

Community Reinvestment Act and Home Mortgage Disclosure Act compliance, and training. From January 2006 through September 2007 Ms. Blankenship was employed with Security Plus Federal Credit Union in Woodlawn, Maryland as Collections Manager/Treasurer/Compliance. Ms. Blankenship’s duties in this position included revamping the collections department by restructuring processes, procedures, policies and collection techniques, reviewing compliance audits and assisting senior management response, and creating compliance policies and staff training materials. From February 2000 through to January 2006 Ms. Blankenship was Assistant Vice President and Compliance Specialist Officer with The Columbia Bank in Columbia, Maryland. Ms. Blankenship has a certification in compliance as a Certified Regulatory Manager (CRCM).

Donna M. Frederick has been Carroll Community Bank’s Senior Vice President, Retail Banking and Consumer Lending since January 2011. Prior to that she served as Vice President, Senior Residential Loan Officer of Carroll Community Bank since May 2009. A lifelong banker with over 20 years of experience in consumer and residential lending, Ms. Frederick now leads our residential lending and retail banking areas. In these roles she is directly responsible for loan originations, underwriting and operations; and overseeing our retail banking offices at Carroll Community Bank. Prior to joining Carroll Community Bank, Ms. Frederick held several lending positions at local community banks, including Vice President, Consumer Loan Operations Manager at Howard Bank in Ellicott City from November 2004 through May 2009. In this position Ms. Frederick was responsible for creating and managing all aspects of consumer lending for what was then a start-up bank. Prior to that she was Vice President, Consumer Loan Officer with Citizens National Bank (Mercantile, now PNC) in Laurel, Maryland from November 1999 through November 2004 and Vice President, Branch Manager with NationsCredit in Catonsville, Maryland from November 1996 through May 1999.

A lifelong Maryland resident, Ms. Frederick is a graduate of Howard Community College and Leadership Howard County. She currently sits on the board of Grassroots in Howard County and serves on the leadership team of St. Paul’s Lutheran Church.

Additional Key Employees who are not Executive Officers:

George Peck, age 48, has been our Vice President, Commercial Loan Officer since October 2010. Prior to that he was Vice President, Commercial Loan Officer II at First United Bank & Trust from January 2009 through October 2010. Prior to that he was Senior Vice President, Business Development at Regal Bank & Trust from October 2007 through December 2008. Prior to that he was a Business Adviser II – Vice President Commercial Loan Officer with PNC Bank from 2000 until October 2007. All together Mr. Peck has almost 20 years of commercial lending experience, mostly with community banks. Mr. Peck is also a member of the Board of Trustees of Interfaith Housing Alliance, Inc., which provides housing for low- and moderate-income households.

Matthew Rickeman, age 30, joined our commercial banking division as Assistant Vice President and Commercial Loan Officer in April, 2011. In this position, he is responsible for business loan development and credit underwriting both in Carroll and Howard Counties. Prior to joining Carroll Community Bank, Mr. Rickeman has worked in community banking for the past seven years, most recently as a Vice President of Maryland Financial Bank from December 2010 to April 2011. Prior to that, he was a Vice President of Acquisition, Development & Construction Lending at K Bank in Owings Mills, MD where he was employed from January 2004 to November 2010. A graduate of Tufts University, Mr. Rickeman earned his Bachelor of Arts degree in Economics, Cum Laude. He is also a graduate of the Maryland Banking School, through the Maryland Banker’s Association.

Maria G. Farrow, age 61, has been Vice President, Branch Manager of our Westminster branch since January 2011. In this role she is directly responsible for overseeing the day-to-day branch operations at Carroll Community Bank. Ms. Farrow joined Carroll Community Bank as Branch Manager in 2004, was promoted to Vice President and Secretary in 2007 and Vice President of Retail Banking in 2008. Ms. Farrow has over 22 years of banking experience. Prior to joining Carroll Community Bank in 2004, she was a Branch Manager with Ashburton Savings and Loan.

Amanda Clements, age 37, has been Branch Manager of our Sykesville branch and Security Officer of Carroll Community Bank since January 2011. In these roles she is responsible for overseeing the daily operations of the branch along with the overall soundness of Carroll Community Bank’s security and fraud prevention programs. She was previously Security Officer, Assistant Branch Manager of our Sykesville branch from June 2009 until

January 2011. Ms. Clements is a lifelong banker with over 18 years of experience in both large and small commercial banks. Prior to joining Carroll Community Bank, Ms. Clements had been employed with Provident Bank (now M&T) in Woodlawn, Maryland since 1994, most recently as Security Investigator, Bank Officer, a position she held from October 2002 through June 2009. In this position she was responsible for enterprise-wide security investigating for Provident Bank.

Beverly Fisher, age 64, joined our commercial banking division as a Business Development Manager in February 2011. She is a graduate of the Maryland Banker’s School and American Institute of Banking, and brings nearly twenty years of banking experience to our institution. Prior to joining Carroll Community Bank, Mr. Fisher had been a Branch Manager at Westminster Union Bank since 1995. She is a very active resident in our community and involved with many local organizations in the South Carroll County area.

Directors of Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. has eight directors, each of whom is a director of Carroll Community Bank and each of which has served on Carroll Bancorp’s Board since its incorporation on February 18, 2011. Carroll Bancorp, Inc.’s articles of incorporation provide that directors will serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. After the conversion, directors of Carroll Community Bank will be elected by Carroll Bancorp, Inc. as its sole stockholder. The following table states our directors’ names, current ages, and when their current terms expire:

Name	Position Held With Carroll Bancorp, Inc.	Age	Term Expires
R. Wayne Barnes	Director	70	2014
C. Todd Brown	Director, Chairman (Bank and Carroll Bancorp)	72	2013
Gilbert L. Fleming	Director	63	2014
Russell J. Grimes	Director, President and Chief Executive Officer of Carroll Community Bank and Carroll Bancorp, Inc.	54	2012
Brian L. Haight	Director, Vice-Chairman (Bank and Carroll Bancorp)	44	2012
Nancy L. Parker	Director	68	2013
Gerald L. Sturgill	Director	48	2014
Charles E. Wehland	Director	81	2012

Director Independence

The Board of Directors has determined that each of our directors, with the exception of Russell J. Grimes, who is an executive officer of Carroll Community Bank, is “independent” as defined in the listing rules of the NASDAQ Stock Market, assuming the rules and listing standards of the NASDAQ Stock Market were applicable to us. There are no relationships, transactions or arrangements between the directors and Carroll Community Bank or Carroll Bancorp that are not disclosed under “Certain Relationships and Related Transactions” below.

The Business Background of Our Directors

The business experience for the past five years of each of our non-executive directors is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for at least the past five years.

R. Wayne Barnes joined Carroll Community Bank’s Board of Directors in January 2011. Mr. Barnes has been a self-employed insurance broker since 2004. He was an owner and Past President of Barnes-Bollginger Insurance Services, Inc., in Westminster, Maryland, from 1984 until 2004 when he retired. He currently serves on the Boards of the Carroll Lutheran Village, the Carroll County Chamber of Commerce (for which he had previously served as President), Westminster Town Center Corporation, Access Carroll, Inc., and the Cemetery Board of St. Luke’s (Winter’s) Lutheran Church, where he also serves as Treasurer. He also currently serves on the Carroll County Economic Development Commission and Carroll Hospital Center investment committee. Mr. Barnes retired a Major in the Maryland Air National Guard.

The Board believes that Mr. Barnes’ management and operational knowledge through his experience as an owner and past president of Barnes-Bollginger Insurance Services, as well as his knowledge of and contacts in Carroll County, one of our primary market areas, through his extensive community service, qualifies Mr. Barnes to serve on the Board.

C. Todd Brown has been a director of Carroll Community Bank since 2004 and became Chairman of the Board in January 2011. Mr. Brown served as a Vice President of Bank of America (as successor to Maryland National Bank and Nations Bank) from 1961 until his retirement in 2000. He has also been President of the Springfield Cemetery Company in Sykesville, Maryland since 1989. Mr. Brown’s almost 40 years of experience in the banking industry as a Vice President at several Maryland banks, coupled with his continuing involvement in the industry as a director of Carroll Community Bank, brings invaluable insight regarding our business as well as the financial, operational, strategic and other risks facing Carroll Community Bank, and more than qualifies Mr. Brown to serve as a director of Carroll Community Bank and Carroll Bancorp, Inc.

Gilbert L. Fleming has served as a director of Carroll Community Bank since 1988. He has been an employee and 40% owner of Fleming Petroleum Service, Inc., a petroleum company located in Sykesville, Maryland, since 1964. Mr. Fleming’s long-term involvement with Carroll Community Bank as a Director for more than 20 years, during which he has had the opportunity to develop extensive knowledge of our business, history and operations, qualifies him to serve on the Board.

Brian L. Haight has been a Director of Carroll Community Bank since 2006 and became Vice-Chairman of the Board in January 2011. He has been President of Haight Funeral Home & Chapel, in Sykesville, Maryland since 1987. He has also been the owner and President of All County Cremation Services, Inc. and owner and President of Grandview Associates, Inc., an insurance agency, since 1997. Mr. Haight is a member of the Sykesville-Freedom District Fire Department and the Sykesville/South Carroll Rotary Club. He had previously served as a director of Carroll County Bank & Trust until its acquisition by BB&T in July 1999 and as an advisory board member of Union National Bank located in Westminster, Maryland. He also was formerly President of the Tri-County Funeral Directors Association, Vice-President of the Maryland State Board of Morticians and a member of the Board of Trustees for Carroll Hospice. Mr. Haight has lived and worked in our market area for many years and has developed extensive community contacts that help Carroll Community Bank in its marketing efforts. Mr. Haight also provides the board significant management, strategic and operational knowledge acquired through his experience in operating small local businesses.

Nancy L. Parker has been a director of Carroll Community Bank since 2010. Since 1992 she has been the owner of NLP Appraisals, LLC, a real estate appraisal firm located in Woodstock, Maryland, and she holds a certification as a residential appraiser and SRA (Senior Residential Appraiser) designation with the Appraisal Institute. She is also a licensed realtor and has been a real estate agent with Long & Foster in Sykesville, Maryland since 1995. Additionally, Ms. Parker is a member of the National Association of Realtors, the Appraisal Institute, the Carroll County Association of Realtors, the Maryland Association of Appraisers and the Sykesville/South Carroll Rotary Club. She is also a member of the Finance Committee and Church Council of Wards Chapel United Methodist Church, serves on the R. Wayne Feezer Scholarship Committee and is a Trustee of the R. Wayne Feezer Foundation. Ms. Parker’s real estate experience has allowed her to develop an extensive understanding of the real estate sector in certain of our market areas, and as a result, she brings valuable insight to the Board on matters that are of key importance in our business, including risks faced by Carroll Community Bank in connection with its mortgage originations.

Gerald L. Sturgill joined Carroll Community Bank’s Board of Directors in January 2011. He is a certified public accountant and has been Managing Partner of Sturgill & Associates, LLP, a CPA firm in Westminster, Maryland, since 1983. He had previously served as a director of Carroll County Bank & Trust until its acquisition by BB&T in July 1999, and served on the Carroll County Advisory Board of BB&T from July 1999 until December 31, 2010. He also previously served as a Director of Bank of Hanover until its acquisition by PNC in 2008.

Mr. Sturgill’s CPA experience has given him a thorough understanding of financial regulations applicable to Carroll Community Bank and Carroll Bancorp, Inc., and he brings valuable insight as to accounting-related matters such as internal controls. His many years serving on bank boards has given him extensive knowledge of our business as well as the risks, challenges and opportunities facing the industry and he brings this valuable insight to the Board, which makes him an appropriate choice to serve on the Board of Directors of both Carroll Community Bank and Carroll Bancorp, Inc.

Charles E. Wehland has been a Director of Carroll Community Bank since 1980 and had served as Vice Chairman until January 2011. He has operated Charles E. Wehland Management of Residential and Commercial Real Estate, a real estate management firm co-owned with his wife, since 2004 and has also been an associate broker with In Your Interest Real Estate in Elkridge, Maryland since 2004. Mr. Wehland is also a retired attorney and former State’s Attorney for Howard County, Maryland.

Mr. Wehland has developed an extensive understanding of the markets in which Carroll Community Bank originates mortgage loans as a result of his ownership and operation of a real estate management company and his position as an associate broker. The Board also believes that his commercial real estate experience will be valuable as Carroll Community Bank seeks to increase its origination of commercial real estate loans. During his long tenure with Carroll Community Bank, Mr. Wehland has obtained knowledge of our business, history and organization, which has enhanced his ability to serve as a director.

Regulatory Proceedings Involving Directors

In connection with our 2008 cease and desist order, on February 17, 2009, each of Messrs. Wehland, Brown, Fleming and Haight entered into a Stipulation and Consent to the Issuance of an Order of Assessment of a Civil Monetary Penalty with the OTS, which was then Carroll Community Bank’s primary regulator, pursuant to which each such director consented and agreed to the issuance of an Order of Assessment of Civil Monetary Penalty by the OTS. The Stipulation and Consents were issued in connection with the OTS’s finding that the directors, as members of Carroll Community Bank’s Board, (i) engaged in multiple violations of a 2007 final Consent Order to Cease and Desist issued against Carroll Community Bank in connection with alleged violations of the Bank Secrecy Act, regulations governing suspicious activity reports and other reports and statements, and regulations governing interest rate risk management procedures, and (ii) engaged in and participated in violations of laws and regulations, including violations of the Bank Secrecy Act and related regulations and failure to ensure Carroll Community Bank filed timely and accurate Thrift Financial Reports.

Pursuant to the Orders, each such director paid a civil monetary penalty of $1,000.

The 2007 cease and desist order has since been lifted and none of our directors or Carroll Community Bank is currently subject to any regulatory order or agreement.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our Board of Directors and its committees. During the year ended December 31, 2010, the Board of Directors of Carroll Community Bank met 12 times. Carroll Bancorp, Inc. was incorporated in February 2011 and so its Board of Directors did not hold its first meeting until February 21, 2011. Carroll Community Bank’s Board of Directors has established standing committees, including an Audit Committee, a Loan Committee, an Asset & Liability Committee, a Budget & Compensation Committee and a Nominating Committee. In connection with the formation of Carroll Bancorp, Inc., the Board of Directors established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The members for each of the Compensation, Nominating and Audit Committees of Carroll Community Bank and Carroll Bancorp, Inc. are the same, and we expect that these committees will typically hold joint meetings.

The table below sets forth the directors of each of the listed standing committees. The Board of Directors has determined that Gerald L. Sturgill qualifies as an “Audit Committee Financial Expert” for the Audit Committee, as that term is defined by the rules and regulations of the Securities and Exchange Commission.

Name	Audit	Loan	Asset Liability	Budget & Compensation / Compensation	Nominating / Nominating & Corporate Goverance
R. Wayne Barnes			X
C. Todd Brown	X	X	X*	X	X
Gilbert L. Fleming	X	X		X*	X
Russell J. Grimes		X	X	X°
Brian L. Haight		X*		X	X
Nancy L. Parker		X	X
Gerald L. Sturgill	X			X	X
Charles E. Wehland	X*

*	Denotes committee chair
°	Mr. Grimes is a member of Carroll Community Bank’s Budget and Compensation Committee but is not a member of the Compensation Committee of Carroll Bancorp, Inc.

Corporate Governance Policies and Procedures

We have adopted a code of conduct and ethics that applies to all employees and directors of both Carroll Community Bank and Carroll Bancorp, Inc. The code of conduct and ethics addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of conduct and ethics is designed to deter wrongdoing and to promote honest and ethical conduct, avoid conflicts of interest, and promote full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Director Compensation

Director Fees. Each of Carroll Community Bank’s directors, except for Mr. Grimes, receive an annual retainer of $5,000, plus $500 for each regularly-scheduled Board of Directors meeting attended in person, $175 for each meeting of the Audit and Asset and Liability Committees attended in person, $125 for each Loan Committee meeting attended in person, and $100 for each board or committee meeting attended by telephone.

We do not intend that Carroll Bancorp, Inc. will pay cash remuneration, direct or otherwise, to its directors. We expected that unless and until Carroll Bancorp, Inc. becomes actively involved in additional businesses other than owning all the capital stock of Carroll Community Bank, no separate cash compensation will be paid to the directors of Carroll Bancorp, Inc. in addition to that paid to them by Carroll Community Bank in their capacities as directors of Carroll Community Bank. However, we may determine in the future that such separate cash compensation is appropriate.

Directors’ Summary Compensation Table. The following table sets forth for the year December 31, 2010 certain information as to the total remuneration we paid to our directors. Mr. Grimes receives no compensation for his service on the Board of Directors and therefore is not included in the table below.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash / Total Fees Paid
C. Todd Brown	$19,300
Gilbert L. Fleming	16,875
Brian L. Haight	16,750
Robert F. Wilson (1)	14,650
Charles E. Wehland	12,775
Nancy L. Parker	13,142

(1)	Mr. Wilson retired from the Board of Directors in January 2011

Executive Officer Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer, Russell J. Grimes. No other executive officer’s total compensation for the year ended December 31, 2010 exceeded $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	All Other Compensation		Total
Russell J. Grimes
President and Chief Executive Officer	2010	$185,961	$1,381	(1)	$187,342

(1)

Includes premiums paid by Carroll Community Bank on behalf of Mr. Grimes for short-term disability insurance, long-term disability insurance, accidental death and dismemberment insurance, and life insurance.

Employment Agreement with Russell J. Grimes

Carroll Community Bank and Russell J. Grimes are party to an employment agreement pursuant to which Mr. Grimes serves as President and Chief Executive Officer of Carroll Community Bank.

Mr. Grimes’ employment agreement provides for an annual base salary of not less than $185,000, subject to annual review by and increase at the discretion of Carroll Community Bank’s Board of Directors. Mr. Grimes’ current annual base salary is $190,550. The agreement also provides that Carroll Community Bank may, in its sole discretion, pay Mr. Grimes a cash bonus. Mr. Grimes is also entitled to participate in such other bonus, incentive and other executive compensation programs as are made available to Carroll Community Bank’s senior management. Under the current agreement, Mr. Grimes does not receive any health, life, insurance, disability or auto allowance benefits.

Mr. Grimes’ employment agreement had an initial three-year term commencing on November 10, 2008. The agreement provides that commencing on the first anniversary of the effective date and continuing on each anniversary date thereafter, the Board of Directors will conduct a comprehensive performance evaluation and review of Mr. Grimes to determine whether to extend the agreement for an additional year. Mr. Grimes’ employment agreement is currently set to expire on November 10, 2011.

Mr. Grimes’ employment can be terminated any time upon our mutual agreement. In addition, Carroll Community Bank may terminate Mr. Grimes’ employment (i) at any time for Cause, as defined in the agreement, upon written notice to Mr. Grimes, (ii) at any time without Cause upon written notice to Mr. Grimes, or (iii) upon Mr. Grimes’ death or Permanent Disability, as defined in the agreement. Mr. Grimes may terminate his employment (i) upon his Permanent Disability, (ii) for Good Reason, as defined in the Agreement, or (iii) without Good Reason upon 30 days’ prior written notice. Either Carroll Community Bank or Mr. Grimes may terminate Mr. Grimes’ employment upon a Change in Control, as defined in the agreement.

If Mr. Grimes’ employment is terminated without Cause, or Mr. Grimes terminates his employment for Good Reason, and a Change in Control has not occurred, then Mr. Grimes is entitled to continue to receive his then-current monthly base salary for a period equal to the lesser of the remaining term of the agreement or 12 months. If Mr. Grimes’ employment is terminated by either Mr. Grimes or Carroll Community Bank upon a Change in Control and, if terminated by Mr. Grimes, he has provided at least 30 days’ prior written notice of his intent to terminate his agreement, then Mr. Grimes is entitled to a lump sum payment equal to his then current monthly base salary for a period of 12 months. If Mr. Grimes had been terminated under this provision on December 31, 2010, he would have been entitled to receive approximately $190,550 (not including any tax gross-up payments).

The agreement also provides that it will be suspended or terminated as necessary to comply with regulatory requirements or obligations. The agreement also contains non-compete, non-solicitation and confidentiality provisions.

Upon completion of the conversion, Carroll Bancorp, Inc. and Carroll Community Bank intend to enter into a new employment agreement with Mr. Grimes. The new agreement will be substantially similar to the current agreement as described above except as follows:

•

On each anniversary date of the agreement, the agreement will renew for an additional one-year term, such that the existing term will always be at least two years, unless we or Mr. Grimes provide at least 30 days’ prior written notice that such party will not renew the agreement.

•	Mr. Grimes will be eligible to participate in all health, life insurance and disability plans offered by Carroll Community Bank or Carroll Bancorp, Inc. to its officers.

•

If we terminate Mr. Grimes’ employment without Cause, or Mr. Grimes terminates his employment for Good Reason, then he will be entitled to receive his monthly base salary for the remaining term of the agreement.

•

If Mr. Grimes’ employment is terminated, or he terminates his employment with 30 days’ prior written notice, within six months of a Change in Control, then Mr. Grimes will be entitled to a “grossed-up” lump sum payment equal to the amount necessary in order that the net lump sum payment received by the Employee, after the payment of any taxes payable by the Employee under Section 4999 of the Internal Revenue Code of 1986, as amended, as the result of the receipt of compensation treated as contingent on the Change in Control (but before the payment of any other income taxes with respect to such payment) is equal to the excess of (a) 2.99 times his average annual taxable compensation during the most recent five years over (b) the aggregate present value, as determined for federal income tax purposes, of all other payments to Mr. Grimes in the nature of compensation that are treated for federal income tax purposes as contingent on the Change in Control. Mr. Grimes will also be entitled to continuation of life insurance and non-taxable medical and dental coverage substantially comparable to the coverage maintained for him by Carroll Community Bank prior to his termination for a period of 12 months after such termination.

Change in Control Agreements. Carroll Community Bank and Carroll Bancorp, Inc. intend to enter into change in control agreements with Tina M. Blankenship, our Senior Vice President of BSA/Compliance, Donna M. Frederick, our Senior Vice President, Retail Banking, George Peck, our Vice President, Commercial Loan Officer and Michael J. Gallina, our Chief Financial Officer, effective upon completion of the conversion. The change in control agreements will provide a benefit in the event of termination of employment without Cause or resignation for a Good Reason within 12 months after a Change in Control (all as defined in each of the agreements) equal to the sum of one times the executive’s base salary and the highest bonus earned during the prior three years, payable in a lump sum, and the continuation of non-taxable life insurance and medical and dental coverage for 12 months, with the executive responsible for his or her share of the employee premium. The amount of the payment to be made in connection with a change in control will be reduced, if necessary, to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The agreements will also contain non-solicitation provisions. Based on current salary and benefit levels, the executives would be entitled to the following approximate amounts if a payment were triggered under the agreements: Ms. Blankenship - $107,641, Ms. Frederick - $98,175, Mr. Peck - $108,829 and Mr. Gallina - $103,024.

Tax-Qualified Benefit Plans

401(k) Plan. Carroll Community Bank established a 401(k) profit sharing plan in 2010 to replace its previous defined contribution profit sharing retirement plan. Employees of Carroll Community Bank who are 21 years of age or older are eligible to participate in the plan (“Participants”). Participants may contribute up to 100% of their annual compensation to the plan on a pre-tax basis, subject to limits prescribed by law. Carroll Community Bank may make a discretionary 401(k) match (as approved by the Board of Directors) equal to a percentage of eligible compensation as to participants who have completed at least one year of service and completed 1000 hours during the plan year. Employer contributions vest 100% after three years of credited service and are 0% vested prior to such time. Participants are always 100% vested in their salary deferrals. Participants will also become 100% vested in the employer contributions allocated to their accounts upon attainment of normal retirement age or in the event of the Participant’s death or disability. Participants may invest their accounts in the investment options provided under the 401(k) plan. Participants may borrow up to 50% of their vested interest (subject to a minimum of $1,000 and a maximum during any 12-month period of $50,000), which loan must be repaid within five years. Participants may request a withdrawal from their accounts in the event they incur a financial hardship. A Participant will become eligible for distribution of his or her plan benefit upon termination of employment and a Participant that satisfies certain eligibility requirements may request distributions of certain portions of their account balance while employed. Participants may elect to receive payments of their benefits in a lump sum or, provided that their account balance equals or exceeds $1,000, that the amount in their accounts be rolled over into another qualified retirement plan. During the years ended December 31, 2010 and 2009, Carroll Community Bank recognized $0 and $11,000, respectively, as a 401(k) Plan expense.

Employee Stock Ownership Plan. In connection with the mutual to stock conversion, Carroll Community Bank adopted an employee stock ownership plan for eligible employees. Eligible employees will begin participation in the employee stock ownership plan on the later of the effective date of the conversion or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period and the attainment of age 21.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 6.0% of the total number of shares of Carroll Bancorp, Inc. common stock issued in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Carroll Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Carroll Community Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20 year term of the loan. The interest rate for the employee stock ownership plan loan will be fixed and is expected to be at Carroll Community Bank’s prime rate at the date the employee stock ownership plan enters into the loan.

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants will vest in their accounts 20% after each year of service and become 100% vested upon the completion of five years of service. Participants who were employed by Carroll Community Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan.

Generally, participants will receive distributions from the employee stock ownership plan upon separation from service.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts only with respect to certain matters. Otherwise, the trustee will vote the shares of stock held under the plan in accordance with the instructions of the Board committee responsible for administering the plan, which we expect will be the Compensation Committee.

Under applicable accounting requirements, Carroll Community Bank will record a compensation expense for the employee stock ownership plan at the fair value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Carroll Bancorp, Inc.’s earnings.

New Stock Benefit Plans

Stock Option Plan. Following completion of the conversion, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel and provide directors, officers and employees with a proprietary interest in Carroll Bancorp, Inc. as an incentive to contribute to our success and reward employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code and non-incentive or compensatory stock options. Options may be granted to our directors, officers and employees. The stock option plan will be administered and interpreted by a committee of the Board of Directors composed of independent directors. Unless terminated earlier, the stock option plan will continue in effect for a period of ten years from the date the stock option plan is adopted by the Board of Directors.

Under the stock option plan, a committee of non-employee directors, or the full Board of Directors, will determine which directors, officers and employees will be granted options, whether options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per-share exercise price of an incentive stock option will be at least equal the fair market value of a share of common stock on the date the option is granted, or 110% of fair market value in the case of incentive stock options granted to employees who are 10% stockholders.

At a meeting of our stockholders at least six months after the conversion, we intend to present the stock option plan to stockholders for their approval and to reserve an amount equal to 10.0% of the shares of common stock issued in the conversion, which would be 33,150 shares or 44,850 shares based on the minimum and maximum of the offering range, respectively, for issuance under the stock option plan. We will be subject to applicable regulations of the FDIC which provide that if the stock option plan is adopted within 12 months after the conversion, it must be approved by a majority of the total votes eligible to be cast by stockholders. If the stock option plan is implemented more than one year after the conversion, the plan must be approved by a majority of the shares of Carroll Bancorp, Inc. present and voting at the meeting of stockholders. In addition, FDIC regulations provide that, in the event such plan is implemented within one year after the conversion, no individual officer or employee may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. FDIC regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Further, options under such plan generally are permitted to begin vesting no sooner than one year after stockholder approval and no more rapidly than over a five year period at 20% per year after stockholder approval. Further, accelerated vesting is not permitted except upon death, disability or a change in control of Carroll Community Bank. We intend that the stock option plan will comply with all applicable FDIC regulations. Each stock option or portion thereof will be exercisable at any time on or after it vests (the exercise of incentive stock options may be further limited to preserve their qualified status) and generally will be exercisable until ten years after its date of grant, except that exercisability may be further limited under the terms of the grant following termination of employment or Board service.

At the time an option is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. The optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but unissued shares or shares purchased by Carroll Bancorp, Inc. on the open market or from private sources, although we currently intend to reserve authorized but unissued shares for issuance pursuant to options granted under the stock option plan. In the event of a stock split, reverse stock split or stock dividend or similar event, the number of shares of common stock under the stock option plan, the number of shares to which any option relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding.

Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised (although the difference between the exercise price and the fair market value of the stock at the time the option is exercised is included in income for purposes of the alternative minimum tax), and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee.

No decision has yet been made as to anticipated grants to individuals under the stock option plan.

Recognition and Retention Plan. After completion of the conversion, we also intend to adopt a recognition and retention plan for our directors, officers and employees that will provide for grants of restricted stock to eligible persons. The purpose of the Plan is to retain personnel of experience and ability in key positions by providing employees and non-employee directors with a proprietary interest in Carroll Bancorp, Inc. and Carroll Community Bank as compensation for their contributions to Carroll Bancorp, Inc. and Carroll Community Bank and as an incentive to make such contributions in the future. FDIC regulations prohibit us from implementing this plan until six months after the reorganization and offering. FDIC regulations require that the plan be approved by a majority of the total votes eligible to be cast by our stockholders if the recognition and retention plan is adopted within 12 months after the conversion, as we anticipate. As with the stock option plan, FDIC regulations provide that, in the event such plan is implemented within one year after the conversion, shares granted under the plan generally are permitted to begin to vest no sooner than one year after stockholder approval and no more rapidly than over a five year period at 20% per year after stockholder approval. Accelerated vesting is not permitted except upon death, disability or upon a change in control of Carroll Community Bank or Carroll Bancorp, Inc.

We expect that the recognition and retention plan would authorize a committee of non-employee directors, or the full board, to grant awards of our common stock in an aggregate amount of up to 3.0% of the shares of common stock issued in the conversion (13,455 shares or 15,473 shares based on the maximum and 15% above the maximum in the offering range, respectively). The plan will be administered by a committee of the Board of Directors. The committee will decide which directors, officers and employees will receive restricted stock and the terms of those awards. We may obtain the shares of common stock needed for this plan by issuing additional shares of common stock or through stock repurchases. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares vest. We will be able to terminate the recognition and retention plan at any time, and if we do so, any shares not allocated will revert to Carroll Bancorp, Inc. Recipients of grants under the recognition and retention plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of the employee’s share of applicable payroll taxes by recipients who are employees.

In addition, if we implement a recognition and retention plan before the first anniversary of the reorganization, current FDIC regulations will require that:

•	non-employee directors in the aggregate may not receive more than 30% of the shares authorized under the plan;

•	any one non-employee director may not receive more than 5% of the shares authorized under the plan; and

•	any officer or employee may not receive more than 25% of the shares authorized under the plan.

In the event of a stock split, reverse stock split or stock dividend or similar event, the number of shares of common stock under the recognition and plan and the number of shares to which any unvested shares relates shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding.

Restricted stock awards under this plan may contain restrictions that require continued employment for a period of time for the award to be vested. Awards are not vested unless the specified employment requirements are satisfied. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for federal income tax purposes. The recipient may elect within 30 days after the grant of the stock to include the value of the stock in income at that time. We will be allowed a federal income tax deduction in the same amount included in income by the employee, whether upon vesting or as a result of the election.

No decision has yet been made as to anticipated grants to individuals under the recognition and retention plan.

Certain Relationships and Related Transactions

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Carroll Community Bank to our executive officers and directors in compliance with federal banking regulations.

Carroll Community Bank has had in the past, and expects to have in the future, banking transactions with directors and executive officers and the business and professional organizations in which they are associated in the ordinary course of business. Any loans and loan commitments are made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to unrelated persons. In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features. Directors or officers with any personal interest in any loan application are excluded from considering any such loan application. The aggregate amount of loans outstanding to Carroll Community Bank’s directors, executive officers and their affiliates at December 31, 2010 was approximately $453,000.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of Carroll Community Bank and their associates, and by all directors and executive officers as a group. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of $750,500 of shares of common stock, equal to 22.6% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name	Number of Shares	Aggregate Purchase Price	Percent at Minimum of Offering Range
R. Wayne Barnes	10,000	$100,000	3.02%
C. Todd Brown	10,000	100,000	3.02
Gilbert L. Fleming	10,000	100,000	3.02
Russell J. Grimes	10,000	100,000	3.02
Brian L. Haight	10,000	100,000	3.02
Nancy L. Parker	10,000	100,000	3.02
Gerald L. Sturgill	10,000	100,000	3.02
Charles E. Wehland (1)	1,000	10,000	*
Executive officers as a group	4,050	40,500	1.22

All directors and executive officers	75,050	$750,500	22.64%

*	less than 1%
(1)	retiring in January 2012

THE CONVERSION AND OFFERING

The Board of Directors of Carroll Community Bank has approved the plan of conversion. The plan of conversion must also be approved by the depositors and borrowers (collectively, “members”) of Carroll Community Bank. A special meeting of members of Carroll Community Bank has been called for this purpose. The Maryland Office of the Commissioner of Financial Regulation must also approve the plan of conversion and we must receive a letter of non-objection on the plan of conversion from the FDIC.

The Board of Directors of Carroll Bancorp, Inc. has also approved the plan of conversion.

General

Pursuant to the plan of conversion, Carroll Community Bank will convert from the mutual form (“mutual” meaning no stockholders) of organization to the stock form and become a wholly owned subsidiary of Carroll Bancorp, Inc., a newly formed Maryland corporation. As part of the conversion, Carroll Bancorp, Inc. will offer for sale shares of its common stock. When the conversion and offering are completed, all of the outstanding common stock of Carroll Community Bank will be owned by Carroll Bancorp, Inc., and all of the outstanding common stock of Carroll Bancorp, Inc. will be owned by public stockholders.

Carroll Bancorp, Inc. intends to contribute between $2.3 million and $3.3 million of the net proceeds, or $3.8 million if the offering range is increased by 15%, to Carroll Community Bank and to retain between $199,000 and $305,000 of the net proceeds, or $366,000 if the offering range is increased by 15%. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

(1)	First, to depositors with accounts at Carroll Community Bank with aggregate balances of at least $50.00 as of the close of business on January 31, 2010.

(2)	Second, to our employee stock ownership plan, which will receive nontransferable subscription rights to purchase up to 6.0% of the shares of common stock sold in the offering.

(3)	Third, to depositors with accounts at Carroll Community Bank with aggregate balances of at least $50.00 as of the close of business on [supplemental eligibility date].

(4)	Fourth, to “other members,” Carroll Community Bank’s depositors as of the close of business on [voting record date] who are not in categories 1 and 3 above and its borrowers on that date.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons and trusts of natural persons residing in the Maryland counties of Carroll and Howard. See “—Community Offering.”

The shares of common stock not purchased in the subscription offering or community offering may be offered to the general public on a best efforts basis in a “syndicated community offering” to be managed by Stifel, Nicolaus & Company, Incorporated. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other broker-dealers. See “—Syndicated Community Offering.”

We have the right to accept or reject orders received in a community offering or syndicated community offering at our sole discretion. The community offering and/or syndicated community offering may begin at any time following the commencement of the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us, with regulatory approval.

We determined the number of shares of common stock to be offered for sale based upon an independent valuation of the estimated pro forma market value of Carroll Bancorp, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—How We Determined Our Price and the Number of Shares to Be Issued in the Offering” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each banking office of Carroll Community Bank. The plan of conversion is part of the applications filed by Carroll Bancorp, Inc. with the Federal Reserve Board and the Maryland Office of the Commissioner of Financial Regulation and by Carroll Community Bank with the FDIC and the Maryland Office of the Commissioner of Financial Regulation, and is included as an exhibit to Carroll Bancorp, Inc.’s Registration Statement on Form S-1, which is accessible on the Securities and Exchange Commission website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion and Offering

Our Board of Directors decided at this time to convert to a fully public stock form of ownership and conduct the offering in order to increase our capital position. Completing the offering is necessary for us to continue to grow and execute our business strategy.

The primary reasons for converting Carroll Community Bank to the stock form of organization and raising additional capital through the offering are to:

•	improve our overall capital and competitive position;

•	provide a larger capital base for asset growth, which will primarily be realized through expanding our operations;

•	support growth and diversification of operations, products and services to continue the transition of Carroll Community Bank into a full-service commercial community bank;

•	increase Carroll Community Bank’s loans to one borrower limit to allow us to make larger loans, primarily larger commercial real estate loans; and

•	attract and retain key management personnel.

We believe that the conversion and the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. As a fully converted stock holding company, we will have access to the capital markets and greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. As a mutual savings bank, we currently have no ability to issue common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We have no current arrangements or agreements with respect to any such acquisitions.

While the offering will also improve our capital position, as of March 31, 2011, Carroll Community Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Maryland Office of the Commissioner of Financial Regulation or the FDIC to raise capital.

Approvals Required

The affirmative vote of at least a majority of votes eligible to be cast by Carroll Community Bank’s members as of [voting record date] is required to approve the plan of conversion. A special meeting of members to consider and vote upon the plan of conversion has been scheduled for [member meeting date].

The plan of conversion also must be approved by the Maryland Office of the Commissioner of Financial Regulation and we must receive a letter of non-objection from the FDIC; such approval and non-objection, if granted, however, will not constitute recommendations or endorsements of the plan of conversion by such agencies. Further, in order to complete the plan of conversion the Federal Reserve Board and the Maryland Office of the Commissioner of Financial Regulation must approve Carroll Bancorp, Inc.’s application to form a bank holding company.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. During and after the conversion, our normal business of accepting deposits and making loans will continue without interruption. After the conversion, Carroll Community Bank will remain a Maryland-chartered bank and will continue to be regulated by the Maryland Office of the Commissioner of Financial Regulation and the FDIC. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Carroll Community Bank at the time of the conversion will be the directors of Carroll Community Bank (as well as the directors of Carroll Bancorp, Inc.) after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Carroll Community Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates and other evidences of their accounts.

Effect on Loans. No loan outstanding from Carroll Community Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all of our depositors and borrowers are members of, and have certain voting rights in, Carroll Community Bank as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of Carroll Community Bank and will no longer have voting rights. Upon completion of the conversion, all voting rights in Carroll Community Bank will be vested in Carroll Bancorp, Inc. as the sole stockholder of Carroll Community Bank, and the stockholders of Carroll Bancorp, Inc. will possess exclusive voting rights with respect to Carroll Bancorp, Inc. common stock.

Tax Effects. We have received an opinion of counsel with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Carroll Community Bank, Carroll Bancorp, Inc. or members of Carroll Community Bank. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Carroll Community Bank has both a deposit account in Carroll Community Bank and a pro rata ownership interest in the net worth of Carroll Community Bank based on the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Carroll Community Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Carroll Community Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Carroll Community Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the bank is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Carroll Community Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, however, Carroll Community Bank will establish a liquidation account representing the total equity of Carroll Community Bank as of the date of the latest statement of financial condition used in this prospectus. Carroll Community Bank will continue to hold the liquidation account for the benefit of eligible holders. In the unlikely event Carroll Community Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the liquidation account to depositors as of January 31, 2010 and [supplemental eligibility record date], who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Carroll Bancorp, Inc. as the holder of Carroll Community Bank’s capital stock. A post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution or depository institution holding company would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution or company. See “—Liquidation Rights.”

How We Determined Our Price and the Number of Shares to Be Issued in the Offering

The plan of conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of Carroll Bancorp, Inc. and Carroll Community Bank, as determined on the basis of an independent valuation. We have retained RP Financial, a financial services industry consulting firm with over 20 years of experience in valuing financial institutions for mutual to stock conversions, to make this valuation. We have no prior relationship with RP Financial. For its services in preparing its appraisal, RP Financial’s fees and out-of-pocket expenses are estimated to be $35,000. We have agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement, untrue statement of a material fact or omission to state a material fact in the information we supply to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

The independent valuation appraisal considered the pro forma impact of the offering and applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, subject to valuation adjustments applied by RP Financial to account for differences between Carroll Bancorp, Inc. and the peer group. RP Financial placed the greatest emphasis on the price-to-core earnings and price-to-tangible book value approaches in estimating pro forma market value.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements of Carroll Community Bank. RP Financial also considered the following factors, among others:

•	the present results and financial condition of Carroll Community Bank, and the projected results and financial condition of Carroll Bancorp, Inc., a Maryland corporation;

•	the economic and demographic conditions in Carroll Community Bank’s existing market area;

•	certain historical, financial and other information relating to Carroll Community Bank;

•

a comparative evaluation of the operating and financial characteristics of Carroll Community Bank with the peer group companies, which are headquartered in the states of Maryland (one company), Indiana (two companies), Tennessee (two companies), Pennsylvania, Louisiana, Massachusetts, New York and Ohio (one company);

•	the impact of the conversion and the offering on Carroll Bancorp, Inc.’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of Carroll Bancorp, Inc.; and

•	the trading market for the securities of the peer group institutions and general conditions in the stock market for the peer group institutions and all publicly traded thrift institutions.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of Carroll Bancorp, Inc. after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 3% of the common stock issued in the offering by the restricted stock plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

As set forth in the independent valuation, RP Financial estimated that the market value of Carroll Bancorp, Inc. as of May 13, 2011 was $3.9 million. Based on OTS guidelines (which are relied upon by the FDIC), the market value constitutes the midpoint of a valuation range, with a minimum of $3.3 million and a maximum of $4.5 million. The appraisal guidelines and stated pro forma valuation are not a measure or indication of capital adequacy and are not meant to reflect Carroll Bancorp’s capital needs. The Board of Directors of Carroll Bancorp decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate pro forma market value of Carroll Bancorp, Inc. divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 331,500 shares, the midpoint of the offering range will be 390,000 shares and the maximum of the offering range will be 448,500 shares, or 515,775 shares if the maximum amount is adjusted because of demand for shares or changes in market and financial conditions.

The following table presents a summary of selected pricing ratios for the peer group companies and Carroll Community Bank (on a pro forma basis). The pricing ratios are based on earnings and other information as of and for the 12 months ended March 31, 2011, stock price information as of May 13, 2011 as reflected in RP Financial’s appraisal report, dated May 13, 2011 and the number of shares assumed to be outstanding as described in “Pro Forma Data.” Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 37.6% on a price-to-book value basis and a discount of 37.7% on a price-to-tangible book value basis. The price-to-earnings valuation multiple is not meaningful due to Carroll Community Bank’s operating losses recorded for the 12 months ended March 31, 2011.

	Price-to-earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio
Carroll Community Bank (on a pro forma basis, assuming completion of the conversion
Minimum	NM	40.65%	40.65%
Midpoint	NM	44.90%	44.90%
Maximum	NM	48.66%	48.66%
Maximum, as adjusted	NM	52.47%	52.47%
Valuation of peer group companies as of May 13, 2011
Averages	18.52x	78.01%	78.11%
Medians	13.57x	77.97%	77.97%

The Board of Directors of Carroll Bancorp, Inc. reviewed the independent valuation and, in particular, considered the following:

•	Carroll Community Bank’s financial condition and results of operations;

•	Comparison of financial performance ratios of Carroll Community Bank to those of other financial institutions of similar size; and

•	Market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Maryland Office of the Commissioner of Financial Regulation and the FDIC, if required, as a result of subsequent developments in the financial condition of Carroll Bancorp, Inc. or Carroll Community Bank or market conditions generally.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial did not independently verify our financial statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Carroll Community Bank as a going concern and should not be considered as an indication of the liquidation value of Carroll Community Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $5.2 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 515,775 shares, to reflect changes in market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range below $3.3 million or increase the range above $5.2 million without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $5.2 million or a decrease in the minimum of the valuation range to less than $3.3 million, then we may terminate the offering and promptly return, with interest calculated at our statement savings rate, all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations. Alternatively, after consulting with the Maryland Office of the Commissioner of

Financial Regulation and the FDIC, we may establish a new offering range and extend the offering period or take other actions as permitted by the FDIC and the Maryland Office of the Commissioner of Financial Regulation in order to complete the offering.

In the event that we establish a new offering range, all stock orders will be cancelled, subscriber funds will be promptly returned, with interest, and holds on funds authorized for withdrawal from deposit accounts will be released. All subscribers will be given the opportunity to place a new stock order.

An increase in the number of shares to be issued in the offering would decrease a subscriber’s ownership interest and our pro forma stockholders’ equity on a per share basis while increasing pro forma stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma stockholders’ equity on a per share basis, while decreasing pro forma stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on January 31, 2010 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 5% of the shares of common stock sold in the offering, 0.10% of the total number of shares of common stock offered in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit, if possible, each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess will be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on January 31, 2010. In the event of oversubscription, failure to list an account or providing incomplete or incorrect information could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers and their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the 12 months preceding January 31, 2010.

Priority 2: Tax-Qualified Plans. Our employee stock ownership plan will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 6.0% of the shares of common stock sold in the offering. Alternatively, our employee stock ownership plan may purchase all of the shares that it intends to acquire in the open market after the offering is completed, subject to regulatory approval.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our employee stock ownership plan, any person, other than directors and officers of Carroll Community Bank and Carroll Bancorp, Inc. and their associates, holding a Qualifying Deposit on [supplemental eligibility date] who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 5% of the shares of common stock sold in the offering, 0.10% of the total number of shares of common stock offered in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit, if possible, each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at [supplemental eligibility date]. In the event of oversubscription, failure to list an account or providing incomplete or incorrect information could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, each member as of [voting record date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 5% of the shares of common stock sold in the offering, 0.10% of the total number of shares of common stock offered in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit, if possible, each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit or loan accounts in which he or she had an ownership interest at [voting record date]. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern Time, on [expiration date], unless extended by us for up to 45 days or for additional periods, with regulatory approval. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. If regulatory approval for an extension beyond [extension date] is granted, we will resolicit subscribers as described under “—Procedure for Purchasing Shares in the Subscription Offering and the Community Offering—Expiration Date.” Aggregate extensions may not go beyond [final expiration date], which is two years after the special meeting of members to vote on the conversion. Subscription rights that have not been exercised prior to the expiration date will become void, and subscription rights will expire whether or not each eligible depositor or borrower can be located.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares would be offered with a preference to natural persons and trusts of natural persons residing in the Maryland counties of Carroll and Howard.

Persons who place orders in the community offering may purchase up to 5% of the shares of common stock sold in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. Any determination to accept or reject purchase orders in the community offering will be based on the facts and circumstances known to us at the time.

If we do not have sufficient shares of common stock available to fill the orders of natural persons and trusts of natural persons residing in the Maryland counties of Carroll and Howard, we will allocate the available shares among those residents in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares ordered by such person. Thereafter, unallocated shares will be allocated among residents whose orders remain unsatisfied on an equal number of shares basis per order. If instead, oversubscription occurs among the general public, we will allocate the available shares among those persons in the same manner described above.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Maryland counties of Carroll and Howard, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. It is currently expected to terminate at the same time as the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give subscribers notice of any such extension unless such period extends beyond [extension date]. If regulatory approval for an extension beyond [extension date] is granted, we will resolicit subscribers as described under “—Procedure for Purchasing Shares in the Subscription Offering and the Community Offering—Expiration Date.” Aggregate extensions may not go beyond [final expiration date], which is two years after the special meeting of members to vote on the conversion.

Syndicated Community Offering

As a final step in the conversion, the plan of conversion provides that, if feasible, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to members of the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Stifel, Nicolaus & Company, Incorporated. We expect that the syndicated community offering, if any, will begin as soon as practicable after termination of the subscription offering and the community offering. We, in our sole discretion, have the right to reject orders, in whole or in part, received in the syndicated community offering. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Stifel, Nicolaus & Company, Incorporated has agreed to use its best efforts in the sale of shares in any syndicated community offering.

The price at which common stock is sold in the syndicated community offering will be the same $10.00 price at which shares are offered and sold in the subscription offering and community offering. In the syndicated community offering, each person may purchase up to 5% of the shares of common stock sold in the offering, subject to the overall purchase limitations. See “— Limitations on Common Stock Purchases.”

If a syndicated community offering is held, Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Under these rules, Stifel, Nicolaus & Company, Incorporated or the other broker-dealers participating in the syndicated community offering generally will accept payment for shares of common stock to be purchased in the syndicated community offering through a sweep arrangement under which a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer wishes to purchase in the syndicated community offering on the settlement date. Customers who authorize participating broker-dealers to debit their brokerage accounts are required to have the funds for the payment in their accounts on, but not before, the settlement date. The sweep arrangements will meet the following conditions: (i) shares will only be sold to customers with accounts at Stifel, Nicolaus & Company, Incorporated or at another participating broker-dealer; and (ii) accounts will not be swept until the settlement date, which will only occur after the minimum number of shares are sold. Institutional investors will pay Stifel, Nicolaus & Company, Incorporated in its capacity as sole book running manager, for shares purchased in the syndicated community offering on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis. The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among Carroll Community Bank and Carroll Bancorp, Inc. on one hand and Stifel, Nicolaus & Company, Incorporated on the other hand. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable by us, will be delivered promptly to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly after closing, without interest. If the offering is not consummated, funds in the account will be returned promptly, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.

The syndicated community offering must be completed within 45 days after the termination of the subscription offering, unless extended by us with regulatory approval.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription offering and community offering, or in the event that there is an insignificant number of shares remaining unsold after the subscription, community and syndicated community offerings, we will try to make other arrangements for the sale of the unsubscribed shares, if possible. We must receive regulatory approval for any such arrangements. If other purchase arrangements cannot be made, we may terminate the offering and promptly return all funds or take such other action as may be permitted with any required regulatory approval or non-objection.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	The maximum number of shares of common stock that may be purchased by a person is 5% of the shares of common stock sold in the offering;

•

No person, together with associates, or group of persons acting in concert, may purchase in all categories in the offering combined, more than 5% of the shares of common stock sold in the offering (16,575 shares, 19,500 shares, 22,425 shares and 25,788 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range). However, our tax-qualified employee benefit plans, specifically our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the offering (including shares issued in the event of an increase in the offering range of up to 15%). We expect our employee stock ownership plan to purchase 6.0% of the shares sold in the offering;

•

The maximum number of shares of common stock that may be purchased in all categories of the offering combined by our executive officers and directors and their associates, in the aggregate, may not exceed 34% of the shares issued in the offering; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares.

Depending upon market or financial conditions, our Board of Directors, with regulatory approval and without approval of members, may decrease or increase the purchase limitations. In the event we increase the maximum purchase limitation up to 9.9% of the shares of common stock sold in the offering, orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10.0% of the total shares of common stock sold in the offering. If a purchase limitation is increased, subscribers whose subscriptions are increased at the discretion of the Board of Directors, will be prohibited from paying for additional shares with a personal check but may use a wire transfer.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

1)	to fill our employee stock ownership plan’s subscriptions for up to 6.0% of the total number of shares of common stock sold in the offering;

2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons and trusts of natural persons residing in the Maryland counties of Carroll and Howard.

The term “associate” of a person means:

1)	any corporation or organization, other than Carroll Community Bank, Carroll Bancorp, Inc. or a majority-owned subsidiary of Carroll Community Bank, of which the person is a senior officer, partner or 10% beneficial stockholder;

2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any tax-qualified employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of Carroll Community Bank or Carroll Bancorp, Inc.

The term “acting in concert” means:

1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the sole right to determine whether prospective purchasers are associates or acting in concert. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons reside at the same address or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors. Any purchases made by any associate of Carroll Community Bank or Carroll Bancorp, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock, see “—Certain Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of Carroll Bancorp, Inc.”

Marketing and Distribution; Compensation

To assist in the marketing of our common stock, we have retained Stifel, Nicolaus & Company, Incorporated, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Stifel, Nicolaus & Company, Incorporated will act as conversion advisor with respect to the conversion and marketing agent on a best efforts basis in the offering. The services of Stifel, Nicolaus & Company, Incorporated include, but are not limited to:

•	acting as our financial advisor for the conversion and offering;

•	providing administrative services and managing the Stock Information Center;

•	educating our employees regarding the offering;

•	targeting our sales efforts, including assisting in the preparation of marketing materials; and

•	soliciting orders for common stock.

For these services, Stifel, Nicolaus & Company, Incorporated will receive an advisory and administrative fee of $25,000 and a success fee of $175,000. The success fee will be reduced by the advisory and administrative services fee. If Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of the total shares in the syndicated community offering, which fee along with the fee payable to selected broker-dealers (which may include Stifel, Nicolaus & Company, Incorporated ) shall not exceed 6.0% in the aggregate. Stifel, Nicolaus & Company, Incorporated also will be reimbursed for allocable expenses in an amount not to exceed $15,000 for the subscription offering and community offering and $20,000 for the syndicated community offering. In addition, Stifel, Nicolaus & Company, Incorporated will be reimbursed for attorneys’ fees in an amount to not exceed $50,000.

In the event that we are required to resolicit subscribers for shares of our common stock in the subscription and community offerings, Stifel, Nicolaus & Company, Incorporated will be required to provide significant additional services in connection with the resolicitation (including repeating the services described above), and we will pay them an additional fee for those services that will not exceed $20,000. In the event of a material delay in the offering, Stifel, Nicolaus & Company, Incorporated also will be reimbursed for additional allocable expenses in an amount not to exceed $5,000 and additional attorneys’ fees and allocable expenses in an amount not to exceed $10,000 provided that in the aggregate, all reimbursable expenses and legal fees shall not exceed $100,000.

We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

In addition, we have engaged Stifel, Nicolaus & Company, Incorporated to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Stifel, Nicolaus & Company, Incorporated will coordinate with our data processing contacts and interface with the Stock Information Center to provide the records processing and the proxy and stock order services, including but not limited to (1) consolidation of deposit and loan accounts and vote calculation; (2) preparation of information for order forms and proxy cards; (3) interfacing with our financial printer; (4) recording stock order information; and (5) tabulating proxy votes. For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee of $25,000. Additional fees may be negotiated in an amount not to exceed $5,000 if significant additional work is required due to unexpected circumstances. We will also reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses associated with its acting as records management agent in an amount not to exceed $5,000.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Carroll Community Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Sales activity will be conducted in a segregated area of Carroll Community Bank. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Stifel, Nicolaus & Company, Incorporated has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness of the purchase price or the terms of the common stock to be sold in the conversion and offering. Stifel, Nicolaus & Company, Incorporated expresses no opinion as to the prices at which common stock to be issued may trade.

Prospectus Delivery

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the offering expiration date or hand deliver any later than two days prior to the expiration date. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will only be distributed with or preceded by a prospectus.

In the syndicated community offering, a prospectus in electronic format may be made available on the Internet sites or through other online services maintained by Stifel, Nicolaus & Company, Incorporated or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Stifel, Nicolaus & Company, Incorporated or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares in the Subscription Offering and the Community Offering

Expiration Date. The offering will expire at 2:00 p.m., Eastern Time, on [expiration date], unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without approval of members or notice to subscribers in the offering. Any extension of the subscription offering and/or community offering beyond [extension date] would require regulatory approval and would also require that we conduct a resolicitation of subscribers. In such event, subscribers will have the opportunity to maintain, change or cancel their stock orders within a specified period. If a purchaser does not respond during the resolicitation period, his or her stock order will be canceled and payment will be returned promptly, with interest calculated at Carroll Community Bank’s statement savings rate, and deposit account withdrawal authorizations will be canceled. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond                     , 2013, which is two years after the special meeting of members to vote on the conversion.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest calculated at our statement savings rate.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering or community offering, you must complete an original stock order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms or orders submitted on photocopied or facsimiled order forms. Stock order forms must be received (not postmarked) before 2:00 p.m., Eastern Time, on [expiration date]. We are not required to accept order forms that are not received by that time or that are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to the indicated address on the stock order form or by hand-delivery to Carroll Community Bank’s main office, which is located at 1321 Liberty Road, Sykesville, Maryland. We will not accept stock order forms at our Westminster branch office. Please do not mail stock order forms to Carroll Community Bank. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent on the stock order form that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to regulatory authority.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Carroll Community Bank, the FDIC or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed stock order forms for the purchase to be valid. Payment for shares may be made by:

(1)	submitting a personal check, bank check or money order, payable to “Carroll Bancorp, Inc.”; or

(2)	authorizing a withdrawal from the types of Carroll Community Bank deposit accounts permitted on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Carroll Community Bank are provided in the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the applicable deposit account rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the statement savings rate current at the time.

In the case of payments made by personal check, these funds must be available in the account(s). Payments made by check or money order will be immediately cashed and placed in a segregated account at Carroll Community Bank and will earn interest calculated at the statement savings rate from the date the payments are processed until the offering is completed or terminated, at which time subscribers will receive interest checks.

You may not remit cash, wire transfers, Carroll Community Bank line of credit checks, or third-party checks (including those payable to you and endorsed over to Carroll Bancorp, Inc.). You may not designate on your stock order form a direct withdrawal from a Carroll Community Bank retirement account. See “—Using Retirement Funds to Purchase Shares” for information on using such funds. Please do not designate a withdrawal from a Carroll Community Bank account with check-writing privileges. Submit a check instead. If you designate a withdrawal from accounts at Carroll Community Bank with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Carroll Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Carroll Community Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Using Retirement Funds to Purchase Shares. If you are interested in using your individual retirement account (“IRA”) funds, or any other retirement account funds, to purchase shares of common stock, you must do so through a self-directed retirement account, such as offered by brokerage firms. By regulation, Carroll Community Bank’s IRA or other retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a Carroll Community Bank retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. Before you place your order, the funds you wish to use for the purchase of common stock will have to be transferred to an independent trustee or custodian, such as a brokerage account offering self-directed accounts. There will be no early withdrawal or interest penalties for these transfers. The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold the depositor’s retirement account funds. An annual administrative fee may be payable to the new trustee or custodian. Assistance on how to transfer retirement accounts maintained at Carroll Community Bank can be obtained from the Stock Information Center. Subscribers interested in using funds in an IRA or any other retirement account, whether held at Carroll Community Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the [expiration date] offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Certificates in the Subscription Offering and the Community Offering. Certificates representing shares of common stock sold in the subscription offering and community offering will be mailed by regular mail by our transfer agent to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the offering. It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

Restrictions on Transfer of Subscription Rights and Shares

Regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. The regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering. On the stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify for a lower subscription offering priority than you do. Each person exercising subscription rights will be required to certify on the stock order form that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; or (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the offering, please call our Stock Information Center, toll free, at 1- (877)             -            , Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

Liquidation Rights

Liquidation Prior to the Conversion. In the unlikely event of a complete liquidation of Carroll Community Bank prior to the conversion, all claims of creditors of Carroll Community Bank (including depositors of Carroll Community Bank to the extent of their deposit balances) would be paid first. Thereafter, any assets of Carroll Community Bank remaining would be distributed to depositors of Carroll Community Bank based on the relative size of their deposit balances in Carroll Community Bank immediately prior to the liquidation.

Liquidation Following the Conversion. In the unlikely event that Carroll Community Bank were to liquidate after the conversion, all claims of creditors, including depositors of Carroll Community Bank to the extent of their deposit balances, would be paid first. However, except with respect to the liquidation accounts to be established in Carroll Community Bank as further described below, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors would not have an interest in the value of the assets of Carroll Community Bank or Carroll Bancorp, Inc. above that amount.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Carroll Community Bank as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Carroll Community Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Carroll Community Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Carroll Community Bank would be entitled, on a complete liquidation of Carroll Community Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Carroll Community Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Carroll Community Bank on January 31, 2010 and [supplemental eligibility record date], respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on January 31, 2010 and [supplemental eligibility record date], respectively, bears to the balance of all deposit accounts in Carroll Community Bank on such dates.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on January 31, 2010 and [supplemental eligibility record date], as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Carroll Bancorp, Inc. as the sole stockholder of Carroll Community Bank.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income tax consequences of the conversion to Carroll Community Bank, Carroll Bancorp, Inc. and account holders receiving subscription rights in the conversion. Unlike private letter rulings, the opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Carroll Bancorp, Inc. or Carroll Community Bank would prevail in a judicial proceeding.

We have received an opinion of counsel, Ober, Kaler, Grimes & Shriver, P.C., as to the material federal and state tax consequences of the conversion, which are the following:

1. The conversion of Carroll Community Bank from the mutual to the stock form of organization will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Carroll Community Bank and Carroll Bancorp, Inc. by reason of such conversion.

2. Neither Carroll Bancorp, Inc., nor Carroll Community Bank will recognize any gain or loss upon the transfer of a portion of the offering proceeds from Carroll Bancorp, Inc. to Carroll Community Bank in exchange for shares of common stock of Carroll Community Bank.

3. No gain or loss will be recognized by the account holders of the Carroll Community Bank upon the issuance to them of withdrawable deposit accounts in Carroll Community Bank, in its stock form, in the same dollar amount and under the same terms as their deposit accounts in Carroll Community Bank, in its mutual form, and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of Carroll Community Bank, in its stock form, in exchange for their ownership interests in the event of a liquidation of Carroll Community Bank in its mutual form.

4. The basis of the account holders’ deposit accounts in Carroll Community Bank, in its stock form, will be the same as the basis of their deposit accounts in Carroll Community Bank, in its mutual form, surrendered in exchange therefore. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account of Carroll Community Bank, in its stock form, will be zero, the cost of an interest in the Liquidation Account.

5. It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the subscription price in the subscription offering, community offering, and syndicated community offering, which is equal to the estimated fair market value of the common stock. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Carroll Bancorp, Inc. common stock, provided that the amount to be paid for Carroll Bancorp, Inc. common stock is equal to the fair market value of Carroll Bancorp, Inc. common stock.

6. Assuming no gain or loss is recognized upon the receipt of the nontransferable subscription rights, the basis of the shares of Carroll Bancorp, Inc. common stock purchased in the offering through the exercise of subscription rights will be the purchase price. The holding period of the Carroll Bancorp, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

7. No gain or loss will be recognized by Carroll Bancorp, Inc. on the receipt of money in exchange for shares of Carroll Bancorp, Inc. common stock sold in the offering.

In the view of RP Financial (which is acting as independent appraiser of the value of the shares of Carroll Bancorp, Inc. common stock in connection with the conversion), which view is not binding on the Internal Revenue Service, the subscription rights do not have any value for the reasons set forth above. If the subscription rights are deemed to have an ascertainable value, receipt of these rights could result in taxable income to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in an amount equal to their value, whether or not the subscription rights are exercised, and Carroll Community Bank and/or Carroll Bancorp, Inc. could recognize gain on the distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion of Ober, Kaler, Grimes & Shriver, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

The tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Carroll Bancorp, Inc.’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares After Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an officer of Carroll Community Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Carroll Bancorp, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors or officers or their associates during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with prior written regulatory approval. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, purchases of our common stock under a stock option plan, or purchases made by or held by any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Applicable rules and regulatory policies prohibit Carroll Bancorp, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases.

RESTRICTIONS ON ACQUISITION OF CARROLL BANCORP, INC.

Although the Board of Directors of Carroll Bancorp, Inc. is not aware of any effort that might be made to obtain control of Carroll Bancorp, Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Carroll Bancorp, Inc.’s articles of incorporation to protect the interests of Carroll Bancorp, Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Carroll Community Bank, Carroll Bancorp, Inc. or Carroll Bancorp, Inc.’s stockholders.

The following discussion is a general summary of the material provisions of the articles of incorporation and bylaws of Carroll Bancorp, Inc. and Carroll Community Bank and of Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the articles of corporation and bylaws of Carroll Bancorp, Inc. and Carroll Community Bank, reference should be made in each case to the document in question, each of which is part of the applications Carroll Community Bank will file with the Maryland Office of the Commissioner of Financial Regulation and the FDIC and, except for Carroll Community Bank’s articles of incorporation and bylaws, Carroll Bancorp, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Carroll Bancorp, Inc.’s Articles of Incorporation and Bylaws

Carroll Bancorp, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Carroll Bancorp, Inc. more difficult.

Directors. Our Board of Directors is divided into three classes. After the expiration of their initial terms pursuant to our articles of incorporation, the members of each class will be elected for a term of three years, and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for Board members, including a residency requirement with respect to two-thirds of the Board, an age restriction, restrictions on affiliations with competitors of Carroll

Community Bank and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

In addition, as set forth in our articles of incorporation and bylaws, once our common stock is registered under the Securities Exchange Act of 1934, which we expect will happen concurrently with the effectiveness of the registration statement of which this prospectus is a part, and assuming we satisfy the other requirements set forth in Section 3-802(b) of the Maryland General Corporation Law (the “MGCL”), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until the successor is elected and qualifies, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock.

Evaluation of Offers. The articles of incorporation of Carroll Bancorp, Inc. provide that its Board of Directors, when evaluating certain transactions including a merger, consolidation, exchange offer for our securities or a transaction that would or may involve a change in control of Carroll Bancorp, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Carroll Bancorp, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon our stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Carroll Bancorp, Inc. and its subsidiaries and on the communities in which Carroll Bancorp, Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on our historical, current or projected future operating results or financial condition;

•	whether a more favorable price could be obtained for our stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Carroll Bancorp, Inc. and its subsidiaries;

•	the future value of our stock or any other securities or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

our ability to fulfill our objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Call of Special Meetings. Our bylaws provide that special meetings of stockholders can be called only by the President, by a majority of the entire Board of Directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. Our articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. Our articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, Carroll Bancorp, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 9,000,000 shares of common stock and 1,000,000 shares of preferred stock. Carroll Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. The Board may also classify and reclassify any unissued shares of common stock and issue such common stock without stockholder approval. In addition, the articles of incorporation provide that a majority of the whole Board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Carroll Bancorp, Inc. has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Carroll Bancorp, Inc. that the Board of Directors does not approve, it would be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction or common stock that would render more difficult or discourage an attempt to gain control of Carroll Bancorp, Inc. An effect of the possible issuance of common stock or preferred stock therefore may be to deter a future attempt to gain control of Carroll Bancorp, Inc. The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the Board of Directors to increase or decrease the number of shares of our stock authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by two-thirds of our Board of Directors and holders of two-thirds of the outstanding shares of our voting stock.

The articles of incorporation also provide that the bylaws may be amended only by a majority of our Board of Directors.

Extraordinary Transactions. Our articles of incorporation provide that (i) any merger or consolidation of Carroll Bancorp, Inc. or any subsidiary, which includes Carroll Community Bank, in which Carroll Bancorp, Inc. or the subsidiary is not the successor or surviving entity, (ii) the sale, exchange, transfer, or other disposition of all or substantially all of our assets or any subsidiary’s assets, or (iii) our dissolution or liquidation, requires approval of holders of 80% of the shares of our capital stock entitled to vote on such transaction, provided that the affirmative vote of holders of a majority of the shares of our capital stock will be sufficient if at least two-thirds of the members of the Board of Directors have approved the transaction.

Carroll Community Bank’s Articles of Incorporation

In connection with the conversion and offering, the articles of incorporation of Carroll Community Bank will be amended to provide that for a period of five years from the closing of the conversion and offering, no person other than Carroll Bancorp, Inc. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Carroll Community Bank without approval of the Maryland Office of the Commissioner of Financial Regulation. Shares beneficially owned in violation of this provision will not be entitled to vote and may not be voted by any person or counted as voting stock in connection with any matter submitted to a stockholder vote. This provision does not apply to any tax-qualified employee benefit plan of Carroll Community Bank or Carroll Bancorp, Inc., or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Carroll Bancorp, Inc. or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Carroll Community Bank.

Change in Control Regulations

Federal law requires the approval of the Federal Reserve Board prior to any person or entity, or any persons or entities acting in concert, acquiring 10% or more of the common stock of Carroll Bancorp, Inc., and prior to certain other actions that are deemed pursuant to regulations of the Federal Reserve Board to constitute control.

Anti-Takeover Provisions of the Maryland General Corporation Law

In addition to the provisions contained in our articles of incorporation and bylaws, the MGCL includes certain provisions applicable to Maryland corporations that may have an anti-takeover effect, including, but not limited to, the provisions discussed below.

Business Combinations. Under the MGCL, certain “business combinations” between a Maryland corporation and an “Interested Stockholder” (as described in the MGCL but generally a 10% stockholder) are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, unless an exemption is available. Thereafter a business combination must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation’s stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Maryland’s business combination statute does not apply to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. In addition, Maryland’s business combination statute does not apply to (i) a corporation that has fewer than 100 beneficial owners of its stock, unless the corporation specifically “opts in” to the business combination statute through a charter provision, or (ii) to a corporation that “opts out” of the business combination statute through a charter provision. We believe that after the conversion we will have over 100 beneficial owners of our common stock, and have not elected to “opt in” to or “opt out” of Maryland’s business combination statute through a charter provision.

Control Share Acquisitions. The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one tenth or more but less than one third; (ii) one third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within ten days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

Maryland’s control share acquisition statute does not apply to individuals or transactions that are approved or exempted (whether generally or specifically) in a charter or bylaw provision before the control share acquisition occurs. In addition, Maryland’s control share acquisition statute does not apply to a corporation that has fewer than 100 beneficial owners of its stock. We believe that we will have over 100 beneficial owners of our common stock after the conversion, and have not exempted any individuals or transactions from the control share acquisition statute through a charter or bylaw provision.

DESCRIPTION OF CAPITAL STOCK

General

Under its articles of incorporation, Carroll Bancorp, Inc. is authorized to issue 9,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. We currently expect to issue in the offering up to 448,500 shares of common stock. We will not issue shares of preferred stock in the offering. Each share of Carroll Bancorp, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Carroll Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. Under applicable law, Carroll Bancorp, Inc. can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Carroll Bancorp, Inc. were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution. Carroll Community Bank is also prohibited from paying dividends that would reduce its capital below the then adjusted balance of its liquidation account. The holders of common stock of Carroll Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If Carroll Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Carroll Bancorp, Inc. will have exclusive voting rights in Carroll Bancorp, Inc. They will elect Carroll Bancorp, Inc.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Carroll Bancorp, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Carroll Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the affirmative vote of at least two-thirds of the shares of our capital stock entitled to vote on the matter.

As a Maryland commercial bank, corporate powers and control of Carroll Community Bank are vested in its Board of Directors, who elect the officers of Carroll Community Bank and who fill any vacancies on the Board of Directors. Voting rights of Carroll Community Bank are vested exclusively in the owners of the shares of capital stock of Carroll Community Bank, which will be Carroll Bancorp, Inc. Shares of Carroll Community Bank stock held by Carroll Bancorp, Inc. will be voted at the direction of Carroll Bancorp, Inc.’s Board of Directors. Consequently, the holders of the common stock of Carroll Bancorp, Inc. will not have direct control of Carroll Community Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Carroll Community Bank, Carroll Bancorp, Inc., as the holder of 100% of Carroll Community Bank’s capital stock, would be entitled to receive all assets of Carroll Community Bank available for distribution, after payment or provision for payment of all debts and liabilities of Carroll Community Bank, including all deposit accounts and accrued interest thereon, and after any required distribution from Carroll Community Bank’s liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Carroll Bancorp, Inc., the holders of Carroll Bancorp, Inc.’s common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including distributions or provisions for distributions in settlement of the liquidation account established by Carroll Bancorp., Inc. under the plan of conversion), all of the assets of Carroll Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Carroll Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors. The common stock is not subject to redemption.

Rights of Objecting Holders. The articles of incorporation provide that holders of our common stock will not be able to exercise their rights to demand “fair value” in any merger, share exchange or certain other transactions, as provided under the MGCL, unless the Board of Directors expressly grants such rights.

Other. Holders of our common stock have no conversion rights, exercise rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock.

Preferred Stock

None of the shares of Carroll Bancorp, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Carroll Bancorp, Inc.’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The financial statements of Carroll Community Bank as of December 31, 2010 and 2009 and for each of the years in the two-year period ended December 31, 2010 included in this prospectus and in the registration statement have been so included in reliance upon the report of Stegman & Company, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

RP Financial has consented to the publication herein of the summary of its report to Carroll Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Ober, Kaler, Grimes & Shriver, P.C., Baltimore, Maryland, counsel to Carroll Bancorp, Inc. and Carroll Community Bank, has issued to Carroll Bancorp, Inc. its opinions regarding the legality of the common stock and the federal and state income tax consequences of the conversion. Ober, Kaler, Grimes & Shriver, P.C. has consented to the references in this prospectus to its opinions. Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Carroll Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Carroll Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Carroll Community Bank has filed with the Maryland Office of the Commissioner of Financial Regulation and the FDIC applications with respect to the conversion. This prospectus omits certain information contained in the applications. The applications may be examined at the offices of the Maryland Office of the Commissioner of Financial Regulation and the FDIC, respectively. Our plan of conversion is available, upon request, at our main and at our branch office.

In connection with the offering, Carroll Bancorp, Inc. will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, Carroll Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Carroll Bancorp, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

CARROLL COMMUNITY BANK

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Carroll Community Bank

Sykesville, Maryland

We have audited the accompanying statements of financial condition of Carroll Community Bank (the “Bank”) as of December 31, 2010 and 2009, and the related statements of operations, changes in equity, and cash flows for the years then ended. Management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carroll Community Bank as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland

February 28, 2011

CARROLL COMMUNITY BANK

STATEMENTS OF FINANCIAL CONDITION

	March 31, 2011	December 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Cash and due from banks	$873,935	$786,990	$1,138,033
Interest-bearing deposits with depository institutions	8,627,795	9,042,193	16,036,351
Federal funds sold	1,259,000	1,258,000	1,500,000

Cash and cash equivalents	10,760,730	11,087,183	18,674,384
Securities available for sale, at fair value	17,894,123	17,918,952	14,627,358
Securities held to maturity (fair value 2011 $780,271 (unaudited), 2010 $776,130)	807,976	808,351	—
Loans, net of allowance for loan losses - 2011 $633,000 (unaudited) 2010 $675,000 and 2009 $644,000	60,688,914	60,909,115	56,210,388
Accrued interest receivable	277,151	251,177	207,523
Federal Home Loan Bank of Atlanta stock, at cost	399,000	399,000	399,000
Atlantic Central Bankers Bank stock, at cost	65,000	65,000	65,000
Bank-owned life insurance	1,426,534	1,413,347	1,356,411
Premises and equipment, net	1,510,134	1,514,298	1,002,744
Other assets	1,960,561	1,223,366	975,907

TOTAL ASSETS	$95,790,123	$95,589,789	$93,518,715

LIABILITIES AND EQUITY
LIABILITIES:
Deposits
Noninterest-bearing	$1,921,276	$1,383,246	$1,428,595
Interest-bearing	83,008,203	83,383,411	80,996,683

Total deposits	84,929,479	84,766,657	82,425,278
Advances from the Federal Home Loan Bank	5,000,000	5,000,000	5,000,000
Other liabilities	63,457	45,991	80,409

Total liabilities	89,992,936	89,812,648	87,505,687

EQUITY:
Retained earnings	5,769,696	5,747,842	5,883,512
Accumulated other comprehensive income	27,491	29,299	129,516

Total equity	5,797,187	5,777,141	6,013,028

TOTAL LIABILITIES AND EQUITY	$95,790,123	$95,589,789	$93,518,715

See accompanying notes to financial statements

CARROLL COMMUNITY BANK

STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2011	2010	2010	2009
	(unaudited)
INTEREST INCOME
Loans	$856,793	$794,323	$3,410,586	$3,359,742
Securities available for sale	86,020	112,942	426,320	697,726
Securities held to maturity	4,807	—	1,976	—
Interest-bearing deposits	11,262	18,675	59,916	30,028
Federal funds sold	798	1,219	4,256	1,200

Total interest income	959,680	927,159	3,903,054	4,088,696
INTEREST EXPENSE
Interest on deposits	298,737	376,526	1,464,821	2,015,049
Interest on long-term borrowings	28,625	28,625	116,090	116,543

Total interest expense	327,362	405,151	1,580,911	2,131,592

NET INTEREST INCOME	632,318	522,008	2,322,143	1,957,104
PROVISION FOR LOAN LOSSES	253	115,750	377,811	429,290

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	632,065	406,258	1,944,332	1,527,814

NON-INTEREST INCOME
Gains on sale/call of securities available for sale	39,641	73,270	228,721	655,399
Gains on loans held for sale	2,089	—	2,967	—
Increase in cash surrender value - life insurance	13,187	14,016	56,936	6,411
Service charges on deposit accounts	9,451	5,913	42,069	39,055
Loan fee income	7,237	12,952	48,422	48,762
Other income	7,996	4,134	6,704	5,719

Total non-interest income	79,601	110,285	385,819	755,346
NON-INTEREST EXPENSES
Salaries and employee benefits	314,633	292,176	1,236,481	864,429
Premises and equipment	74,665	49,103	230,935	186,494
Data processing	74,410	55,374	248,993	232,695
Professional fees	51,168	42,406	252,874	307,638
FDIC insurance	40,439	36,481	144,254	234,211
Directors’ fees	31,876	19,716	92,017	26,900
Corporate insurance	12,822	14,884	53,958	23,117
Printing and office supplies	15,680	12,895	45,768	26,666
Other operating expenses	68,388	75,016	286,003	378,731

Total non-interest expenses	684,081	598,051	2,591,283	2,280,881

INCOME (LOSS) BEFORE INCOME TAXES	27,585	(81,508)	(261,132)	2,279
INCOME TAX EXPENSE (BENEFIT)	5,731	(37,680)	(125,462)	(1,979)

NET INCOME (LOSS)	$21,854	$(43,828)	$(135,670)	$4,258

See accompanying notes to financial statements

CARROLL COMMUNITY BANK

STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND FOR THE THREE MONTHS ENDED MARCH 31, 2011

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Equity
BALANCE AT JANUARY 1, 2009	$5,879,254	$353,937	$6,233,191
Comprehensive income (loss):
Net income	4,258	—	4,258
Unrealized loss on securities available- for-sale, net of taxes of ($144,256) and net of reclassification adjustment	—	(224,421)	(224,421)

Total comprehensive income (loss):			(220,163)

BALANCE AT DECEMBER 31, 2009	5,883,512	129,516	6,013,028
Comprehensive income (loss):
Net loss	(135,670)		(135,670)
Unrealized loss on securities available- for-sale, net of taxes of ($66,812) and net of reclassification adjustment	—	(100,217)	(100,217)

Total comprehensive income (loss):			(235,887)

BALANCE AT DECEMBER 31, 2010	5,747,842	29,299	5,777,141
Comprehensive income (loss):
Net income (unaudited)	21,854		21,854
Unrealized loss on securities available- for-sale, net of taxes of ($1,205) and net of reclassification adjustment	—	(1,808)	(1,808)

Total comprehensive income (loss) - (unaudited):			20,046

BALANCE AT MARCH 31, 2011 (unaudited)	$5,769,696	$27,491	$5,797,187

See accompanying notes to financial statements

CARROLL COMMUNITY BANK

STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2011	2010	2010	2009
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$21,854$	(43,828)	$(135,670)	$4,258
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Gains on sale of securities available for sale	(39,641)	(73,270)	(228,721)	(655,399)
Amortization of deferred loan fees	(1,066)	(6,053)	19,828	10,413
Provision for loan losses	253	115,750	377,811	429,290
Depreciation of premises and equipment	36,618	15,577	89,506	64,355
Earnings on investment in bank-owned life insurance	(13,187)	(14,016)	(56,936)	(6,411)
Gain on sale of loans held for sale	(2,089)	—	(2,967)	—
Proceeds from sale of loans held for sale	221,089	—	248,967	—
Originations of loans held for sale	(219,000)	—	(246,000)	—
(Increase) decrease in accrued interest receivable	(25,974)	(35,130)	(43,654)	117,153
Decrease in deferred income taxes	—	—	(36,168)	(21,411)
(Increase) decrease in other assets	(99,689)	3,337	(147,447)	(760,742)
Increase (decrease ) in other liabilities	17,465	(14,285)	(34,418)	(65,981)

Net cash used in operating activities	(103,367)	(51,918)	(195,869)	(884,475)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of securities available for sale	(5,126,796)	(4,925,493)	(17,992,950)	(18,238,270)
Purchase of securities held to maturity	—	—	(808,515)	—
Proceeds from sales and redemptions of securities available for sale	3,877,313	3,727,035	10,504,608	22,170,482
Principal collected on securities available for sale	1,311,317	1,020,064	4,258,606	3,709,573
(Increase) decrease in loans	(415,287)	(3,086,183)	(5,093,400)	5,557,087
Purchase of Federal Home Loan Bank stock	—	—	—	(7,400)
Purchase of Atlantic Central Bankers Bank stock	—	—	—	(65,000)
Purchase of premises and equipment	(32,454)	(11,600)	(601,060)	(35,386)
Purchase of bank-owned life insurance	—	—	—	(1,350,000)

Net cash (used in) provided by investing activities	(385,907)	(3,276,177)	(9,732,711)	11,741,086
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in deposits	162,821	1,767,026	2,341,379	(2,511,725)

Net cash provided (used in) by financing activities	162,821	1,767,026	2,341,379	(2,511,725)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(326,453)	(1,561,069)	(7,587,201)	8,344,886
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	11,087,183	18,674,384	18,674,384	10,329,498

CASH AND CASH EQUIVALENTS AT END OF YEAR	$10,760,730	$17,113,315	$11,087,183	$18,674,384

SUPPLEMENTAL CASH FLOW DISCLOSURE
Interest paid	$327,857	$407,421	$1,587,247	$2,136,233
Income taxes paid	$—	$4,780	$8,477	$135,000
SUPPLEMENTAL NONCASH INVESTING ACTIVITY DISCLOSURE
Transfers of loans to foreclosed real estate	$636,300	$—	$202,500	$60,000

See accompanying notes to financial statements

CARROLL COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Carroll Community Bank (the “Bank” and formerly Sykesville Federal Savings Association) is headquartered in Sykesville, Maryland. The Bank is a community-oriented financial institution providing financial services to individuals, families and businesses through two banking offices located in Sykesville and Westminster, Maryland. The Bank is subject to the regulation, examination and supervision by the State of Maryland Department of Licensing and Regulation and the Federal Deposit Insurance Corporation (“FDIC”), our deposit insurer. On July 1, 2010 the Bank converted to a state chartered mutual savings bank from a federal thrift charter. At the same time, the Bank changed its name to better reflect its demographic presence.

Effective April 12, 2007, the Bank became subject to a cease and desist order issued by the Office of Thrift Supervision. On September 30, 2010 the cease and desist order was rescinded by the State of Maryland, Department of Licensing and Regulation.

Basis of Financial Statement Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and income and expenses for the year. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses.

Unaudited Interim Financial Data

The interim financial data is unaudited. However, in the opinion of management, the interim data as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results of the interim period. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for a full year or any period.

Concentrations

Most of the Bank’s activities are with customers within Carroll and Howard Counties of Maryland. The Bank does not have any significant concentrations to any one industry or customer but does have a concentration in real estate lending.

Securities

Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and are reported at amortized cost (including amortization of premium of accretion of discount). As the Bank does not engage in security trading, the balance of its debt securities and any equity securities are classified as available for sale. Net unrealized gains and losses on securities available for sale are required to be recognized as increases or decreases in other comprehensive income, net of taxes, and excluded from the determination of net income. Realized gains and losses on sales of securities are determined using the specific identification method and are included in earnings. Amortization of premiums and discounts are recognized as interest income using the interest method over the terms of the securities.

Declines in the fair value of individual available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other- than- temporary impairment losses for debt securities, management considers whether the Bank (1) has the intent to sell the security, or (2) will more likely than not be required to sell the security before its anticipated recovery, or (3) will suffer a credit loss as the present value of the cash flows is expected to be collected from the security are less than its amortized cost basis.

Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank according to a predetermined formula. This restricted stock is carried at cost.

The Bank maintains an investment in capital stock of Atlantic Central Bankers Bank. Because no ready market exists for this stock and it has no quoted market value, the Bank’s investment in this stock is carried at cost.

Loans Held For Sale

The Bank may from time to time carry loans held for sale. Loans held for sale are carried at lower of cost or market value in the aggregate. Market value is derived from secondary market quotations for similar instruments. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans, net

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as a yield adjustment (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual lives of the related loans.

The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status, if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is reversed. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

The segments of the Bank’s loan portfolio are disaggregated to a level that allows management to monitor risk and performance. The commercial real estate (“CRE”) loan segment is further disaggregated into two classes; owner occupied loans and non-owner occupied loans. Non-owner occupied CRE loans, which include loans secured by non-owner occupied nonfarm nonresidential properties, generally have a greater risk profile than owner occupied CRE loans. The residential mortgage loan segment is further disaggregated into four classes: first lien mortgages, second or junior lien mortgages, construction / land loans, and investor mortgages. The consumer loan segment consists primarily of installment loan secured by deposits with the Bank.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level to provide for losses that are probable and can be reasonably estimated. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

The allowance consists of specific and general reserve components. The specific reserve component relates to loans that are classified as substandard or doubtful. For such loans that are also classified as impaired, an allowance is established when the collateral value, less estimated selling costs, of the impaired loan is lower than the carrying amount of that loan. The general reserve component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. All non-classified commercial loans greater than $50,000 are reviewed annually to determine its proper risk classification.

A loan is considered past due or delinquent when a contractual payment is not paid on the day it is due. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all loans secured by real estate by the fair value of the collateral less estimated selling costs if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.

The Bank’s charge-off policy states after all collection efforts have been exhausted, the loan is deemed to be a loss and the loss amount has been determined, the loss amount will be charged to the Bank’s established allowance for loan losses. Loans secured by real estate, either residential or commercial, are evaluated for loss potential at the 60 day past due threshold. At 90 days past due the loan is placed on nonaccrual status and a specific reserve is established if the net realizable value in less than the principal value of the loan balance(s). Once the actual loss value has been determined a charge-off against the allowance for loan losses for the amount of the loss is taken. Each loss is evaluated on its specific facts regarding the appropriate timing to recognize the loss. Unsecured loans are charged-off at the 90 day past due threshold or when an actual loss has been determined whichever is earlier.

Bank Owned Life Insurance

The Bank purchased single-premium life insurance policies on certain employees of the Bank. Appreciation in the value of the insurance policies is classified in non-interest income.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Land is carried at cost. Depreciation of premises and equipment is computed on the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized and amortized over the shorter of their estimated useful life or the term of the lease. Charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

Foreclosed Real Estate

Real estate acquired through foreclosure is recorded at the lower of cost or fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure. In the event of a subsequent decline, management provides an additional allowance to reduce real estate acquired through foreclosure to its fair value less estimated disposal cost. Costs relating to holding such real estate are charged against income in the current period while costs relating to improving such real estate are capitalized until a saleable condition is reached.

Income Taxes

Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. It is the Bank’s policy to recognize accrued interest and penalties related to unrecognized tax benefits as a component of tax expense.

Cash and Cash Equivalents

Cash and cash equivalents include cash and interest-bearing deposits in other banks, with original maturities of one year or less and federal funds sold.

Advertising Costs

All advertising costs are expensed as incurred. Advertising expense was $4,110 (unaudited) and $1,500 (unaudited) for the three months ended March 31, 2011 and 2010, respectively. Advertising expense was $19,213 in 2010 and $12,236 in 2009.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the statement of financial condition when they are funded.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income.

Segment Reporting

The Bank acts as an independent community financial services provider, offering traditional banking and related financial services to individuals and business customers. The Bank offers a full array of commercial and retail financial services, through its branch and automated teller machine networks. This includes taking time, savings and demand deposits, making of commercial, consumer and mortgage loans, and providing other financial services.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail and mortgage banking operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful.

Transfer of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year method of presentation.

2.	SECURITIES

The amortized cost and fair value of securities available for sale are as follows:

	March 31, 2011 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S Government agency	$1,471,835	$—	$21,740	$1,450,095
Mortgage-backed securities	16,376,470	80,929	13,371	16,444,028

	$17,848,305	$80,929	$35,111	$17,894,123

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S Government agency	$2,472,116	$304	$25,342	$2,447,078
Mortgage-backed securities	15,398,004	96,732	22,862	15,471,874

	$17,870,120	$97,036	$48,204	$17,918,952

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S Government agency	$1,696,110	$1,020	$6,118	$1,691,012
Mortgage-backed securities	12,715,388	241,472	20,514	12,936,346

	$14,411,498	$242,492	$26,632	$14,627,358

Expected maturities for mortgage-backed securities will differ from contractual maturities as borrowers may have the right to prepay obligations with or without prepayment penalties. The amortized cost and fair value of securities available for sale by contractual maturity are as follows:

	At March 31, 2011 (unaudited)		At December 31, 2010		At December 31, 2009
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Under 1 year	$681,751	$690,446	$814,248	$822,241	$949,171	$963,210
Over 1 year through 5 years	1,838,143	1,822,395	2,164,607	2,168,897	2,018,874	2,030,570
After 5 years through 10 years	9,331,311	9,338,264	8,806,941	8,801,373	4,197,608	4,214,392
Over 10 years	5,997,100	6,043,018	6,084,324	6,126,441	7,245,845	7,419,186

	$17,848,305	$17,894,123	$17,870,120	$17,918,952	$14,411,498	$14,627,358

The Bank recognized gross realized gains of $39,641 and $73,270 on securities for the three months ended March 31, 2011 and 2010, respectively (unaudited) and $228,721 and $655,399 on securities during the years ended December 31, 2010 and 2009, respectively.

As of March 31, 2011 (unaudited), December 31, 2010 and December 31, 2009 there were no pledged securities.

The amortized cost and fair value of securities held to maturity are as follows:

	March 31, 2011 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Municipal bonds	$807,976	$-	$27,705	$780,271

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Municipal bonds	$808,351	$-	$32,221	$776,130

The Bank had no securities held to maturity at December 31, 2009.

The amortized cost and fair value of securities held to maturity by contractual maturity is as follows:

	At March 31, 2011 (unaudited)		At December 31, 2010
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Under 1 year	$—	$—	$—	$—
Over 1 year through 5 years	317,158	309,440	317,304	306,980
After 5 years through 10 years	490,818	470,831	491,047	469,150
Over 10 years	—	—	—	—

	$807,976	$780,271	$808,351	$776,130

Management has the ability and intent to hold the securities classified as held to maturity until they mature, at which time the Bank will receive full value for the securities. Furthermore, as of March 31, 2011, management does not have the intent to sell any of the securities classified as available for sale and believes that it is more likely than not that the Bank will not have to sell any such securities before a recovery of cost. Management believes that unrealized losses on debt securities were primarily the result market interest rates. None of changes in credit risk issues have been identified which would cause management to believe the declines in fair value shown in the following tables are other than temporary.

Below are schedules of securities available for sale and held to maturity with unrealized losses aggregated by length of time of continual loss position:

Securities available for sale:

	March 31, 2011 (unaudited)
	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. Government agency	$1,450,095	$21,740	$—	$—	$1,450,095	$21,740
Mortgaged-backed securities	4,774,197	13,371	—	—	4,787,568	13,371

	$6,224,292	$35,111	$—	$—	$6,237,663	$35,111

	December 31, 2010
	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. Government agency	$1,445,317	$25,343	$—	$—	$1,445,317	$25,343
Mortgaged-backed securities	7,027,118	22,861	—	—	7,049,979	22,861

	$8,472,435	$48,204	$—	$—	$8,495,296	$48,204

	December 31, 2009
	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. Government agency	$4,867,124	$26,631	$—	$—	$4,867,124	$26,631

Securities held to maturity:

	March 31, 2011 (unaudited)
	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
Municipal bonds	$780,271	$27,705	$—	$—	$780,271	$27,705

	December 31, 2010
	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
Municipal bonds	$776,130	$32,221	$—	$—	$776,130	$32,221

3.	LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at March 31, 2011 and December 31, 2010 and 2009 are summarized as follows:

	At March 31,	At December 31,
	2011	2010	2009
	(unaudited)
Residential owner occupied - first lien	$39,443,754	$39,977,829	$40,750,398
Residential owner occupied - junior lien	4,157,443	3,891,565	5,132,833
Residential non-owner occupied (investor)	9,439,447	9,832,946	7,311,648
Construction/land	158,764	871,816	1,204,706
Commercial owner occupied	3,029,031	2,373,067	1,314,466
Other commercial loans	4,927,679	4,469,043	887,315
Consumer loans	217,646	211,676	298,741

	61,373,764	61,627,942	56,900,107
Net deferred fees and inprocess accounts	(51,850)	(43,827)	(45,719)
Allowance for loan losses	(633,000)	(675,000)	(644,000)

	$60,688,914	$60,909,115	$56,210,388

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank’s lending area. Nonresidential and construction loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

Loans are extended only after evaluation by management of customers’ creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 85% of the appraised value of a property at time of origination. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multifamily residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

Allowance for Loan Losses and Recorded Investment in Loans

	For the Three Months Ended March 31, 2011 (unaudited)
	Residential owner occupied - first lien	Residential owner occupied -junior lien	Residential non owner occupied (investor)	Construction/land
Allowance for loan losses:
Beginning balance	$342,354	$25,711	$102,990	$5,293
Charge-offs	—	—	42,253	—
Recoveries	—	—	—	—
Provision	(19,085)	(10,328)	17,787	(5,293)

Ending Balance	$323,269	$15,383	$78,524	$—

Ending balance: individually evaluated for impairment	$114,370	$—	$—	$—

Ending balance: collectively evaluated for impairment	$208,899	$15,383	$78,524	$—

Loans:
Ending balance	$39,443,754	$4,157,443	$9,439,447	$158,764

Ending balance: individually evaluated for impairment	$1,223,703	$—	$—	$—

Ending balance: collectively evaluated for impairment	$38,220,051	$4,157,443	$9,439,447	$158,764

	Commercial owner occupied	Other commercial loans	Consumer loans	Total
Allowance for loan losses:
Beginning balance	$24,247	$174,405	$—	$675,000
Charge-offs	—	—	—	42,253
Recoveries	—	—	—	—
Provision	7,107	10,065	—	253

Ending Balance	$31,354	$184,470	$—	$633,000

Ending balance: individually evaluated for impairment	$—	$136,808	$—	$251,178

Ending balance: collectively evaluated for impairment	$31,354	$47,662	$—	$381,822

Loans:
Ending balance	$3,029,031	$4,927,679	$217,646	$61,373,764

Ending balance: individually evaluated for impairment	$—	$631,492	$—	$1,855,195

Ending balance: collectively evaluated for impairment	$3,029,031	$4,296,187	$217,646	$59,518,569

	For the Year Ended December 31, 2010
	Residential owner occupied - first lien	Residential owner occupied - junior lien	Residential non- owner occupied (investor)	Construction/land
Allowance for loan losses:
Beginning balance	$359,671	$42,137	$53,106	$147,102
Charge-offs	162,431	14,447	—	143,060
Recoveries	2,707	—	—	—
Provision	121,957	(12,702)	57,045	27,605

Ending Balance	$321,904	$14,988	$110,151	$31,647

Ending balance: individually evaluated for impairment	$143,066	$—	$42,253	$—

Ending balance: collectively evaluated for impairment	$178,838	$14,988	$67,898	$31,647

Loans:
Ending balance	$39,977,829	$3,891,565	$9,832,946	$871,816

Ending balance: individually evaluated for impairment	$1,603,059	$—	$678,553	$—

Ending balance: collectively evaluated for impairment	$38,374,770	$3,891,565	$9,154,393	$871,816

	Commercial owner occupied	Other commercial loans	Consumer loans	Total
Allowance for loan losses:
Beginning balance	$6,621	$33,869	$1,494	$644,000
Charge-offs	—	29,580		349,518
Recoveries	—	—		2,707
Provision	16,109	169,291	(1,494)	377,811

Ending Balance	$22,730	$173,580	$—	$675,000

Ending balance: individually evaluated for impairment	$—	$127,869	$—	$313,188

Ending balance: collectively evaluated for impairment	$22,730	$45,711	$—	$361,812

Loans:
Ending balance	$2,373,067	$4,469,043	$211,676	$61,627,942

Ending balance: individually evaluated for impairment	$—	$634,369	$—	$2,915,981

Ending balance: collectively evaluated for impairment	$2,373,067	$3,834,674	$211,676	$58,711,961

Credit Quality Indicators

Credit risk profile by internally assigned grade

	At March 31, 2011 (unaudited)
	Residential owner occupied - first lien	Residential owner occupied - junior lien	Residential non- owner occupied (investor)	Construction/land
Non-classified	$37,952,266	$4,157,443	$9,181,429	$158,764
Special Mention	267,785	—	258,018	—
Substandard	1,223,703	—	—	—
Doubtful	—	—	—	—

Total	$39,443,754	$4,157,443	$9,439,447	$158,764

	Commercial owner occupied	Other commercial loans	Consumer loans	Total
Non-classified	$3,029,031	$4,296,187	$217,646	$58,992,766
Special Mention	—	—	—	525,803
Substandard	—	631,492	—	1,855,195
Doubtful	—	—	—	—

Total	$3,029,031	$4,927,679	$217,646	$61,373,764

	At December 31, 2010
	Residential owner occupied -first lien	Residential owner occupied - junior lien	Residential non- owner occupied (investor)	Construction/land
Non-classified	$38,247,769	$3,790,490	$8,896,375	$871,816
Special Mention	127,001	101,075	258,018	—
Substandard	1,603,059	—	678,553	—
Doubtful	—	—	—	—

Total	$39,977,829	$3,891,565	$9,832,946	$871,816

	Commercial owner occupied	Other commercial loans	Consumer loans	Total
Non-classified	$2,166,564	$3,834,674	$211,676	$58,019,364
Special Mention	206,503	—	—	692,597
Substandard	—	634,369	—	2,915,981
Doubtful	—	—	—	—

Total	$2,373,067	$4,469,043	$211,676	$61,627,942

•

Special mention - A Special Mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special Mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

•

Substandard - Substandard loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.

•

Doubtful - Loans classified Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.

•

Loss - Loans classified Loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be effected in the future.

Loans classified special mention, substandard doubtful or loss are reviewed at least quarterly to determine their appropriate classification. Non-classified commercial loan relationships greater than $50,000 are reviewed annually. Non-classified residential mortgage loans and consumer loans are not evaluated unless a specific event occurs to raise the awareness of possible credit deterioration.

Impaired Loans

	At or For the Three Months Ended March 31, 2011 (unaudited)
	Residential owner occupied - first lien	Residential owner occupied - junior lien	Residential non-owner occupied (investor)	Construction /land	Commercial owner occupied	Other commercial loans	Consumer loans	Total
With no related allowance recorded:
Recorded Investment	$573,833	$—	$—	$—	$—	$—	$—	$573,833
Unpaid Principal Balance	573,833	—	—	—	—	—	—	573,833
Average recorded investment	672,566	—	—	—	—	—	—	672,566
Interest income that would have been recognized	9,855	—	—	—	—	—	—	9,855
Interest income recognized (cash basis)	6,249	—	—	—	—	—	—	6,249
Interest income foregone	3,606	—	—	—	—	—	—	3,606
With an allowance recorded:
Recorded Investment	$649,870	$—	$—	$—	$—	$631,492	$—	$1,281,362
Unpaid Principal Balance	649,870	—	—	—	—	$631,492	—	1,281,362
Related Allowance	114,370	—	—	—	—	136,808	—	251,178
Average recorded investment	740,815	—	339,277	—	—	632,931	—	1,713,022
Interest income that would have been recognized	9,097	—	5,297	—	—	13,051	—	27,445
Interest income recognized (cash basis)	8,993	—	—	—	—	7,518	—	16,511
Interest income foregone	104	—	5,297	—	—	5,533	—	10,934
Total
Recorded Investment	$1,223,703	$—	$—	$—	$—	$631,492	$—	$1,855,195
Unpaid Principal Balance	1,223,703	—	—	—	—	631,492	—	1,855,195
Related Allowance	114,370	—	—	—	—	136,808	—	251,178
Average recorded investment	1,413,381	—	339,277	—	—	632,931	—	2,385,588
Interest income that would have been recognized	18,952	—	5,297	—	—	13,051	—	37,300
Interest income recognized (cash basis)	15,242	—	—	—	—	7,518	—	22,760
Interest income foregone	3,710	—	5,297	—	—	5,533	—	14,540

	At or For the Year Ended December 31, 2010
	Residential owner occupied - first lien	Residential owner occupied - junior lien	Residential non-owner occupied (investor)	Construction /land	Commercial owner occupied	Other commercial loans	Consumer loans	Total
With no related allowance recorded:
Recorded Investment	$771,299	$—	$—	$—	$—	$342,316	$—	$1,113,615
Unpaid Principal Balance	771,299	—	—	—	—	342,316	—	1,113,615
Average recorded investment	1,001,347	152,399	200,325	—	—	323,069	—	1,677,139
Interest income that would have been recognized	59,655	24,425	9,842	—	—	25,240	—	119,162
Interest income recognized	13,788	33,203	14,007	—	—	13,947	—	74,945
Interest income foregone	45,867	(8,778)	(4,165)	—	—	11,293	—	44,217
With an allowance recorded:
Recorded Investment	$831,760	$—	$678,553	$—	$—	$292,053	$—	$1,802,366
Unpaid Principal Balance	831,760	—	678,553	—	—	292,053	—	1,802,366
Related Allowance	116,108	—	69,405	—	—	127,869	—	313,382
Average recorded investment	457,090	27,889	676,869	207,336	—	64,327	—	1,433,511
Interest income that would have been recognized	59,001	104	42,473	19,288	—	18,097	—	138,963
Interest income recognized	39,235	—	—	—	—	9,060	—	48,295
Interest income foregone	19,766	104	42,473	19,288	—	9,037	—	90,668
Total
Recorded Investment	$1,603,059	$—	$678,553	$—	$—	$634,369	$—	$2,915,981
Unpaid Principal Balance	1,603,059	—	678,553	—	—	634,369	—	2,915,981
Related Allowance	116,108	—	69,405	—	—	127,869	—	313,382
Average recorded investment	1,458,437	180,288	877,194	207,336	—	387,395	—	3,110,650
Interest income that would have been recognized	118,656	24,529	52,315	19,288	—	43,337	—	258,125
Interest income recognized	53,023	33,203	14,007	—	—	23,007	—	123,240
Interest income foregone	65,633	(8,674)	38,308	19,288	—	20,330	—	134,885

Interest income recognized on a cash basis on impaired loans for the year ended December 31, 2009 was $94,042.

An aged analysis of past due loans are as follows:

	At March 31, 2011 (unaudited)
	Residential owner occupied - first lien	Residential owner occupied - junior lien	Residential non-owner occupied (investor)	Construction /land	Commercial owner occupied	Other commercial loans	Consumer loans	Total
Current	$37,873,840	$4,157,443	$9,439,447	$158,764	$3,029,031	$4,296,187	$215,552	$59,170,264
30-59 days past due	617,816	—	—	—	—	—	2,094	619,910
60-89 days past due	116,157	—	—	—	—	—	—	116,157
Greater than 90 days past due	835,941	—	—	—	—	631,492	—	1,467,433

Total past due	1,569,914	—	—	—	—	631,492	2,094	2,203,500

Total	$39,443,754	$4,157,443	$9,439,447	$158,764	$3,029,031	$4,927,679	$217,646	$61,373,764

	At December 31, 2010
	Residential owner occupied - first lien	Residential owner occupied - junior lien	Residential non-owner occupied (investor)	Construction /land	Commercial owner occupied	Other commercial loans	Consumer loans	Total
Current	$37,315,028	$3,790,490	$9,154,393	$871,816	$2,350,120	$3,834,674	$211,676	$57,316,521
30-59 days past due	1,059,742	45,839	—	—	—	—	—	1,105,581
60-89 days past due	—	55,236	—	—	22,947	—	—	78,183
Greater than 90 days past due	1,603,059	—	678,553	—	—	634,369	—	2,915,981

Total past due	2,662,801	101,075	678,553	—	22,947	634,369	—	4,099,745

Total	$39,977,829	$3,891,565	$9,832,946	$871,816	$2,373,067	$4,469,043	$211,676	$61,416,266

Transactions in the allowance for loan losses are summarized as follows:

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2011	2010	2010	2009
	(unaudited)
Average total loans outstanding during period	$61,468,868	$57,738,992	$61,347,642	$60,260,767

Balance at beginning of period	$675,000	$644,000	$644,000	$358,000
Recoveries of loans previously charged-off	—	2,706	2,706	—
Loans charged-off	(42,253)	(206,457)	(349,517)	(143,290)

Net charge-offs	(42,253)	(203,751)	(346,811)	(143,290)
Provision charged to operating expenses	253	115,751	377,811	429,290

Balance at end of period	$633,000	$556,000	$675,000	$644,000

Ratio of net charge-offs to average loans	0.28%	1.43%	0.57%	0.24%

Nonaccrual loans are as follows:

	At March 31,	At December 31,
	2011	2010	2009
	(unaudited)
Nonaccrual loans with a valuation allowance	$1,281,362	$1,802,366	$1,695,558
Nonaccrual loans without a valuation allowance	573,833	1,113,615	1,680,760

Total nonaccrual loans	$1,855,195	$2,915,981	$3,376,318

Allowance for loan loss related to nonaccrual loans	$251,178	$313,382	$361,471

As of March 31, 2011, the $1.9 million in nonaccrual balances represented four loan relationships with the largest relationship balance being approximately $631,000 (unaudited). On December 31, 2010, the $2.9 million in nonaccrual loans represented seven loan relationships with the largest amount being approximately $679,000. On December 31, 2009 the $3.4 million in nonaccrual loans represented thirteen loan relationships with the largest amount being approximately $822,000.

Troubled debt restructures (“TDRs”) are modifications of loans to assist borrowers who are unable to meet the original terms of their loans, in an effort to minimize the potential loss on the loan. As of March 31, 2011, there was $650,000 included as nonaccrual loans and $1.4 million included as performing loans (unaudited). As of December 31, 2010 and 2009 there were $389,500 and $826,496, respectively included as nonaccrual loans and $811,889 and $265,720, respectively included as performing loans.

Loans to officers and directors and their affiliates had the following activity:

	At March 31,	At December 31,
	2011	2010	2009
	(unaudited)
Balance at beginning of period	$453,079	$292,829	$379,613
New loans	—	236,336	75,011
Principal repayments	(6,444)	(76,086)	(161,795)

Balance at end of period	$446,635	$453,079	$292,829

The Bank utilizes financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments are limited to commitments to originate mortgage loans and home equity loans and involves to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

Loan origination commitments amounted to $916,000 (unaudited), $779,650 and $1,030,000 at March 31, 2011 and December 31, 2010 and 2009, respectively, with fixed rates of 4.50% to 6.00%, 6.25% to 6.75% and 4.75% to 6.375%, respectively. Unfunded lines of credit on home equity loans and commercial lines of credit were $1,831,127 (unaudited), $1,700,678 and $1,830,373 at March 31, 2011 and December 31, 2010 and 2009, respectively.

The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at March 31, 2011 (unaudited) and December 31, 2010 and 2009 as a liability for credit loss related to these commitments.

4.	PREMISES AND EQUIPMENT

A summary of premises and equipment is as follows:

		At March 31,	At December 31,
	Useful Lives	2011	2010	2009
		(unaudited)
Land		$33,918	$33,918	$33,918
Building and improvements	10 -39 years	1,442,637	1,442,637	1,096,616
Furniture and equipment	3 - 7 years	432,054	432,053	340,200
Fixed assets in process		62,171	29,718	—

		1,970,780	1,938,326	1,470,734
Accumulated depreciation		460,646	424,028	467,990

Net premises and equipment		$1,510,134	$1,514,298	$1,002,744

In April 2010, the Bank entered into a five-year lease agreement for its relocated Westminster branch. The Bank pays its own operating expenses, including real estate taxes, insurance, utilities, maintenance and repairs. Rent expense for the three months ended March 31, 2011 and 2010 totaled $11,071 and $5,610, respectively (unaudited) and for the years ended December 31, 2010 and 2009 totaled $31,592 and $20,820, respectively.

At December 31, 2010 the total rental commitment under this lease is as follows:

Year ended December 31,
2011	$42,831
2012	43,688
2013	44,562
2014	45,453
2015	30,806
2016 and thereafter	—

$207,340

5.	FEDERAL HOME LOAN BANK OF ATLANTA STOCK

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”) based on two components. The first component is a stock requirement that is equal to 0.20% of the member’s total assets as of the preceding year end. The second component is a stock requirement that is equal to 4.50% of the member’s outstanding borrowings.

6. DEPOSITS

Deposit	account balances are as follows:

	At March 31, 2011	At December 31,
		2010	2009
	(unaudited)
Non-interest bearing checking accounts	$1,681,943	$1,142,847	$1,069,844
Interest-bearing checking accounts	2,947,041	2,718,530	2,169,427
Savings accounts	1,799,843	1,645,000	1,818,628
Premium savings accounts	23,856,909	24,052,826	22,431,504
Money market accounts	2,594,563	2,131,696	—
IRA accounts, non-certificate	13,254,150	13,385,126	13,937,725
Certificates of deposit	38,555,697	39,450,233	40,639,399
Non-account based deposits	239,333	240,399	358,751

	$84,929,479	$84,766,657	$82,425,278

Certificates of deposit scheduled maturities are as follows:

	March 31, 2011	December 31, 2010
	(unaudited)
Period to Maturity:
Less Than or Equal to One Year	$15,677,883	$16,903,013
More Than One to Two Years	10,663,921	8,022,709
More Than Two to Three Years	9,203,081	10,967,795
More Than Three to Four Years	1,089,168	1,745,076
More Than Four to Five Years	1,921,644	1,811,640

	$38,555,697	$39,450,233

The aggregate amount of time deposits with a minimum denomination of $100,000 was $12,035,189 (unaudited), $12,310,087 and $12,956,832 at March 31, 2011 and December 31, 2010 and 2009, respectively.

7.	BORROWINGS

In August, 2008, the Bank borrowed a $5,000,000 variable rate advance from the Federal Home Loan Bank of Atlanta (“FHLB”) due August 12, 2018. Interest rate as of December 31, 2010 is 2.29%.

The Bank also has an available line of credit with the FHLB of $9,000,000 of which $5,000,000 has been drawn as discussed above. The line is secured by FHLB stock and a blanket lien on the Bank’s residential first mortgage loan portfolio.

8.	RETIREMENT PLAN

The Bank established a 401(k) Profit Sharing Plan in 2010 replacing the previous defined contribution profit sharing retirement plan. The 401(k) is open to all eligible employees. Employer contributions to the plans and related expense totaled $0, $0 and $11,000 for the three months ended March 31, 2011 for the years ended December 31, 2010 and 2009, respectively. Contributions are based on a percentage of eligible compensation and are subject to the approval of the Board of Directors.

9.	INCOME TAXES

The provision for income taxes consists of the following:

	For the Three Months Ended March 31,	For the Years Ended December 31,
	2011	2010	2009
	(unaudited)
Current (benefit) expense:
Federal	$(8,559)	$(70,620)	$14,539
State	(2,263)	(18,674)	4,892

	(10,822)	(89,294)	19,431
Deferred (benefit) expense:
Federal	13,091	(28,604)	(16,933)
State	3,462	(7,564)	(4,478)

	16,553	(36,168)	(21,411)

Income tax (benefit) expense	$5,731	$(125,462)	$(1,980)

The provision for income taxes as compared to the statutory rate for federal income taxes is reconciled as follows:

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2011 (unaudited)		2010		2009
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Expected tax at federal statutory rate	$9,379	34.00%	$(88,785)	(34.00)%	$895	34.00%
State income tax, net of federal income tax benefit	406	1.47	(17,319)	(6.65)	—	—
BOLI income	(4,054)	(14.69)	(19,358)	(7.40)	(2,874)	(109.2)

	$5,731	20.78%	$(125,462)	(48.05)%	$(1,979)	(75.20)%

The components of the net deferred tax asset included in other assets are as follows:

	At March 31,	At December 31,
	2011	2010	2009
	(unaudited)
Deferred tax assets:
Allowance for loan losses	$249,719	$266,288	$254,058
Reserve for uncollected interest	63,049	70,282	71,644
Deferred loan origination fees	20,455	17,444	18,147
Net operating loss carryforward	19,480	15,209	—
Other	7,661	7,302	—

Total deferred tax assets	360,364	376,525	343,849
Deferred tax liabilities:
Federal Home Loan Bank of Atlanta stock dividends	(22,329)	(22,329)	(22,326)
Net unrealized gains on securities available-for-sale	(18,327)	(19,532)	(86,344)
Depreciation on premises and equipment	(11,311)	(18,504)	(21,999)

Total deferred tax liabilities	(51,967)	(60,365)	(130,669)

Net deferred tax assets	$308,397	$316,160	$213,180

As of December 31, 2010, the Bank had net operating loss carryforwards of approximately $39 thousand which begin to expire in 2030. These net operating loss carryforwards may be used to offset future income taxes payable, however the Bank may be subject to alternative minimum tax. Their realization is dependent on future taxable income and may be subject to limits under IRC Section 382.

The Bank was allowed a special bad debt deduction at various percentages of otherwise taxable income for years through December 31, 1987. If the amounts which qualified as deductions for income tax purposes prior to December 31, 1987 are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to income tax at the then current corporate rate. Retained earnings at December 31, 2010 and 2009 include $655,000 of such bad debt deductions for which no provision for income tax has been provided. The Bank is no longer subject to U.S. federal tax examinations by tax authorities for years before 2007.

10.	FAIR VALUE MEASUREMENTS

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) Topic 825 “Financial Instruments” which provides guidance on the fair value option for financial assets and liabilities. This guidance permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into an Association commitment. Subsequent changes must be recorded in earnings.

Simultaneously with the adoption of ASC 825, the Bank adopted ASC 820, Fair Value Measurements, effective January 1, 2008. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under ASC 820, fair value measurements are not adjusted for transaction costs. ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below.

Level 1	Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2	Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The types of instruments valued based on quoted market prices in active markets include most U.S. government and agency securities, liquid mortgage products, active listed equities and most money market securities. Such instruments are generally classified within Level 1 or Level 2 of the fair value hierarchy. As required by ASC 820, the Bank does not adjust the quoted price for such instruments.

Assets measured at fair value on a recurring basis comprise the following asset classes:

The types of instruments valued based on quoted prices in markets that are not active, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency include most investment-grade and high-yield corporate bonds, less liquid mortgage products, less liquid equities, state, municipal and provincial obligations, and certain physical commodities. Such instruments are generally classified within Level 2 of the fair value hierarchy.

Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or market value. Market value is measured based on the value of the collateral securing these loans and is classified within Level 3 in the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable. The value of real estate collateral is determined based on appraisal by qualified licensed appraisers hired by the Company. The value of business equipment, inventory and accounts receivable collateral is based on the net book value on the business’ financial statements and, if necessary, discounted based on management’s review and analysis. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, and/or management’s expertise and knowledge of the client and client’s business. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

Foreclosed assets are adjusted for fair value upon transfer of loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value and fair value. Fair value is based upon independent market prices, appraised value of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market prices, the Bank records the foreclosed asset as nonrecurring Level 3.

Assets measured at fair value on a recurring basis comprise the following asset classes:

	March 31, 2011 (unaudited)
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale	$17,894,123	$—	$17,894,123	$—

	December 31, 2010
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale	$17,918,951	$—	$17,918,951	$—

	December 31, 2009
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale	$14,627,358	$—	$14,627,358	$—

Assets measured at fair value on a non-recurring basis comprise the following asset classes:

	March 31, 2011 (unaudited)
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$1,855,195	$—	$—	$1,855,195
Foreclosed real estate	826,300			826,300

	December 31, 2010
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$2,915,981	$—	$—	$2,915,981
Foreclosed real estate	190,000			190,000

	December 31, 2009
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$3,376,318	$—	$—	$3,376,318
Foreclosed real estate	60,000			60,000

The following table shows a reconciliation of the beginning and ending balances for Level 3 assets:

	Impaired Loans	Foreclosed Real Estate
Balance, January 1, 2010	$3,376,318	$60,000
Total realized and unrealized gains and (losses):
Included in net income	(346,811)	(18,544)
Included in other comprehensive income	—	—
Purchases, issuances and settlements	—	—
Transfers in and/or out of Level 3	(113,526)	148,544

Balance, December 31, 2010	$2,915,981	$190,000
Total realized and unrealized gains and (losses):
Included in net income (unaudited)	(42,253)	—
Included in other comprehensive income	—	—
Purchases, issuances and settlements	—	—
Transfers in and/or out of Level 3 (unaudited)	(1,018,533)	636,300

Balance, March 31, 2011 (unaudited)	$1,855,195	$826,300

11.	REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting principles. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted total assets (as defined). Management believes, as of March 31, 2011 and December 31, 2010 and 2009, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2010, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since the notification that management believes have changed the Bank’s category.

The following table presents the Bank’s capital position based on the March 31, 2011 and December 31, 2010 and 2009 financial statements:

	Actual Amount	Ratio	For Capital Adequacy Purposes Amount	Ratio	To be well Capitalized Under Prompt Corrective Action Provisions Amount	Ratio
	(Dollars in thousands)
March 31, 2011 (unaudited)
Tangible capital (to adjusted total assets)	$5,770	6.0%	$1,443	1.5%	N/A	N/A
Tier 1 capital (to adjusted total assets)	5,654	5.9%	3,833	4.0%	4,792	5.0%
Tier 1 capital (to risk-based assets)	5,654	12.2%	N/A	N/A	2,781	6.0%
Total risk-based capital (to risk-based assets)	6,236	13.4%	3,723	8.0%	4,553	10.0%
December 31, 2010
Tangible capital (to adjusted total assets)	$5,748	6.0%	$1,437	1.5%	N/A	N/A
Tier 1 capital (to adjusted total assets)	5,633	5.9%	3,819	4.0%	4,774	5.0%
Tier 1 capital (to risk-based assets)	5,633	12.4%	N/A	N/A	2,726	6.0%
Total risk-based capital (to risk-based assets)	6,202	13.6%	3,648	8.0%	4,553	10.0%
December 31, 2009
Tangible capital (to adjusted total assets)	$5,884	6.4%	$1,379	1.5%	N/A	N/A
Tier 1 capital (to adjusted total assets)	5,884	6.2%	3,796	4.0%	4,745	5.0%
Tier 1 capital (to risk-based assets)	5,884	14.4%	N/A	N/A	2,452	6.0%
Total risk-based capital (to risk-based assets)	6,167	15.7%	3,142	8.0%	3,928	10.0%

12.	SUBSEQUENT EVENTS

The Bank evaluated subsequent events for recognition used for disclosure through the date of the Independent Auditors’ report, the date the financial statements were available to be issued.

On February 28, 2011, the Bank’s Board of Directors approved a plan (the “Plan”) to convert from a state-chartered mutual savings bank to a state-chartered stock savings bank form of organization, subject to approval by its members. The Plan, which includes formation of a holding company to own all of the outstanding capital stock of the Bank, is subject to approval by the FDIC and the State of Maryland’s Department of Financial Regulation and includes the filing of a registration statement with the Securities and Exchange Commission.

The cost of conversion and issuing and selling the capital stock will be deferred and deducted from the proceeds of the offering. In the event the conversion and offering are not completed, all deferred costs will be charged to operations. Through March 31, 2011, the Bank had incurred $97,609 in conversion costs (unaudited), which were recorded as a prepaid cost in other assets.

The Plan calls for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal of the Bank. It is anticipated that any shares not purchased in the subscription offering will be offered in a community offering. The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account discussed below or the regulatory capital requirements imposed by the FDIC.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Carroll Bancorp, Inc. or Carroll Community Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Carroll Bancorp, Inc. or Carroll Community Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 448,500 Shares of

COMMON STOCK

par value $0.01 per share

(Subject to Increase to up to 515,775 Shares)

CARROLL BANCORP, INC.

(Proposed Holding Company for

Carroll Community Bank)

PROSPECTUS

Stifel Nicolaus Weisel

[Prospectus Date]

Until [expiration date] or 90 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount (1)
*	Registrant’s Legal Fees and Expenses	$165,000
*	Registrant’s Accounting Fees and Expenses	35,000
	Conversion Agent and Data Processing Fees	25,000
*	Marketing Agent Fees (1)	175,000
*	Marketing Agent Expenses (Including Legal Fees and Expenses)	65,000
	Appraisal Fees and Expenses	35,000
*	Printing, Postage, Mailing and EDGAR Fees	104,000
*	Filing Fees (Maryland Office of the Commissioner of Financial Regulation, SEC and blue sky)	10,000
*	Transfer Fees and Expenses
*	Business Plan Fees and Expenses	34,000
*	Proxy Solicitation	10,000
*	Other	2,000

*	Total	$660,000

*	Estimated

(1)	Carroll Bancorp, Inc. has retained Stifel, Nicolaus & Company, Incorporated to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the adjusted maximum of the offering range.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Carroll Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification,	etc. of Directors and Officers

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation, or at its request, any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met, and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or action by the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation	of Liability.

An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between Carroll Community Bank, and Stifel, Nicolaus & Company, Incorporated*

1.2	Form of Agency Agreement between Carroll Bancorp, Inc., Carroll Community Bank and Stifel, Nicolaus & Company, Incorporated*

2	Amended Plan of Conversion*

3.1	Amended & Restated Articles of Incorporation of Carroll Bancorp, Inc. *

3.2	Bylaws of Carroll Bancorp, Inc. *

4	Form of Common Stock Certificate of Carroll Bancorp, Inc. *

5	Opinion of Ober, Kaler, Grimes & Shriver, P.C. regarding legality of securities being registered**

8	Form of Tax Opinion of Ober, Kaler, Grimes & Shriver, P.C.**

10.1	Form of Carroll Community Bank Employee Stock Ownership Plan*

10.2	Employment Agreement between Carroll Community Bank and Russell J. Grimes dated November 10, 2008*

10.3	Form of Employment Agreement between Carroll Bancorp, Inc., Carroll Community Bank and Russell J. Grimes *

10.4	Form of Change in Control Agreement with Michael J. Gallina, Tina M. Blankenship, Donna M. Frederick and George Peck*

10.5	Records Processing Services Agreement between Carroll Community Bank, and Stifel, Nicolaus & Company, Incorporated*

10.6	Shopping Center Lease by and between Washington Real Estate Investment Trust and Carroll Community Bank*

23.1	Consent of Ober, Kaler, Grimes & Shriver, P.C. (contained in Opinions included as Exhibits 5 and 8)**

23.2	Consent of Stegman & Company

23.3	Consent of RP Financial, LC.*

24	Power of Attorney (previously included on signature page of original filing of registration statement)

99.1	Appraisal Agreement between Carroll Community Bank and RP Financial, LC. *

99.2	Letter of RP Financial, LC. with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC. *+

99.4	Marketing Materials*

99.5	Stock Order Form*

99.6	Business Plan Agreement with FinPro, Inc. *

99.7	Form of proxy card for Carroll Community Bank*

99.8	Updated Appraisal Report of RP Financial, LC.*+

*	Previously filed
**	To be filed by amendment
+	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T and are available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the financial statements or related notes.

Item 17.	Undertakings:

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchase.

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Sykesville, State of Maryland on July 28, 2011.

CARROLL BANCORP, INC.

By:	/s/ RUSSELL J. GRIMES
Russell J. Grimes
President, Chief Executive Officer and Director (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ RUSSELL J. GRIMES Russell J. Grimes	President, Chief Executive Officer and Director (Principal Executive Officer)	July 28, 2011

/S/ MICHAEL J. GALLINA Michael J. Gallina	Chief Financial Officer (Principal Financial and Accounting Officer)	July 28, 2011

/S/ C. TODD BROWN* C. Todd Brown	Chairman of the Board	July 28, 2011

/S/ R. WAYNE BARNES* R. Wayne Barnes	Director	July 28, 2011

/S/ GILBERT L. FLEMING* Gilbert L. Fleming	Director	July 28, 2011

/S/ BRIAN L. HAIGHT* Brian L. Haight	Vice-Chairman	July 28, 2011

/S/ NANCY L. PARKER* Nancy L. Parker	Director	July 28, 2011

/S/ GERALD L. STURGILL* Gerald L. Sturgill	Director	July 28, 2011

/S/ CHARLES E. WEHLAND* Charles E. Wehland	Vice-Chairman	July 28, 2011

*By:	/s/ RUSSELL J. GRIMES
Russell J. Grimes, pursuant to power of attorney